Exhibit 4.1

SECOND AMENDED AND RESTATED MASTER INDENTURE

DATED AS OF MAY 20, 2014

BETWEEN

SPIRIT MASTER FUNDING, LLC,

AS AN ISSUER,

SPIRIT MASTER FUNDING II, LLC,

AS AN ISSUER,

SPIRIT MASTER FUNDING III, LLC,

AS AN ISSUER,

AND

CITIBANK, N.A.

AS INDENTURE TRUSTEE

NET-LEASE MORTGAGE NOTES

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Exhibits

Exhibit A-1	Form of Restricted Global Net-Lease Mortgage Note

Exhibit A-2	Form of Regulation S Global Net-Lease Mortgage Note

Exhibit A-3	Form of Definitive Global Net-Lease Mortgage Note

Exhibit B	Form of Trustee Report

Exhibit C-1	Form of Transferor Certificate for Transfers of Definitive Notes

Exhibit C-2	Form of Transferee Certificate for Transfers of Definitive Notes

Exhibit D-1	Form of Transfer Certificate for Transfers From Regulation S Global Note to Restricted Global Note

Exhibit D-2	Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note During the Restricted Period

Exhibit D-3	Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note After the Restricted Period

Exhibit D-4	Form of Regulation S Letter for Exchange of Interests in the Temporary Regulation S Global Note for Interests in the Permanent Regulation S Global Note

Exhibit E-1	Form of Certificate with Respect to Information Request by Beneficial Owner

Exhibit E-2	Form of Certificate with Respect to Information Request by Prospective Purchaser

Exhibit F	Form of NRSRO Certification

Schedules

Schedule I-A	Representations and Warranties with Respect to Mortgage Loans

Schedule I-B	Representations and Warranties with Respect to Mortgaged Properties (Other than Mortgaged Properties Securing Mortgage Loans Included in the Collateral Pool) and Leases

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SECOND AMENDED AND RESTATED MASTER INDENTURE, dated as of May 20, 2014, among Spirit Master Funding, LLC (an “Issuer”), Spirit Master Funding II, LLC (an “Issuer”), Spirit Master Funding III, LLC (an “Issuer” and, together with Spirit Master Funding, LLC and Spirit Master Funding II, LLC, the “Issuers”), and Citibank, N.A., a national banking association, not in its individual capacity, but solely as Indenture Trustee (the “Indenture Trustee”) under this Indenture.

PRELIMINARY STATEMENT

The Issuers (as defined herein) have duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of one or more series of Net-Lease Mortgage Notes (collectively, the “Notes”), to be issued pursuant to this Indenture. The Notes issuable under this Indenture shall be issued in series (each, a “Series”), as from time to time may be created by supplements (each, a “Series Supplement”) to this Indenture.

In connection with each Series of Notes issued under this Indenture, the applicable Issuers may enter into agreements with other entities that will provide credit enhancement or other protection for the Holders of a Series of Notes and the applicable Issuers will incur obligations under the terms of such agreements.

All things necessary to make the Notes, when the Notes are executed by the applicable Issuers and authenticated and delivered by the Indenture Trustee hereunder and duly issued by such Issuers, the valid and legally binding obligations of such Issuers enforceable in accordance with their terms, and to make this Indenture a valid and legally binding agreement of such Issuers enforceable in accordance with its terms, have been done.

GRANTING CLAUSE

Each of the Issuers hereby Grants to the Indenture Trustee on the applicable Series Closing Date, for the benefit of the Indenture Trustee and the Noteholders, all of such Issuer’s right, title and interest in and to the assets of such Issuer, whether now owned or hereafter acquired by such Issuer, or in which such Issuer now has or at any time in the future may acquire any right, title or interest, together with the assets of any other Issuers (individually, the “Collateral” and, collectively, the “Collateral Pool”), including, without limitation, (i) such Issuer’s Mortgaged Properties (other than Mortgaged Properties securing Mortgage Loans), (ii) each of the Leases with respect to such Mortgaged Properties and all payments required thereunder on and after the applicable First Collateral Date with respect thereto, (iii) such Issuer’s Mortgage Loans and all payments required thereunder on and after the applicable First Collateral Date with respect thereto, (iv) all of such Issuer’s right, title and interest in all fixtures and reserves and escrows, if any, related to such Issuer’s Mortgaged Properties, (v) any guarantees of and security for the Tenants’ obligations under the Leases, including any security deposits thereunder, (vi) all of such Issuer’s rights under the applicable Performance Undertaking and Environmental Indemnity Agreement, (vii) all of such Issuer’s rights (but none of its obligations) under the Property Transfer Agreements, (viii) the Collection Account, the Release Account, the Lockbox Accounts, the Cashflow Coverage Reserve Account, the Payment Account, any sub-accounts of such accounts and any other accounts established under the Transaction Documents for purposes of receiving, retaining and distributing amounts received in respect of the Collateral Pool and making payments to the holders of the Notes and making distributions to the holders of the LLC Interests, and all funds and Permitted Investments as may from time to time be deposited therein, (ix) all present and future claims, demands and causes of action in respect of the foregoing, and (x) all proceeds of the foregoing of every kind and nature whatsoever, including, without limitation, all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property that at any time constitute all or part of or are included in the proceeds of the foregoing.

The foregoing Grants are made in trust to secure the payment of principal of and interest on, and any other amounts owing in respect of, the Notes, and to secure compliance with the provisions of this Indenture, all as provided in this Indenture and each Series Supplement. Any amounts, proceeds or other property expressly released from the lien of the Indenture shall cease to constitute “Collateral” and shall cease to be part of the “Collateral Pool”.

LIMITED RECOURSE

The obligation of the Issuers to make payments of principal of and interest on the Notes are limited recourse obligations of the applicable Issuers that are secured solely by and are payable solely from the related Collateral and only to the extent proceeds and distributions on such Collateral are allocated for their benefit under the terms of this Indenture. The holders of the Notes shall have no recourse to any other assets of the Issuers. In the event the Collateral has been exhausted and any of the Notes have not been paid in full, then any and all amounts that are still due on such Notes shall be extinguished and shall not revive, and such Notes shall be cancelled.

GENERAL COVENANT

IT IS HEREBY COVENANTED AND DECLARED that the Notes are to be authenticated and delivered by the Indenture Trustee on the applicable Series Closing Dates, that the Collateral is to be held by or on behalf of the Indenture Trustee and that moneys in or from the Collateral Pool are to be applied by the Indenture Trustee for the benefit of the Noteholders, subject to the further covenants, conditions and trusts hereinafter set forth, and each Issuer does hereby represent and warrant, and covenant and agree, to and with the Indenture Trustee, for the equal and proportionate benefit and security of each Noteholder, as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 1.01 Definitions.

Whenever used in this Indenture, including in the Preliminary Statement, the Granting Clause and the General Covenant hereinabove set forth, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section 1.01 or, if not specified in this Section 1.01, then in the Property Management Agreement.

“1933 Act”: The Securities Act of 1933, as amended, and the rules, regulations and published interpretations of the SEC promulgated thereunder from time to time.

“1939 Act”: The Trust Indenture Act of 1939, as amended, and the rules, regulations and published interpretations of the SEC promulgated thereunder from time to time.

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules, regulations and published interpretations of the SEC promulgated thereunder from time to time.

“17g-5 Information Provider”: The Indenture Trustee, acting in such capacity, or other party as specified in the applicable Series Supplement.

“17g-5 Website”: The internet website of the 17g-5 Information Provider, initially located at www.sf.citidirect.com under the tab “NRSRO”, access to which is limited to Rating Agencies and NRSROs who have provided an NRSRO Certification.

“Account Control Agreement”: As defined in the Property Management Agreement.

“Accrual Period”: With respect to any Class of Notes, as defined in the applicable Series Supplement.

“Act”: As defined in Section 12.05.

“Additional Rent”: As defined in the Property Management Agreement.

“Additional Servicing Compensation”: As defined in the Property Management Agreement.

“Advance”: As defined in the Property Management Agreement.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Collateral Value”: On any date of determination, the sum of the Collateral Values of the Mortgage Loans and Mortgaged Properties (that do not otherwise secure Mortgage Loans), that are included in the Collateral Pool, in each case as of such date of determination.

“Aggregate Note Principal Balance”: For any date of determination and any Series, the sum of the Class Principal Balances of each Class of Notes of such Series.

“Aggregate Series Principal Balance”: On any date of determination, the sum of the Aggregate Note Principal Balances of each outstanding Series, in each case after giving effect to any payments of principal on such date.

“Anticipated Repayment Date”: For any Series of Notes, the Anticipated Repayment Date for such Series of Notes, as specified in the related Series Supplement.

“Applicable Laws”: As defined in Section 10.03(a).

“Applicable Series Closing Date”: As defined in the Property Management Agreement.

“Appraised Value”: As defined in the Property Management Agreement.

“Authenticating Agent”: As defined in Section 2.02(b).

“Authorized Officer”: With respect to each Issuer, any person who is authorized to act for such Issuer and who is identified on the list delivered by such Issuer to the Indenture Trustee on each Series Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Automotive Dealerships and Retailers”: A Business Sector comprised of all retail automotive establishments, including auto dealers–new and used (SIC 5511), auto dealers– used only (SIC 5521), auto parts retailers (SIC 5531), motorcycle dealers (SIC 5571) and general automotive repair shops (SIC 7538).

“Automotive Parts and Services”: A Business Sector comprised of all retail automotive establishments, including auto parts retailers (SIC 5531), automotive services, except repair and carwashes (SIC 7549), tire retreading and repair shops (SIC 7534), general automotive repair shops (SIC 7538), automotive glass repair shops (SIC 7536) and top, body and upholstery repair shops and paint shops (SIC 7532).

“Available Amount”: As defined in the Property Management Agreement.

“Average Cashflow Coverage Ratio”: As defined in the Property Management Agreement.

“Back-Up Fee”: As defined in the Property Management Agreement.

“Back-Up Manager”: As defined in the Property Management Agreement.

“Bank”: Citibank, N.A., a national banking association, in its individual capacity and not as Indenture Trustee, or any successor thereto.

“Banking Facilities”: A Business Sector comprised of consumer banking and credit union locations (SIC 6061).

“Bankruptcy Code”: As defined in the Property Management Agreement.

“Book-Entry Custodian”: Initially, the Indenture Trustee and thereafter, such other bank or trust company as the Indenture Trustee shall appoint pursuant to Section 2.06(a).

“Book-Entry Note”: Any Note registered in the name of the Depository or its nominee.

“Borrower”: As defined in the Property Management Agreement.

“Building Material”: A Business Sector comprised of wholesale lumber and other construction materials (SIC 5030).

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions are authorized or obligated by law or executive order to remain closed in New York, New York, Scottsdale, Arizona, or any other city in which the principal office of the Issuer, the Primary Servicing Office of the Property Manager or the Special Servicer or the Indenture Trustee’s Office is located.

“Business Sector”: With respect to any Industry Group, any of the following business sectors: Automotive Dealerships and Retailers, Automotive Parts and Services, Banking Facilities, Building Material, Car Washes, Convenience Stores, Courier Delivery Services and Retailer Distribution Facilities, Department Stores and Discount Stores, Distribution, Drug Stores, Education Facilities, Gas/Propane Facilities, Health Clubs/Gyms, Interstate Travel Plazas, Light Manufacturing, Medical Offices and Specialty Medical Facilities, Movie Theaters, Other/Industrial, Plumbing/Electrical Facilities, Recreational Facilities, Restaurants, Specialty Retailers and Supermarkets. Additional Business Sectors may be indicated in any of the Series Supplements.

“Car Washes”: A Business Sector comprised of facilities that provide cleaning, washing and waxing and services for cars, trucks, vans and trailers (SIC 7542).

“Cash”: Coin or currency of the United States or immediately available federal funds, including such funds delivered by wire transfer.

“Cashflow Coverage Ratio”: As defined in the Property Management Agreement.

“Cashflow Coverage Reserve Account”: The segregated account established in the name of the Indenture Trustee pursuant to Section 2.18 hereof.

“Cashflow Shortfall Amount”: As defined in Section 2.18(d).

“Class”: Collectively, all of the Notes bearing the same Series, alphabetical and, if applicable, numerical class designations.

“Class Principal Balance”: With respect to any Class of Notes and any date of determination, the aggregate initial principal amount specified in the applicable Series Supplement for such Class of Notes, as such amount is reduced by (x) any payments of principal actually made on the Notes of such Class prior to such date of determination and (y) the principal balance of any Notes of such Class canceled prior to the date of determination.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collateral”: As defined in the Granting Clause hereto.

“Collateral Agency Agreement”: The Second Amended, Restated and Consolidated Collateral Agency Agreement, dated as of May 20, 2014, among the Collateral Agent, the Issuers, each Joining Party Issuer (as defined in the Collateral Agency Agreement), each Joining Party Lender (as defined in the Collateral Agency Agreement), Spirit Realty and Spirit SPE Warehouse Funding, LLC, as amended, supplemented or modified from time to time and any other collateral agency agreement as set forth in a Series Supplement.

“Collateral Agent”: Citibank, N.A., a national banking association, in its capacity as collateral agent under this Indenture and the Collateral Agency Agreement, or its successor in interest, or any successor collateral agent appointed as provided in the Collateral Agency Agreement.

“Collateral Defect”: As defined in the Property Management Agreement.

“Collateral Pool”: As defined in the Granting Clause hereto.

“Collateral Pool Expenses”: As defined in Section 2.11(b).

“Collateral Value”: As defined in the Property Management Agreement.

“Collection Account”: As defined in the Property Management Agreement.

“Collection Period”: As defined in the Property Management Agreement.

“Condemnation Proceeds”: As defined in the Property Management Agreement.

“Control Person”: With respect to any Person, any director, officer, partner, member, manager, employee or agent of such Person or any other Person that constitutes a “controlling person” within the meaning of Section 15 of the 1933 Act.

“Controlling Party”: With respect to any Series, as defined in the applicable Series Supplement.

“Convenience Stores”: A Business Sector comprised of all retail establishments classified as convenience stores (SIC 5412), gasoline service stations (5541) and general automotive repair shops (SIC 7538).

“Corrected Lease”: As defined in the Property Management Agreement.

“Corrected Loan”: As defined in the Property Management Agreement.

“Courier Delivery Service and Retailer Distribution Facilities”: A Business Sector comprised of distribution and other facilities involved in the air, surface or combined delivery of parcels by retailers, including (i) courier services, except by air (SIC 4215) and (ii) air courier services (SIC 4513).

“Cure Party”: As defined in the Property Management Agreement.

“Current Cashflow Coverage Ratio”: With respect to any Determination Date, the Cashflow Coverage Ratio for the Collection Period most recently ended.

“Custodian”: U.S. Bank National Association, a national banking association or a custodian on its behalf, or its successor in interest.

“Custody Agreement”: The Second Amended and Restated Custody Agreement, dated as of May 20, 2014, among the Issuers, the Trustee, the Custodian and any joining party issuers, each as a co-issuer, as the same may be amended.

“Defaulted Asset”: As defined in the Property Management Agreement.

“Deferred Post ARD Additional Interest”: With respect to any Payment Date and any Series of Notes, the applicable accrued and unpaid Post-ARD Additional Interest from any prior Payment Date in respect of the Notes of such Series. The Post-ARD Additional Interest with respect to each Class of Notes will be calculated on a 30/360 basis or actual/360 basis, as indicated in the applicable Series Supplement.

“Deficiency”: As defined in Section 2.15.

“Definitive Note”: As defined in Section 2.06(a).

“Delinquent Asset”: As defined in the Property Management Agreement.

“Department Stores and Discount Stores”: A Business Sector comprised of drug stores and proprietary stores (SIC 5912).

“Depository”: The Depository Trust Company or any successor depository hereafter named as contemplated by Section 2.06. The nominee of the initial Depository, for purposes of registering such Notes that are Book-Entry Notes, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(4) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: As to any Payment Date, the 7th day of the month in which such Payment Date occurs or, if such 7th day is not a Business Day, the Business Day immediately succeeding such 7th day.

“Distribution”: A Business Sector comprised of athletic goods (SIC 3949) and service establishment equipment and supplies (SIC 5087).

“Drug Stores”: A Business Sector comprised of all retail establishments classified as drug stores and proprietary stores (SIC 5912) that offer pharmacy services and general retail (and are not grocery store locations).

“Early Amortization Event”: An Early Amortization Event will occur (A) as of any Determination Date, if the Average Cashflow Coverage Ratio for such Determination Date is less than the Early Amortization Threshold; provided that, following the occurrence of any such Early Amortization Event, if, as of any date of determination, the Cashflow Coverage Ratio as of the three most recent Determination Dates (including any Determination Date occurring on such date of determination) exceeded the Early Amortization Threshold as of such date of determination, then such Early Amortization Event will be deemed to be cured for all purposes and no longer continuing as of such date of determination; (B) if an Event of Default shall have occurred and shall not have been cured or waived in accordance with this Indenture; (C) if the Issuers do not repay the Class Principal Balance of any Class of Notes in full on or prior to the Anticipated Repayment Date for such Class of Notes, provided, that if the Class Principal Balance of such Class of Notes is subsequently repaid in full, then such Early Amortization Event will be deemed to have been cured for all purposes and no longer continuing; or (D) if any other “Early Amortization Event” occurs as may be set forth in a Series Supplement that is specified as applying to any Series (but only with respect to such Series for which such “Early Amortization Event” applies). An Early Amortization Event under clause (A) of the definition above may only be cured two times in any calendar year and may be cured no more than five times in total (after which such Early Amortization Event may no longer be cured).

“Early Amortization Threshold”: An amount that is equal to 1.10; provided, that the Issuers may in their sole discretion increase such amount, provided that the Rating Agency Notification Condition is satisfied with respect to such increase.

“Education Facilities”: A Business Sector comprised of universities (SIC 8221), vocational schools (SIC 8249), child day care services (SIC 8351) and elementary and secondary schools (SIC 8211).

“Eligible Account”: Any of (i) a segregated account maintained with a federal or state-chartered depository institution or trust company, the long-term deposit or long-term unsecured debt obligations of which (or of such institution’s parent holding company) are rated “A-” or better by S&P (or such other criteria set forth in the most recent Series Supplement), if the deposits are to be held in the account for more than 30 days, or the short-term deposit or short-term unsecured debt obligations of which (or of such institution’s parent holding company) are rated “A-1” by S&P (or such other criteria set forth in the most recent Series Supplement) if the deposits are to be held in the account for 30 days or less, in any event at any time funds are on deposit therein, (ii) a segregated trust account maintained with a federal- or state-chartered depository institution or trust company acting in its fiduciary capacity, which, in the case of a state-chartered depository institution or trust company is subject to regulations regarding fiduciary funds on deposit therein substantially similar to 12 C.F.R. § 9.10(b), and which, in either case, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority, or (iii) any other account that is acceptable to the Rating Agencies (as evidenced by written confirmation from such Rating Agencies); provided, that in the event that any of the accounts no longer qualifies as an Eligible Account under this definition, the Issuers shall promptly, and in no event later than thirty (30) calendar days following such account failing to qualify as an Eligible Account, direct the Indenture Trustee to remit all funds in such account to a specified Eligible Account. Eligible Accounts may bear interest.

“Environmental Indemnity Agreement”: Each Environmental Indemnity Agreement, dated as of the applicable Series Closing Date, executed by the applicable Issuer in favor of the Indenture Trustee and the other beneficiaries thereunder, as the same may be amended, supplemented or otherwise modified from time to time.

“Environmental Law”: As defined in Section 10.07.

“Environmental Lien”: As defined in Section 10.07.

“Environmental Release”: As defined in Section 10.07.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Event of Default”: As defined in Section 4.01.

“Excess Cashflow”: With respect to any Payment Date, consists of Additional Rent and any Excess Insurance Proceeds received by the Issuers during the related Collection Period.

“Excess Insurance Proceeds”: As of any Determination Date, the excess, if any, of (a) the amounts released in respect of casualty insurance policies related to the Mortgaged Properties during the preceding Collection Period minus (b) the sum of (i) the amount necessary to reimburse the Property Manager, Back-Up Manager or the Indenture Trustee for any Property Protection Advances made with respect to casualties relating to such casualty insurance policies, and (ii) the repair or replacement costs (as determined by the Property Manager) associated with such casualties on the Mortgaged Properties, as applicable.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Extraordinary Expense Cap”: An amount equal to the greater of (i) the product of $250,000 and the number of then outstanding Series and (ii) 0.070% of the Aggregate Series Principal Balance (determined as of the most recent Series Closing Date (including the date hereof) and the commencement of each calendar year thereafter) per calendar year and 1/12 of such amount per Collection Period (such amount to be cumulative for each Collection Period in a calendar year if not used, although any such cumulative amount will not be carried forward into the next calendar year).

“Extraordinary Expenses”: Unanticipated expenses required to be borne by the applicable Issuers, that consist of, among other things: (i) amounts to be paid for the transfer of the Loan Files, Lease Files and other administrative expenses incurred in connection with the sale or transfer of Leases, Mortgage Loans and Mortgaged Properties by such Issuers; (ii) payments to each party entitled thereto of amounts for certain expenses and liabilities as specified in this Indenture (including Section 5.04(a)(2)), the Notes, the Custody Agreement, the Property Management Agreement, the applicable LLC Agreements or any other agreement related thereto; (iii) costs and expenses incurred in connection with environmental remediation with respect to any Mortgaged Property included in the Collateral Pool or securing a Mortgage Loan included in the Collateral Pool, (iv) indemnities payable by the Issuers under any Transaction Document; and (v) unless otherwise specified, payments for the advice of counsel and the cost of opinions of counsel in connection with any Transaction Document.

“FDIC”: Federal Deposit Insurance Corporation or any successor.

“Final Payment Date”: With respect to any Class of Notes, the Payment Date on which the final payment on such Notes is made hereunder by reason of all principal, interest and other amounts due and payable on such Notes having been paid and/or such Notes having been cancelled.

“First Collateral Date”: With respect to any Mortgaged Property or Mortgage Loan, (i) in the event that such Mortgaged Property or Mortgage Loan was owned by an Issuer on the Series Closing Date on which such Issuer first became an Issuer, such Series Closing Date, or (ii) otherwise, the Transfer Date with respect thereto.

“Foreclosure Proceeding”: Any proceeding, non-judicial sale or power of sale or other proceeding (judicial or non-judicial) for the foreclosure, sale or assignment of any Mortgage Loan, Mortgaged Property or Lease or any other Collateral under any Mortgage.

“GAAP”: Such accounting principles as are generally accepted in the United States.

“Gas/Propane Facilities”: A Business Sector comprised of distribution facilities that store and distribute propane to retail outlets (such as convenience or home improvement stores) that allow consumers to have their propane tanks refilled (similar to businesses classified under SIC 5169).

“Grant”: To mortgage, pledge, bargain, sell, warrant, alienate, demise, convey, assign, transfer, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of Collateral shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, without limitation, the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of such Collateral and all other moneys and proceeds payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything which the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Ground Lease”: As defined in the Property Management Agreement.

“Guaranty”: As defined in the Property Management Agreement.

“Hazardous Materials”: As defined in Section 10.07.

“Health Clubs/Gyms”: A Business Sector (SIC 7991) comprised of facilities that offer services that promote health and physical well-being.

“Hedge Agreement”: With respect to any Series, as defined in the applicable Series Supplement.

“Hedge Counterparty”: With respect to any Series, as defined in the applicable Series Supplement.

“Hedge Counterparty Account”: With respect to any Series, as defined in the applicable Series Supplement.

“Indenture”: This instrument as originally executed or as it may be supplemented, amended or modified from time to time pursuant to the applicable provisions hereof, including, with respect to any Series, the related Series Supplement.

“Indenture Trustee”: Citibank, N.A., a national banking association, in its capacity as trustee under this Indenture, or its successor in interest, or any successor trustee appointed as provided in this Indenture.

“Indenture Trustee Fee”: As of any date of determination, a per annum amount equal to the product of (x) $10,000 and (y) the number of Series of Notes Outstanding as of such date of determination.

“Indenture Trustee’s Office”: The corporate trust office of the Indenture Trustee at which at any particular time its mortgage-backed securities trust business with respect to this Indenture shall be administered, which office at the date of the execution of this Indenture is located at (i) solely for purposes of the transfer, surrender or exchange of Notes, 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310 Attention: Agency and Trust: Spirit Master Funding and (ii) for all other purposes, 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Agency and Trust-Spirit Master Funding, or at such other address as the Indenture Trustee or Note Registrar may designate from time to time.

“Independent”: As defined in the Property Management Agreement.

“Industry Group”: As defined in the Property Management Agreement.

“Initial Closing Date”: July 26, 2005.

“Initial Purchaser”: With respect to a Series of Notes, any Person named as such in the applicable Series Supplement or any successor thereto.

“Interested Person”: Any Issuer, any Issuer Member, the Property Manager, the Special Servicer or an Affiliate of any such Person.

“Interstate Travel Plazas”: A Business Sector comprised of travel plaza operations (SIC 5411 and SIC 5541).

“Issuers”: Each of Spirit Master Funding, LLC, a Delaware limited liability company, Spirit Master Funding II, LLC, a Delaware limited liability company, Spirit Master Funding III, LLC, a Delaware limited liability company, or their successors in interest, and any other party designated as an “Issuer” in any Series Supplement, or its successors in interest, as the context may require. References to a “related” or “applicable” Issuer shall refer to the Issuer that owns the Collateral or has issued or co-issued the Notes being addressed.

“Issuer Advances”: As defined in Section 2.11(b).

“Issuer Expense Cap”: An amount equal to 0.050% of the Aggregate Series Principal Balance (determined as of the most recent Series Closing Date (including the date hereof) and the commencement of each calendar year thereafter) per calendar year and 1/12 of such amount per Collection Period; provided, that, if the Rating Condition is satisfied, the Issuer Expense Cap will be such higher amount as proposed by an Issuer in its sole discretion.

“Issuer Expenses”: With respect to the Collateral Pool, the costs and expenses relating to the Collateral Pool for (i) general liability insurance policies maintained by the applicable Issuers as owners of the Mortgaged Properties, or such Issuers’ respective proportionate shares of premiums with respect to general liability insurance policies maintained by Affiliates of such Issuers, (ii) casualty insurance policies maintained by the applicable Issuers, or such Issuers’ respective proportionate shares of premiums with respect to casualty insurance policies maintained by Affiliates of such Issuers, to insure casualties not otherwise insured by any related Tenant due to a default by such Tenant under the insurance covenants of its Lease or because any related Tenant permitted to self-insure fails to pay for casualty losses, and (iii) state franchise taxes prohibited by law from being passed through by an Issuer as lessor to a Tenant.

“Issuer Order”: A written order signed in the name of an Issuer by a Responsible Officer of such Issuer.

“Issuer Request”: A written request signed in the name of an Issuer by a Responsible Officer of such Issuer.

“Issuer’s Office”: For any of Spirit Master Funding, LLC, Spirit Master Funding II, LLC or Spirit Master Funding III, LLC, the principal office of such Issuer, which office as of the date hereof is located at 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, facsimile number: 480-606-0820, Attention: Ryan Berry, General Counsel. The principal office of any Issuer (other than Spirit Master Funding, LLC, Spirit Master Funding II, LLC and Spirit Master Funding III, LLC) is located at the address provided in the related LLC Agreement.

“Lease”: As defined in the Property Management Agreement.

“Lease Due Date”: With respect to a Lease, the day of each calendar month on which the Monthly Lease Payment with respect thereto is due.

“Lease File”: As defined in the Custody Agreement.

“Leasehold Mortgaged Property”: A Mortgaged Property for which an Issuer (or the applicable Borrower, in the case of a Mortgaged Property securing a Mortgage Loan) does not own fee title to the related property, but instead has entered into a ground lease with the owner of the property and therefore possesses a leasehold estate in such property, along with title to the buildings and other improvements located on such property.

“Legal Final Payment Date”: With respect to any Class of Notes, the date specified in the applicable Series Supplement.

“Letter of Representations”: With respect to any Series of Notes, the Letter of Representations, dated the applicable Series Closing Date, among the Depository, the Indenture Trustee and the applicable Issuers.

“Light Manufacturing”: A Business Sector comprised of specialty textile manufacturers (SIC 2299), specialty plastics manufacturers (SIC 2820), motor vehicle parts and accessories manufacturers (SIC 3714), sporting and athletic goods (SIC 3949), a ready-mixed concrete manufacturers (SIC 3273), iron and steel forgings (SIC 3462) and corrugated and solid fiber box manufacturing (SIC 2653).

“Liquidation Fee”: As defined in the Property Management Agreement.

“Liquidation Proceeds”: As defined in the Property Management Agreement.

“LLC Agreement”: As defined in the Property Management Agreement.

“LLC Interests”: As defined in the Property Management Agreement.

“Loan Due Date”: With respect to a Mortgage Loan, the first day of each calendar month on which the Monthly Loan Payment with respect thereto is due, without giving effect to any subsequent change or modification by the Property Manager or Special Servicer pursuant to the Property Management Agreement or any bankruptcy or similar proceeding with respect to the Borrower.

“Loan File”: As defined in the Custody Agreement.

“Lockbox Account”: As defined in the Property Management Agreement.

“Make Whole Payment”: With respect to the Notes of any Series, an amount specified in the applicable Series Supplement.

“Maturity”: With respect to any Note, the date as of which the principal of and interest on such Note has become due and payable as herein provided, whether on the Legal Final Payment Date, by acceleration or otherwise.

“Maximum Asset Concentrations”: As defined in the most recent Series Supplement.

“Medical Office and Specialty Medical Facilities”: A Business Sector comprised of specialty hospitals (SIC 8069) and offices and clinics of doctors of medicine (SIC 8011).

“Monthly Lease Payment”: As defined in the Property Management Agreement.

“Monthly Loan Payment”: As defined in the Property Management Agreement.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgage”: As defined in the Property Management Agreement.

“Mortgage Loan”: As defined in the Property Management Agreement.

“Mortgage Loan Schedule”: As defined in the Property Management Agreement.

“Mortgaged Property”: As defined in the Property Management Agreement.

“Mortgaged Property Schedule”: As defined in the Property Management Agreement.

“Movie Theaters”: A Business Sector comprised of the primary initial distribution channels for new motion picture releases (SIC 7832).

“New Issuance”: As defined in Section 2.04(c).

“Nonrecoverable Advance”: As defined in the Property Management Agreement.

“Note”: Any of the Issuers’ Net Lease Mortgage Notes, executed, authenticated and delivered hereunder and under the related Series Supplements, substantially in the forms attached as Exhibit A hereto.

“Note Interest”: On any Payment Date for any Class of Notes, the interest accrued during the related Accrual Period at the Note Rate for such Class, applied to the Class Principal Balance of such Class on such Payment Date before giving effect to any payments of principal on such Payment Date. The Note Interest with respect to each Class of Notes will be calculated on a 30/360 basis or actual/360 basis, as indicated in the applicable Series Supplement.

“Note Owner”: With respect to a Book-Entry Note, the Person who is the beneficial owner of such Note as reflected on the books of the Depository, a Depository Participant or an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Note Principal Balance”: With respect to any Note and any date of determination, the initial outstanding principal amount of such Note specified on such Note, as such amount is reduced by (x) any payments of principal actually made on such Note prior to such date of determination and (y) the principal amount of such Note canceled prior to the date of determination.

“Note Rate”: With respect to any Class of Notes, the note interest rate specified in the applicable Series Supplement.

“Note Register”: As defined in Section 2.05(a).

“Note Registrar”: Initially, the Indenture Trustee and thereafter, such other bank or trust company as the Indenture Trustee shall appoint pursuant to Section 2.05(a).

“Noteholder” or “Holder”: With respect to any Note, the Person in whose name such Note is registered on the Note Register maintained pursuant to Section 2.05. All references herein to “Noteholders” shall reflect the rights of Note Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Noteholder” or “Holder” only the Person in whose name a Note is registered in the Note Register as of the related Record Date.

“Notice of Default”: As defined in Section 5.02.

“NRSRO”: Any nationally recognized statistical rating organization, as the term is used in federal securities laws, including, without limitation, the Rating Agencies.

“NRSRO Certification”: A certification executed by a NRSRO in favor of the 17g-5 Information Provider (with a copy to the Indenture Trustee) substantially in the form attached as Exhibit F hereto or such other form as provided by the 17g-5 Information Provider (which may also be submitted electronically via the Indenture Trustee’s internet website), certifying that such person is a NRSRO and if such Person is not a Rating Agency, providing the certifications required under Exchange Act Rule 17g-5(e), upon which the 17g-5 Information provider may conclusively rely for purposes of granting such NRSRO access to the 17g-5 Website.

“Officer’s Certificate”: A certificate signed by any Responsible Officer of an Issuer or of the Property Manager or Special Servicer, as the case may be.

“Opinion of Counsel”: A written opinion of counsel (which shall be rendered by counsel that is Independent of the Issuers, the Issuer Members and the Indenture Trustee) in form and substance reasonably acceptable to and delivered to the addressees thereof.

“Optional Repayment Date”: As set forth in the applicable Series Supplement.

“Originators”: As defined in the Property Management Agreement.

“Other/Industrial”: A Business Sector comprised of coated fabrics, not rubberized (SIC 2295), nonwoven fabrics (SIC 2297), ready-mixed concrete manufacturers (SIC 3273), iron and steel forgings (SIC 3462), miscellaneous fabricated wire products (SIC 3496) and motor vehicle parts and accessories (SIC 3714).

“OTS”: Office of Thrift Supervision or any successor thereto.

“Outstanding”: When used with respect to Notes, means, as of any date of determination, any Note theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore canceled by the Note Registrar or delivered to the Note Registrar for cancellation (other than any Note as to which any amount that has become due and payable in respect thereof has not been paid in full);

(ii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Note Registrar proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the applicable Issuers; and

(iii) Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore deposited with the Indenture Trustee in trust for the Holders of such Notes pursuant to Section 7.01; provided that if such Notes or portions thereof are to be redeemed, notice of redemption has been duly given pursuant to this Indenture;

provided, however, that in determining whether the Holders of the requisite amount or percentage have given any request, demand, authorization, vote, direction, notice, consent or waiver hereunder, Notes owned by an Interested Person shall be disregarded and deemed not to be Outstanding (unless any such Person or Persons owns all the Notes), except that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Indenture Trustee actually knows to be so owned shall be so disregarded. Notes owned by an Interested Person which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Note Registrar in its sole discretion the pledgee’s right to act with respect to such Notes and that the pledgee is not an Interested Person.

“Ownership Interest”: As to any Note, any ownership or security interest in such Note as held by the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: As defined in the Property Management Agreement.

“P&I Shortfall”: As defined in the Property Management Agreement.

“Payment Account”: The segregated account established in the name of the Indenture Trustee pursuant to Section 2.10(a).

“Payment Date”: The 20th day of each calendar month, or, if such 20th day is not a Business Day, the next succeeding Business Day, commencing with respect to each Series on the date specified in the applicable Series Supplement.

“Payoff Amount”: As defined in the Property Management Agreement.

“Percentage Interest”: With respect to any Note of any Class, the fraction, expressed as a percentage, the numerator of which is the initial Note Principal Balance of such Note on the applicable Series Closing Date as set forth on the face thereof, and the denominator of which is the initial Class Principal Balance of such Class on the applicable Series Closing Date.

“Percentage Rent”: As defined in the Property Management Agreement.

“Performance Undertaking”: Each Performance Undertaking, dated as of the applicable Series Closing Date, executed by Spirit Realty in favor of the applicable Issuer or Issuers and the other beneficiaries specified therein, as the same may be amended or otherwise modified.

“Permanent Regulation S Global Note”: As defined in Section 2.01(c).

“Permitted Exceptions”: With respect to any Mortgaged Property, Mortgage Loans and/or Leases, as applicable, (i) liens for real estate taxes and special assessments not yet due and payable or due but not yet delinquent, (ii) covenants, conditions and restrictions, rights-of-way, easements and other matters of public record, such exceptions being of a type or nature that are acceptable to mortgage lending institutions generally, (iii) Third Party Purchase Options, (iv) other matters to which like properties are commonly subject, which matters referred to in clauses (i), (ii), (iii) and (iv) do not, individually or in the aggregate, (x) in the case of Mortgaged Properties securing Mortgage Loans, materially interfere with the value of the Mortgaged Loan, or do not materially interfere or restrict the current use or operation of the applicable Mortgaged Property or do not materially interfere with the security intended to be provided by the Mortgage, the current use or operation of the Mortgaged Property or the current ability of the Mortgaged Property to generate net operating income sufficient to service the Mortgage Loan or (y) in the case of Mortgaged Properties which do not secure Mortgage Loans, materially interfere with the value of such Mortgaged Property, or do not materially interfere or restrict the current use or operation of such Mortgaged Property relating to the Lease or do not materially interfere with the security intended to be provided by any mortgage, the current use or operation of the Mortgaged Property or the current ability of the Mortgaged Property to generate net operating income sufficient to service the Lease.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, joint-stock company, estate, trust, association, unincorporated organization, or any federal, state, county or municipal government or any political subdivision thereof.

“Plan”: Any one of: (i)(A) an “employee benefit plan”, as defined in Section 3(3) of ERISA that is subject to the provisions of Title I of ERISA, or (B) a “plan”, as defined in Section 4975 of the Code, that is subject to the provisions of Section 4975 of the Code; or (ii) an entity whose underlying assets include assets of any such employee benefit plan or plan by reason of an investment in an entity by such employee benefit plan or plan.

“Plumbing/Electrical Facilities”: A Business Sector that encompasses wholesale operations that supply plumbing, electrical and related products primarily to contractors as opposed to the general public (SIC 5070) and service establishment equipment and supplies (SIC 5087).

“Post-ARD Additional Interest”: For any Payment Date after the Anticipated Repayment Date of any applicable Class of Notes, an amount equal to (X) the Class Principal Balance of such Class on such Payment Date before giving effect to any payments of principal on such Payment Date multiplied by (Y) the Post-ARD Additional Interest Rate for such Class of Notes. The Post-ARD Additional Interest with respect to each Class of Notes will be calculated on a 30/360 basis or actual/360 basis, as indicated in the applicable Series Supplement.

“Post-ARD Additional Interest Rate”: With respect to any applicable Class of Notes, the rate specified in the applicable Series Supplement.

“Principal Redemption Amount”: As defined in Section 7.01(b).

“Principal Terms”: With respect to any Series: (i) the name or designation of such Series; (ii) the initial principal amount of the Notes to be issued for such Series; (iii) the interest rate to be paid with respect to such Series (or method for the determination thereof); (iv) the Mortgage Loans and Mortgaged Properties pledged to the Indenture Trustee in connection with such Series; (v) the designation of any Series Accounts and the terms governing the operation of any such Series Accounts; (vi) the terms of any form of Series Enhancement with respect to such Series; (vii) the Legal Final Payment Date for each Class of such Series; and (viii) such other terms and provisions as may be specified in the applicable Series Supplement with respect to the related Notes and the Collateral Pool.

“Pro Rata Share” With respect to any Series and any Payment Date and any amount, the product of (i) such amount and (ii) the result of (x) the sum of the Class Principal Balances of each Class of Notes of such Series divided by (y) the sum of the Class Principal Balances of each Class of Notes of all outstanding Series.

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Property Insurance Proceeds”: As defined in the Property Management Agreement.

“Property Management Agreement”: The Second Amended and Restated Property Management and Servicing Agreement, dated as of May 20, 2014, among the Issuers, Spirit Realty, as Property Manager and Special Servicer, the Back-Up Manager and any joining parties, each as a co-Issuer, as the same may be amended, supplemented or otherwise modified.

“Property Management Fee”: As defined in the Property Management Agreement.

“Property Manager”: As defined in the Property Management Agreement.

“Property Manager Additional Servicing Compensation”: As defined in the Property Management Agreement.

“Property Protection Advance”: As defined in the Property Management Agreement.

“Property Transfer Agreements”: Any agreement between one or more Originators or one or more non-Originators and an Issuer pursuant to which such Issuer acquires, one or more Mortgaged Properties or Mortgage Loans.

“Prospective Purchase Representations”: As defined in Section 2.05(o).

“Protective Mortgage Loan”: As defined in the Property Management Agreement.

“Purchase Option Deficiency”: As defined in the Property Management Agreement.

“Purchase Premium”: As defined in the Property Management Agreement.

“Qualified Institutional Buyer”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Substitute Mortgage Loan”: As defined in the Property Management Agreement.

“Qualified Substitute Mortgaged Property”: As defined in the Property Management Agreement.

“Rating Agency”: With respect to any Class of Notes as of any date of determination, each nationally recognized statistical rating organization that is then rating such Class of Notes at the request of an Issuer.

“Rating Agency Notification Condition”: With respect to any action or event, or proposed action or event, a condition that will be satisfied if (i) written notice (which may be in electronic form) is provided to each Rating Agency (then rating any Notes at the request of any Issuer) prior to such action or event, or such proposed action or event, and (ii) each such Rating Agency, within fifteen Business Days of such notification, has not responded to such notification with a written statement (including in the form of electronic mail or a press release) indicating that the occurrence of such action or event would result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of Notes then rated by such Rating Agency at the request of an Issuer.

“Rating Condition”: With respect to any action or event or proposed action or event, a condition that will be satisfied upon the provision by each Rating Agency (then rating any Notes at the request of any Issuer) of confirmation in writing (including via electronic mail or the publication of a press release) that such action or event, or proposed action or event, will not result in the downgrade, qualification or withdrawal of its then current ratings of any Notes that it is then rating at the request of any Issuer; provided, that the Rating Condition also shall be satisfied with respect to a particular Series in the event 100% of the Noteholders of such Series consent to or approve such action or proposed action or event or proposed action or event.

“Re-Appraised Value”: As defined in the Property Management Agreement.

“Record Date”: As to any Payment Date with respect to Book-Entry Notes, the Business Day immediately preceding such Payment Date. As to any Payment Date with respect to Definitive Notes, the last Business Day of the prior calendar month or, in the case of the initial Payment Date for any Series, the applicable Series Closing Date.

“Recreational Facilities”: A Business Sector (SIC 7999) comprised of all indoor and outdoor amusement and recreational facilities.

“Regulated Substance”: As defined in Section 10.07.

“Regulation S”: Regulation S promulgated under the 1933 Act.

“Regulation S Global Note”: As defined in Section 2.01(c).

“Reinvestment Yield”: For any Series of Notes, as defined in the applicable Series Supplement.

“Release Account”: As defined in the Property Management Agreement.

“Requisite Global Majority”: The Noteholders (other than Spirit Realty or any affiliates thereof) that own in the aggregate more than 66 2/3% of the Aggregate Series Principal Balance (excluding, for the purposes of this determination, any Notes held by Spirit Realty or any of its affiliates).

“Reserve Accounts”: As defined in Section 2.21.

“Resolution”: A copy of a resolution of the board of directors of an Issuer certified by an Authorized Officer of such Issuer to have been duly adopted by such Issuer and to be in full force and effect on the date of such certification.

“Responsible Officer”: When used with respect to any Issuer Member or the Indenture Trustee, any officer of such Issuer Member or the Indenture Trustee, as the case may be (and, in the case of the Indenture Trustee, assigned to its Agency and Trust Division (or any successor thereto) and including any Vice President, Assistant Vice President, Trust Officer, Assistant Secretary Trust Officer or any other officer customarily performing functions with respect to corporate trust matters), and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, in each case having direct responsibility for the administration of this Indenture. When used with respect to the Property Manager, the Back-Up Manager or the Special Servicer, any officer or employee involved in or responsible for the administration or servicing of the Mortgage Loans, Leases or Mortgaged Properties under this Agreement and whose name and specimen signature appear on a list prepared by each party and delivered to the other party, as such list may be amended from time to time by either party.

“Restaurants”: A Business Sector that includes all retail restaurant and foodservice establishments (SIC 5812).

“Restricted Global Note”: As defined in Section 2.01(b).

“Restricted Note”: A Restricted Global Note or a Definitive Note.

“Restricted Period”: With respect to the Notes of any Series, the period of time to and including 40 days after the later of (a) the date upon which such Notes were first offered to any Persons (other than distributors) in reliance upon Regulation S and (b) the applicable Series Closing Date.

“Rule 144A”: Rule 144A promulgated under the 1933 Act.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Scheduled Principal Payment”: With respect to any Series of Notes, as defined in the applicable Series Supplement.

“Scheduled Series Balance”: With respect to any Payment Date and any Series of Notes, as defined in the applicable Series Supplement.

“SEC”: The Securities and Exchange Commission.

“Series”: Any series of Notes issued pursuant to this Indenture.

“Series 2014 Performance Undertaking”: That certain Performance Undertaking, dated as of the date hereof, entered into by Spirit Realty in favor of the Issuers and the other beneficiaries specified therein, as the same may be amended or otherwise modified.

“Series Account”: Any account described in a related Series Supplement as established in the name of the Indenture Trustee for the benefit of the related Noteholders.

“Series Available Amount”: As defined in Section 2.11(b).

“Series Closing Date”: With respect to any Series, the closing date specified in the applicable Series Supplement.

“Series Enhancement”: The rights and benefits provided to the applicable Issuers or the Noteholders of any Series or Class pursuant to any interest rate swap agreement, interest rate cap agreement, reserve account, spread account, guaranteed rate agreement, letter of credit, surety bond, financial guaranty insurance, interest rate protection agreement or other similar agreement. Series Enhancement shall also refer to any agreements, instruments or documents governing the terms of the enhancements mentioned in the previous sentence or under which they are issued, where the context makes sense. The subordination of any Class to another Class shall be deemed to be a Series Enhancement.

“Series Enhancer”: The Person or Persons providing any Series Enhancement, other than (except to the extent otherwise provided with respect to any Series in the related Series Supplement) the Noteholders of any Series or Class which is subordinated to another Series or Class.

“Series Note”: Any one of the Notes with the same Series designation, executed by the applicable Issuers and authenticated by or on behalf of the Indenture Trustee.

“Series Supplement”: With respect to any Series, a supplement to this Indenture, executed and delivered in connection with the original issuance of the Notes of such Series under Section 2.04 hereof, including all amendments thereof and supplements thereto.

“Series Transaction Documents”: With respect to any Series of Notes, any and all of the related Series Supplement, any supplements or amendments to the Transaction Documents, documents related to each Series Enhancement, if any, and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of the applicable Issuers with respect to the issuance and sale of such Series of Notes and specified in the applicable Series Supplement, in each case as the same may from time to time be amended, modified, supplemented or renewed.

“Servicing Standard”: As defined in the Property Management Agreement.

“SIC”: The applicable Standard Industrial Classification code assigned to a particular Business Sector pursuant to the Standard Industrial Classification Manual published by the United States Office of Management and Budget.

“Special Servicer”: As defined in the Property Management Agreement.

“Special Servicer Additional Servicing Compensation”: As defined in the Property Management Agreement.

“Special Servicing Fee”: As defined in the Property Management Agreement.

“Specially Serviced Asset”: As defined in the Property Management Agreement.

“Specially Serviced Lease”: As defined in the Property Management Agreement.

“Specially Serviced Loan”: As defined in the Property Management Agreement.

“Specialty Retailers”: A Business Sector comprised of miscellaneous retail sectors, including nurseries, lawn and garden supply stores (retail) (SIC 5261), furniture stores (SIC 5712), miscellaneous home furnishing stores (SIC 5719), retail computer and music stores (SIC 5735), sporting goods stores and bicycle shops (SIC 5941), miscellaneous retail (SIC 5999), family clothing stores (SIC 5651), wholesale lumber and other construction materials stores (SIC 5030) and services-equipment rental and leasing (SIC 7359).

“Spirit Realty”: Spirit Realty, L.P., a Delaware limited partnership, and its successors and assigns.

“Sub-Management Agreement”: As defined in the Property Management Agreement.

“Sub-Manager”: As defined in the Property Management Agreement.

“Successor Person”: As defined in Section 9.08(a)(i).

“Supermarkets”: A Business Sector that includes all grocery stores (SIC 5411).

“Sweep Period”: Any period (a) commencing on the Determination Date, if any, on which the Current Cashflow Coverage Ratio is less than or equal to the Sweep Period Threshold but greater than the Early Amortization Threshold and (b) continuing until the Current Cashflow Coverage Ratio is greater than the Sweep Period Threshold for each of three consecutive Determination Dates.

“Sweep Period Threshold”: An amount equal to 1.25; provided, that the Issuers may in their sole discretion increase such amount, provided that the Rating Agency Notification Condition is satisfied with respect to such increase.

“Taxes”: As defined in Section 9.03(a).

“Temporary Regulation S Global Note”: As defined in Section 2.01(b).

“Tenant”: With respect to each Lease, the tenant under such Lease and any successor or assign thereof.

“Third Party Purchase Option”: As defined in the Property Management Agreement.

“Total Debt Service”: With respect to any Determination Date, the sum of (a) the aggregate Scheduled Principal Payment and Note Interest with respect to all Classes of Notes, in each case due on the Payment Date relating to such Determination Date (but excluding any principal payment due on the Anticipated Repayment Date with respect to any Notes), (b)(i) the Property Management Fee, (ii) the Special Servicing Fee, if any, (iii) the Back-Up Fee, and (iv) the Indenture Trustee Fee, each as accrued during the Collection Period ending on such Determination Date and (c) any net payment due from the Issuers to any Hedge Counterparty under any applicable Hedge Agreements for such Payment Date (other than termination payments due as a result of a default or termination event with respect to any Hedge Counterparty). For the avoidance of doubt, Post ARD Additional Interest and Deferred Post ARD Additional Interest will not be included in the calculation of Total Debt Service.

“Transaction Documents”: This Indenture, the Custody Agreement, the Property Management Agreement, the Collateral Agency Agreement, the Hedge Agreements, the Property Transfer Agreements, the LLC Agreements and other organizational documents of the Issuers, each Account Control Agreement, the Environmental Indemnity Agreements, the Performance Undertakings and other Series Transaction Documents specified in the related Series Supplement.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation or other form of assignment of any Ownership Interest in a Note.

“Transfer Date”: As defined in the Property Management Agreement.

“Treasury Regulations”: Temporary, final or proposed regulations (to the extent that by reason of their proposed effective date such proposed regulations would apply to the Issuers) of the United States Department of the Treasury.

“Trustee Report”: As defined in Section 6.01(a).

“UCC”: The Uniform Commercial Code as in effect in any applicable jurisdiction.

“UCC Financing Statement”: A financing statement executed and in form sufficient for filing pursuant to the UCC, as in effect in the relevant jurisdiction.

“Unscheduled Principal Payment”: As defined in the Property Management Agreement.

“Unscheduled Proceeds”: As defined in the Property Management Agreement.

“U.S. Person”: As defined in Regulation S.

“Voluntary Prepayment”: Any (i) voluntary redemption of any Class of Notes, in whole or in part, in accordance with the procedures set forth in Section 7.01, or (ii) payment actually made in respect of principal of any Class of Notes on any Payment Date in connection with the application of any Unscheduled Principal Payment (using amounts described in clause (a) of the definition thereof), other than any portion thereof consisting of Property Insurance Proceeds, Condemnation Proceeds and amounts received in respect of a Specially Serviced Asset or a repurchase due to a Collateral Defect.

“Workout Fee”: As defined in the Property Management Agreement.

Section 1.02 Rules of Construction.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(2) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, and, except as otherwise herein expressly provided, the terms “generally accepted accounting principles” or “GAAP” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States;

(3) the word “including” shall be construed to be followed by the words “without limitation”;

(4) article and section headings are for the convenience of the reader and shall not be considered in interpreting this Indenture or the intent of the parties hereto;

(5) the definition of or any reference to any agreement, document or instrument herein shall be construed as referring to such agreement, document or instrument as from time to time amended, restated, supplemented or otherwise modified;

(6) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof, shall refer to such law, constitution, statute, treaty, regulation, rule or ordinance as amended from time to time, and shall include any successor thereto;

(7) references herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(8) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision; and

(9) the pronouns used herein are used in the masculine and neuter genders but shall be construed as feminine, masculine or neuter, as the context requires.

ARTICLE II

THE NOTES

Section 2.01 Forms; Denominations.

(a) Each Series of Notes shall be substantially in the form specified in the applicable Series Supplement and shall bear, upon its face, designation as “[SPIRIT] Net-Lease Mortgage Notes”. The Notes may be issued with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon consistent herewith, as determined by the officers executing such Notes, as evidenced by their execution thereof. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note. The number of Series of Notes which may be created by this Indenture is not limited. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited. The Notes of each Series of Notes shall be issued in the denominations set forth in the applicable Series Supplement.

(b) The Notes of each Class in a Series, upon original issuance, shall be issued as Book-Entry Notes in substantially the form of (i) a global note without interest coupons representing the Notes of such Class sold to Qualified Institutional Buyers, in substantially the form of Exhibit A-1 hereto, with such applicable legends as may be set forth in such exhibit (the “Restricted Global Note”), and (ii) a temporary global note without interest coupons representing the Notes of such Class sold in “offshore transactions” (within the meaning of Regulation S) to non-U.S. Persons in reliance on Regulation S, in substantially the form of Exhibit A-2 hereto, with such applicable legends as may be set forth in such exhibit (the “Temporary Regulation S Global Note”). Each Class of Notes will be issuable only in denominations of not less than $50,000 and in integral multiples of $1 in excess thereof or as otherwise specified in the applicable Series Supplement. Each Note will be registered on issuance in the names of the initial Noteholders thereof.

(c) After such time as the Restricted Period shall have terminated, and subject to the receipt by the Indenture Trustee of a certificate substantially in the form of Exhibit D-4 hereto (subject to Section 12.03), beneficial interests in a Temporary Regulation S Global Note may be exchanged for an equal aggregate principal amount of beneficial interest in a permanent global note without interest coupons (a “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Notes, the “Regulation S Global Notes” and, with the Restricted Global Notes, the “Global Notes”), substantially in the form of Exhibit A-2 hereto, with such applicable legends as may be set forth in such exhibit. Upon any exchange of any beneficial interest in a Temporary Regulation S Global Note for a beneficial interest in a Permanent Regulation S Global Note, (i) such Temporary Regulation S Global Note shall be endorsed by the Indenture Trustee to reflect the reduction of the principal amount evidenced thereby, whereupon the principal amount of such Temporary Regulation S Global Note shall be reduced for all purposes by the amount so exchanged and endorsed and (ii) such Permanent Regulation S Global Note shall be endorsed by the Indenture Trustee to reflect the increase of the principal amount evidenced thereby, whereupon the principal amount of such Permanent Regulation S Global Note shall be increased for all purposes by the amount so exchanged and endorsed.

(d) Each Restricted Global Note will be deposited with the Book-Entry Custodian and registered in the name of the Depository or a nominee thereof. Each Regulation S Global Note will be deposited with the Book-Entry Custodian and registered in the name of the Depository or a nominee thereof for the accounts of Clearstream Banking, société anonyme, or its successors, and/or Euroclear Bank S.A./N.V., as operator of the Euroclear System, or its successors.

Section 2.02 Execution, Authentication, Delivery and Dating.

(a) The Notes of each Series shall be executed by manual or facsimile signature on behalf of the applicable Issuers by any Authorized Officers of such Issuers. Notes bearing the manual or facsimile signatures of persons who were at any time the Authorized Officers of such applicable Issuers shall be entitled to all benefits under this Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes. No Note shall be entitled to any benefit under this Indenture, or be valid for any purpose, however, unless there appears on such Note a certificate of authentication substantially in the form provided for herein, executed by the Indenture Trustee by manual signature, and such certificate of authentication upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. All Notes shall be dated the respective dates of their authentication.

The Indenture Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes of a Series of Notes issued under the within mentioned Indenture.

[Indenture Trustee],
not in its individual capacity but solely as Indenture
Trustee

By:
Authorized Signatory

(b) At the election of the Indenture Trustee, the Indenture Trustee may appoint one or more agents (each, an “Authenticating Agent”) with power to act on its behalf and subject to its direction in the authentication of Notes in connection with transfers and exchanges under Sections 2.05 and 2.07, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized under those Sections to authenticate the Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent shall be deemed to be the authentication of such Notes “by the Indenture Trustee.” The Indenture Trustee shall be the initial Authenticating Agent.

Any corporation, bank, trust company or association into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation, bank, trust company or association resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation, bank, trust company or association succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation, bank, trust company or association.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Indenture Trustee and the Issuers. The Indenture Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuers. Upon receiving such notice of resignation or upon such a termination, the Indenture Trustee may promptly appoint a successor Authenticating Agent, and give written notice of such appointment to the Issuers and to the Noteholders. Upon the resignation or termination of the Authenticating Agent and prior to the appointment of a successor, the Indenture Trustee shall act as Authenticating Agent.

Each Authenticating Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities that the Indenture Trustee is entitled to hereunder as if it were the Indenture Trustee.

(c) At any time and from time to time, the Indenture Trustee shall upon Issuer Request authenticate and deliver Notes of each Series for original issue in an aggregate amount equal to the initial Class Principal Balance for each related Class as set forth in the applicable Series Supplement.

Section 2.03 Certification of Receipt of the Collateral.

(a) The Indenture Trustee, by its execution and delivery of this Indenture, acknowledges receipt by it of all assets Granted to it and included in the Collateral Pool, subject to the applicable review thereof by the Custodian as provided in the Custody Agreement, in good faith and without notice of any adverse claim, and declares that it (or the Custodian) holds and will hold such assets on behalf of the present and future Noteholders of all Series.

(b) The Indenture Trustee shall not be under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans, Mortgaged Properties and Leases delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.

(c) The parties hereto acknowledge and each holder by its acceptance of its Note or interest therein thereby acknowledges that the Custodian shall perform the applicable review of the assets and provide the respective certifications as provided in the Custody Agreement.

Section 2.04 The Notes Generally; New Issuances.

(a) Each Note of a particular Class shall rank pari passu with each other Note of such Class and be equally and ratably secured by the Collateral included in the Collateral Pool with each other Note of such Class. All Notes of a particular Class shall be substantially identical except as to denominations and as expressly permitted in this Indenture.

(b) This Indenture, together with the related Mortgages, shall evidence a continuing lien on and security interest in the Collateral Granted hereunder or subsequently included in the Collateral Pool to secure the full payment of the principal, interest and other amounts on the Notes of all Series, which shall in all respects be equally and ratably secured hereby for payment as provided herein, and without preference, priority or distinction on account of the actual time or times of the authentication and delivery of the Notes of any Class with respect to any Series.

(c) Pursuant to one or more Series Supplements, the applicable Issuers may, from time to time, direct the Indenture Trustee, on behalf of such Issuers, to issue one or more new Series of Notes (a “New Issuance”). The Notes of all outstanding Series shall, except as specified in the applicable Series Supplement, be equally and ratably entitled as provided herein to the benefits of this Indenture without preference, priority or distinction on account of the actual time of the authentication and delivery or Final Payment Date of any such Notes, all in accordance with the terms and provisions of this Indenture and each Series Supplement.

On or before the Series Closing Date relating to any New Issuance, the applicable Issuers shall execute and deliver a Series Supplement which shall specify the Principal Terms with respect to such Series. The Indenture Trustee shall execute the Series Supplement, the applicable Issuers shall execute the Notes of such Series and the Notes of such Series shall be delivered to the Indenture Trustee for authentication and delivery.

(d) The issuance of each Series of Notes on the Initial Closing Date shall be subject to the satisfaction of the following conditions:

(i) receipt by the Indenture Trustee of an Issuer Order authorizing the execution and authentication of such Notes;

(ii) receipt by the Indenture Trustee of the Transaction Documents and the Series Transaction Documents for such Series duly executed and delivered by the parties thereto and being in full force and effect, free of any breach or waiver;

(iii) all Lease Files and Loan Files with respect to the Collateral Pool, as set forth herein, shall have been delivered to the Indenture Trustee or the Custodian together with all UCC Financing Statements, documents of similar import in other jurisdictions, and other documents reasonably necessary to perfect the Indenture Trustee’s security interest in such Collateral for the benefit of the Noteholders of all Series;

(iv) receipt by the Indenture Trustee of Opinions of Counsel, (w) relating to the perfection of the Indenture Trustee’s security interest, (x) relating to the consolidation of the assets and liabilities of the applicable Issuer, on the one hand, and certain Persons, on the other hand, in a bankruptcy proceeding involving any such Person, (y) relating to the “true sale” or “true contribution” of the Mortgage Loans and the Mortgaged Properties included in the Collateral Pool to the applicable Issuer as of the Initial Closing Date and (z) relating to the characterization of the particular Class of Notes indicated in the related Series Supplement as debt for U.S. federal income tax purposes; and

(v) receipt by the Indenture Trustee of copies of letters signed by each applicable Rating Agency confirming that each Class of Notes has been given the ratings as indicated in the related Series Supplement.

(e) The issuance of the Notes of any Series other than pursuant to Section 2.04(d) above shall be subject to the satisfaction of the following conditions:

(i) receipt by the Indenture Trustee of an Issuer Order authorizing the execution and authentication of such Notes;

(ii) if required by the related Series Supplement, delivery to the Indenture Trustee of the form of any Series Enhancement and all accompanying agreements with respect thereto;

(iii) satisfaction of the Rating Condition;

(iv) receipt by the Indenture Trustee of an Opinion of Counsel to the effect that, for U.S. federal income tax purposes, such New Issuance (x) will not adversely affect the tax characterization of the Class of Notes of any outstanding Series that was characterized as debt for U.S. federal income tax purposes as of the related Series Closing Date, (y) will not cause any of the Issuers of any outstanding Series to be treated as an association, a publicly-traded partnership or a taxable mortgage pool taxable as a corporation and (z) other than with respect to the issuance of any such Notes in connection with an exchange offer, will not cause any taxable gain or loss to be recognized by any Noteholder of an outstanding Series;

(v) (1) in connection with the issuance of any Series of Notes other than on the Applicable Series Closing Date, receipt by the Indenture Trustee of Opinions of Counsel, (w) relating to the perfection of the Indenture Trustee’s security interest in the Collateral added to the Collateral Pool in connection with the related Series Closing Date, (x) relating to the consolidation of the assets and liabilities of the applicable Issuer (excluding any Issuer with respect to which a similar Opinion of Counsel was previously delivered to the Indenture Trustee), on the one hand, and certain Persons, on the other hand, in a bankruptcy proceeding involving any such Person and (y) relating to the “true sale” or “true contribution” of the Collateral added to the Collateral Pool in connection with the related Series Closing Date and (2) receipt by the Indenture Trustee of an Opinion of Counsel relating to the characterization of any Class of Notes indicated in the related Series Supplement that such Notes will constitute debt for U.S. federal income tax purposes;

(vi) any applicable Issuer, if it has not previously done so in connection with the issuance of any prior Series, has delivered an Opinion of Counsel or Officer’s Certificate of such Issuer to the Indenture Trustee, dated the applicable Series Closing Date, to the effect that such Issuer is a solvent, special purpose, bankruptcy-remote entity; and

(vii) the Issuers have delivered to the Indenture Trustee an Officer’s Certificate, dated the applicable Series Closing Date (upon which the Indenture Trustee may rely), to the effect that (1) based on the facts known to the Person executing such Officer’s Certificate, the Issuers reasonably believe that (a) no uncured Event of Default is continuing at the time of such New Issuance and that such New Issuance shall not result in the occurrence of an Event of Default or (b) the proceeds of such New Issuance will be used to redeem the Outstanding Notes in full and pay all accrued and unpaid Note Interest, Post-ARD Additional Interest and Deferred Post-ARD Additional Interest with respect to such Outstanding Notes, (2)(a) no uncured Early Amortization Event is continuing at the time of such New Issuance and such New Issuance will not result in the occurrence of an Early Amortization Event or (b) the proceeds of such New Issuance will be used to cure each such Early Amortization Event and pay all accrued and unpaid Note Interest, Post-ARD Additional Interest and Deferred Post-ARD Additional Interest and (3) all conditions precedent in this Indenture to such New Issuance have been satisfied.

Section 2.05 Registration of Transfer and Exchange of Notes.

(a) At all times during the term of this Indenture, there shall be maintained at the office of the Note Registrar a register of the Notes and of their transfer and exchange (a “Note Register”) in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes as herein provided. The offices of the Note Registrar shall be initially located (as of the date hereof) at Citibank, N.A., 480 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Agency and Trust- Spirit Master Funding. The Indenture Trustee is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as “Note Registrar” for the purpose of registering Notes and transfers and exchanges of Notes as herein provided. The Indenture Trustee may appoint, by a written instrument delivered to the Issuers, any other bank or trust company to act as Note Registrar under such conditions as the predecessor Indenture Trustee may prescribe; provided, that the Indenture Trustee shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Indenture Trustee resigns or is removed in accordance with the terms hereof, the successor trustee shall immediately succeed to its predecessor’s duties as Note Registrar. The Issuers, the Property Manager, the Special Servicer, the Back-Up Manager and the Indenture Trustee shall have the right to inspect the Note Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Note Registrar as to the information set forth in the Note Register. Upon written request of any Noteholder made for purposes of communicating with other Noteholders with respect to their rights under this Indenture, the Note Registrar shall promptly furnish such Noteholder with a list of the other Noteholders of record identified in the Note Register at the time of the request.

(b) No Transfer of any Note or interest therein shall be made unless that Transfer is made pursuant to an effective registration statement under the 1933 Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. No purported Transfer of any interest in any Note or any portion thereof which is not made in accordance with this Section 2.05 shall be given effect by or be binding upon the Indenture Trustee and any such purported Transfer shall be null and void ab initio and vest in the transferee no rights against the Collateral Pool or the Indenture Trustee. Notwithstanding any other provision of this Section 2.05 and except as otherwise provided in Section 2.06 the typewritten Note or Notes representing Book-Entry Notes for any Series of Notes may be transferred, in whole but not in part, only to another nominee of the Depository for such Series of Notes, or to a successor Depository for such Series of Notes selected or approved by the Issuers or to a nominee of such successor Depository, only if in accordance with this Section 2.5 and Section 2.06.

(c) None of the Issuers or any other person shall be obligated to register or qualify any Notes under the 1933 Act or any other securities law or to take any action not otherwise required under this Indenture to permit the transfer of any Note or interest therein without registration or qualification.

By its acceptance of a Note or a beneficial interest therein, each Holder and Note Owner, respectively, will be deemed to have represented and agreed that the Transfer thereof is restricted and agrees that it shall Transfer such Note or Ownership Interest only in accordance with the terms of this Indenture and such Note (including the legends applicable thereto) and in compliance with applicable law.

(d) A Noteholder or Note Owner may Transfer a Book-Entry Note or Ownership Interest therein only in accordance with the following provisions:

(i) No Transfer of any Book-Entry Note or an Ownership Interest therein shall be made unless such Transfer is made to a Qualified Institutional Buyer in reliance on Rule 144A or in an “offshore transaction” (within the meaning of Regulation S) to a non-U.S. Person in reliance on Regulation S, and pursuant to exemption, registration or qualification under applicable state securities laws. The Indenture Trustee shall be entitled to rely upon the representations made by each transferee pursuant to this Section 2.05, and shall have no duty to undertake any investigation or verify that any Transfer satisfies the requirements of this paragraph.

(ii) Restricted Global Note to Regulation S Global Note during Restricted Period. If a Holder of or a Note Owner with respect to a Restricted Global Note wishes at any time during the Restricted Period to Transfer such Restricted Global Note or an Ownership Interest therein to a Person who wishes to take delivery thereof in the form of a Regulation S Global Note or an Ownership Interest therein, such Holder or Note Owner may, subject to the provisions of this Section 2.05, Transfer such Restricted Global Note for a Regulation S Global Note of the same Series and Class or an Ownership Interest therein with an equivalent principal amount. Upon receipt by the Indenture Trustee of a certificate substantially in the form of Exhibit D-2 (subject to Section 12.03) given by the transferee of such Note or Ownership Interest (stating that such transferee is a non-U.S. Person and the Transfer of such interest has been made in compliance with the transfer restrictions applicable to such Notes and in accordance with Regulation S), the Indenture Trustee shall cancel the Restricted Global Note so transferred (or reduce the principal amount of the Notes evidenced thereby), the applicable Issuers shall, concurrently with such cancellation (or reduction), issue and the Indenture Trustee shall cause to be authenticated to the transferee a Regulation S Global Note of the same Series and Class (or increase the principal amount of the Notes evidenced by such Regulation S Global Note) in an aggregate principal amount equal to the aggregate principal amount of the Restricted Global Note so transferred.

(iii) Restricted Global Note to Regulation S Global Note after the Expiration of Restricted Period. If a Holder of or a Note Owner with respect to a Restricted Global Note wishes at any time after the expiration of the Restricted Period to Transfer such Restricted Global Note or an Ownership Interest therein to a Person who wishes to take delivery thereof in the form of a Regulation S Global Note or an Ownership Interest therein, such Noteholder or Note Owner may, subject to provisions of this Section 2.05, Transfer such Restricted Global Note for a Regulation S Global Note of the same Series and Class or an Ownership Interest therein with an equivalent principal amount. Upon receipt by the Indenture Trustee of a certificate substantially in the form of Exhibit D-3 (subject to Section 12.03) given by the transferee stating that the Transfer of such interest has been made in compliance with the transfer restrictions applicable to such Notes and pursuant to and in accordance with Regulation S, the Indenture Trustee shall cancel the Restricted Global Note so transferred (or reduce the principal amount of the Notes evidenced thereby) and the applicable Issuers shall, concurrently with such cancellation (or reduction), issue and the Indenture Trustee shall cause to be authenticated to the transferee a Regulation S Global Note of the same Series and Class (or increase the principal amount of the Notes evidenced by such Regulation S Global Note) in an aggregate principal amount equal to the aggregate principal amount of the Restricted Global Note so transferred.

(iv) Regulation S Global Note to Restricted Global Note. If a Holder of or a Note Owner with respect to a Regulation S Global Note wishes at any time to transfer such Regulation S Global Note or an Ownership Interest therein to a Qualified Institutional Buyer who wishes to take delivery thereof in the form of a Restricted Global Note or an Ownership Interest therein, such Noteholder or Note Owner may, subject to the provisions of this Section 2.05, transfer such Regulation S Global Note for a Restricted Global Note of the same Series and Class or an Ownership Interest therein in an equivalent principal amount. Upon receipt by the Indenture Trustee of a certificate substantially in the form of Exhibit D-1 (subject to Section 12.03) given by the transferee and stating that such transferee is a Qualified Institutional Buyer and is obtaining such Restricted Global Note or Ownership Interest therein in a transaction meeting the requirements of Rule 144A, the Indenture Trustee shall cancel the Regulation S Global Note so transferred (or reduce the principal amount of the Notes evidenced thereby) and the applicable Issuers shall, concurrently with such cancellation (or reduction), issue and the Indenture Trustee shall cause to be authenticated to the transferee a Restricted Global Note of the same Series and Class (or increase the principal amount of the Notes evidenced by such Restricted Global Note) in an aggregate principal amount equal to the aggregate principal amount of the Regulation S Global Note so transferred.

(v) Transfer of Ownership Interests in Book-Entry Notes. Ownership Interests in Book-Entry Notes shall be transferred in accordance with the rules and procedures of the Depository and the Depository Participants, including, with respect to Regulation S Global Notes, Clearstream Banking, société anonyme, or its successors, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or its successors.

(e) If any Transfer of a Note or an Ownership Interest therein is to be held by the related transferee in the form of a Definitive Note, then the Note Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) (A) an executed transferor certificate from the transferor substantially in the form attached as Exhibit C-1 (subject to Section 12.03), and (B) an executed transferee certificate from the prospective transferee substantially in the form attached as Exhibit C-2 (subject to Section 12.03). If any such transfer of a Note or Ownership Interest held by the related transferor and also to be held by the related transferee in the form of a Book-Entry Note is to be made without registration under the 1933 Act, the transferor will be deemed to have made as of the transfer date each of the representations and warranties set forth on Exhibit C-1 in respect of such Note and the transferee will be deemed to have made as of the transfer date each of the representations and warranties set forth on Exhibit C-2 in respect of such Note, in each case as if such Note were evidenced by a Definitive Note.

(f) If a Person is acquiring any Note as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Note Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in subsections (b) and (c) of this Section 2.05.

(g) Subject to the preceding provisions of this Section 2.05, upon surrender for registration of transfer of any Note at the offices of the Note Registrar maintained for such purpose, the applicable Issuers shall execute, and the Indenture Trustee shall cause to be authenticated and delivered, in the name of the designated transferee or transferees, one or more new Notes of the same Series and Class of a like Percentage Interest.

(h) At the option of any Holder, its Notes may be exchanged for other Notes of authorized denominations of the same Series and Class of a like Percentage Interest upon surrender of the Notes to be exchanged at the offices of the Note Registrar maintained for such purpose. Whenever any Notes are so surrendered for exchange, the applicable Issuers shall execute, and the Indenture Trustee shall cause to be authenticated and delivered the Notes which the Noteholder making the exchange is entitled to receive.

(i) Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Note Registrar duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing. The Note Registrar shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee, with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in Securities Transfer Agents Medallion Program (STAMP) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

(j) All Notes issued upon any registration of transfer or exchange of the Notes shall be the valid obligations of the applicable Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the related Notes surrendered upon such registration of transfer or exchange.

(k) Notwithstanding the foregoing, the Indenture Trustee or the Note Registrar, as the case may be, shall not be required to register the transfer or exchange of any Note of any Series of Notes for a period of 15 days preceding the due date for payment in full of the Class of Notes to which such Note is a part.

(l) No service charge shall be imposed for any transfer or exchange of Notes, but the Indenture Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Notes.

(m) All Notes surrendered for transfer and exchange shall be physically canceled by the Note Registrar, and the Note Registrar shall dispose of such canceled Notes in accordance with its customary procedures.

(n) The Note Registrar or the Indenture Trustee shall provide to the Issuers, Property Manager and Special Servicer upon reasonable written request and at the expense of the requesting party a current copy of the Note Register.

(o) Each purchaser of a Note that represents a beneficial interest in a Global Note (and each Note owner) and each purchaser of book-entry Notes or interests therein will be deemed to have represented, warranted and agreed, and each purchaser of definitive, physical Notes, if any, or will represent, warrant and agree, as follows (the “Prospective Purchase Representations”):

(1) It understands that (a) the Notes have not been and will not be registered or qualified under the Securities Act or any state securities law, (b) neither the Issuers nor the Indenture Trustee is required to so register or qualify the Notes, (c) the Notes or interests therein may be resold only if registered and qualified pursuant to the provisions of the Securities Act or any state securities law, or if an exemption from such registration and qualification is available, (d) the Indenture contains restrictions regarding the transfer of the Notes or interests therein and (e) the Notes will bear a legend to the foregoing effect.

(2) It is acquiring the Notes or interests therein for (subject to Clause (11) below) its own account for investment only and not with a view to or for sale in connection with any distribution thereof in any manner that would violate the Securities Act or any applicable state securities laws.

(3) It is: (a) not a “U.S. Person” (as defined in Regulation S), is not acquiring the Notes or interests therein for the account or benefit of any U.S. Person (as defined in Regulation S), its outside the United States and is acquiring the Notes or interests therein in an offshore transaction pursuant to an exemption from registration ion accordance with Rule 903 or Rule 904 of Regulation S; or (b) a Qualified Institutional Buyer, as that term is defined in Rule 144A under the Securities Act, is aware that the sale to it of the Notes or interests therein is being made in reliance on Rule 144A under the Securities Act, is acquiring the Notes or interests therein for its own account or for the account of a Qualified Institutional Buyer, and understands that the Notes or interests therein may be resold, pledged or transferred only (i) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified

Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A under the Securities Act. It is (x) a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters, and, in particular, in such matters related to securities similar to the Notes, such that it is capable of evaluating the merits and risks of investment in the Notes, and (y) able to bear the economic risks of such an investment.

(4) It has reviewed and understands the restrictions on transfer of the Notes or interests therein and acknowledges that such transfer restrictions may adversely affect the liquidity of the Notes.

(5) It understands that, by virtue of its acceptance of a Note or an interest therein, it assents to, and agrees to be bound by, the terms, provisions and conditions of the Indenture, including those relating to the transfer restrictions.

(6) It understands that the Notes are being offered only in a transaction that does not require registration under the Securities Act and, if such purchaser decides to resell, pledge or otherwise transfer such Notes, then it agrees that it will resell, pledge or transfer such Notes only (1) so long as such Notes are eligible for resale pursuant to Rule 144A, to a person who the seller reasonably believes is a QIB acquiring the Notes for its own account or as a fiduciary or agent for others (which others must also be QIBs) to whom notice is given that the resale or other transfer is being made in reliance on Rule 144A or (2) to a purchaser who is not a “U.S. person” (as defined in Regulation S) (and is not purchasing for the account or benefit of a “U.S. person” as defined in Regulation S), is outside the United States, and is acquiring the Notes pursuant to an exemption from registration under the Securities Act in accordance with Rule 903 or Rule 904 of Regulation S, and, in each case, in accordance with any applicable United States state securities or “Blue Sky” laws or any securities laws of any other jurisdiction.

(7) It understands that the information contained in the applicable private placement memorandum and all such additional information, as well as all information to be received by it as a Noteholder, is confidential and agrees to keep such information confidential (a) by not disclosing any such information other than to a person who needs to know such information and who has agreed to keep such information confidential and (b) by not using any such information other than for the purpose of evaluating an investment in the Notes; provided, however, that any such information may be disclosed as required by applicable law if the Issuers are given written notice of such requirement sufficient to enable the Issuers to seek a protective order or other appropriate remedy in advance of disclosure.

(8) It has been furnished with, and has had an opportunity to review (a) a copy of the applicable private placement memorandum, (b) a copy of the Indenture and the Notes and (c) such other information concerning the Notes and payments thereon, the Collateral Pool and the Issuer as has been requested by it from the Issuers and is relevant to its decision to purchase the Notes or interests therein. It has had any questions arising from such review answered by the Issuers to its satisfaction.

(9) It has not and will not nor has it authorized or will it authorize any person to (a) offer, pledge, sell, dispose of or otherwise transfer any Note, any interest in any Note or any other similar security from any person in any manner, (b) otherwise approach or negotiate with respect to any Note, any interest in any Note or any other similar security with any person in any manner, (c) make any general solicitation by means of general advertising or in any other manner or (d) take any other action, that (as to any of (a) through (d) above) would constitute a distribution of any Note or interest therein under the Securities Act, that would render the disposition of any Note or interest therein a violation of Section 5 of the Securities Act or any state securities law, or that would require registration or qualification pursuant thereto. It will not sell or otherwise transfer any of the Notes or interests therein, except to a person reasonably believed to be: (x) a Non-U.S. Person that is not acquiring the Notes or interests therein for the account or benefit of any U.S. Person (as defined in Regulation S) and is acquiring the Notes or interests therein in an offshore transaction; or (y) a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or otherwise in accordance with the terms and provisions of the Indenture.

(10) It is duly authorized to purchase the Notes or interest therein acquired thereby, and its purchase of investments having the characteristics of the Notes acquired thereby is authorized under, and not directly or indirectly in contravention of, any law, charter, trust instrument or other operative document, investment guidelines or list of permissible or impermissible investments applicable to the investor.

(11) If it is acquiring any Notes or interests therein as a fiduciary or agent for one or more accounts, it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations, warranties and agreements with respect to each such account.

(12) It, and each person for which it is acting, understands that any sale or transfer to a person that does not comply with the requirements set forth herein will be null and void ab initio.

(13) Such purchaser acknowledges that each note will bear the following legends to the extent set forth on the applicable exhibit to this Indenture: and

(14) either (a) it is not acquiring the Note (or any interest therein) with the assets of (1) an “employee benefit plan”, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, (2) a “plan,” as defined in Section 4975(e)(1) of the Internal Revenue Code that is subject to Section 4975 of the Internal Revenue Code, (3) an entity whose underlying assets include “plan assets” by reason of such employee benefit plan’s or plan’s investment in the entity (within the meaning of Department of Labor Regulation 29 C.F.R. 2510.3-101, as modified by section 3(42) of ERISA), or (4) any governmental, church, non-U.S. or other plan that is subject to any non-U.S., federal, state or local law that is substantially similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code (“Similar Law”); or (b) the acquisition, continued holding and disposition of the Notes (or any interest therein) will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or result in a non-exempt violation of Similar Law.

(p) If a Person is acquiring any Note or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification (which in the case of the Book-Entry Notes, the prospective transferee will be deemed to have represented such certification) to the effect that it has (i) sole investment discretion with respect to each such account and (ii) full power to make the foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in this Section 2.05.

Section 2.06 Book-Entry Notes.

(a) The Book-Entry Notes of each Series shall be delivered as one or more Notes held by the Book-Entry Custodian or, if appointed to hold such Notes as provided below, the Depository and registered in the name of the Depository or its nominee and, except as provided in Section 2.06(c) below, transfer of such Notes may not be registered by the Note Registrar unless such transfer is to a successor Depository that agrees to hold such Notes for the respective Note Owners with Ownership Interests therein. Except as provided in Section 2.06(c) below, such Note Owners shall hold and transfer their respective Ownership Interests in and to such Notes through the book-entry facilities of the Depository and, except as provided in Section 2.06(c) below, shall not be entitled to definitive, fully registered Notes (“Definitive Notes”) in respect of such Ownership Interests. All transfers by Note Owners of their respective Ownership Interests in the Book-Entry Notes to be held by the related transferees as Book-Entry Notes shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Note Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Notes of Note Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures. The Indenture Trustee is hereby initially appointed as the Book-Entry Custodian and hereby agrees to act as such in accordance herewith and in accordance with the agreement that it has with the Depository authorizing it to act as such. Neither the Indenture Trustee nor the Note Registrar shall have any responsibility to monitor or restrict the transfer of any Book-Entry Note transferable through the book-entry facilities of the Depository. The Book-Entry Custodian may, and, if it is no longer qualified to act as such, the Book-Entry Custodian shall, appoint, by a written instrument delivered to the Issuers, the Property Manager and Special Servicer, and, if the Indenture Trustee is not the Book-Entry Custodian, the Indenture Trustee, any other transfer agent (including the Depository or any successor Depository) to act as Book-Entry Custodian under such conditions as the predecessor Book-Entry Custodian and the Depository or any successor Depository may prescribe; provided, that the predecessor Book-Entry Custodian shall not be relieved of any of its duties or responsibilities by reason of any such appointment other than the Depository. If the Indenture Trustee resigns or is removed in accordance with the terms hereof, the successor trustee or, if it so elects, the Depository shall immediately succeed to its predecessor’s duties as Book-Entry Custodian. The Issuers shall have the right to inspect, and to obtain copies of, any Notes held as Book-Entry Notes by the Book-Entry Custodian.

(b) The Issuers, the Indenture Trustee, the Property Manager, the Special Servicer, the Back-Up Manager and the Note Registrar may for all purposes, including the making of payments due on the Book-Entry Notes, deal with the Depository as the Noteholder and the authorized representative of the Note Owners with respect to such Notes and as sole Noteholder of such Notes, and shall have no obligations to the Note Owners. The rights of Note Owners of each such Series of Notes shall be exercised only through the Depository and the applicable Depository Participants and the rights of Note Owners with respect to the Book-Entry Notes shall be limited to those established by law and agreements between such Note Owners and the Depository Participants and brokerage firms representing such Note Owners, and all references in this Indenture to actions by the Noteholders shall refer to actions taken by the Depositor upon instructions from the Depository Participants, and all references in this Indenture to distributions, notices, reports and statements to the Noteholders shall refer to distributions, notices, reports and statements to the Depositor, as registered holder of the Notes of such Series of Notes for distribution to the Note Owners in accordance with the procedures of the Depository. Multiple requests and directions from, and votes of, the Depository as holder of the Book-Entry Notes with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Note Owners. The Indenture Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Noteholders and shall give notice to the Depository of such record date. Whenever this Indenture requires or permits actions to be taken based upon instructions or directions of Noteholders evidencing a specified percentage of the principal amount of Notes, the applicable Depository shall be deemed to represent such percentage only to the extent that it has received instructions to such effect from Note Owners and/or their related Depository Participants owning or representing, respectively, such required percentage of the beneficial interest in the Notes and has delivered such instructions to the Indenture Trustee. Whenever notice or other communication to the Noteholders is required under this Indenture, unless and until Definitive Notes shall have been issued to such Note Owners, the Indenture Trustee and the Issuers shall give all such notices and communications specified herein to be given to Noteholders to the applicable Depository for distribution to the Note Owners.

(c) If (i) the Issuers advise the Indenture Trustee and the Note Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to the Book-Entry Notes (or any portion thereof), and (ii) the Issuers are unable to locate a qualified successor, the Note Registrar shall notify all affected Note Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Notes to such Note Owners requesting the same. Upon surrender to the Note Registrar of the Book-Entry Notes (or any portion thereof) by the Book-Entry Custodian or the Depository, as applicable, and the delivery of registration instructions from the Depository for registration of transfer, the applicable Issuers shall execute, and the Indenture Trustee shall cause to be authenticated and delivered, the Definitive Notes in respect of such Notes to the Note Owners identified in such instructions. None of the applicable Issuers, the Indenture Trustee, the Collateral Agent, the Property Manager, the Special Servicer, the Back-Up Manager or the Note Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions.

(d) Upon the issuance of Definitive Notes, for purposes of evidencing ownership of any Notes formerly held as Book-Entry Notes, the registered holders of such Definitive Notes shall be recognized as Noteholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise voting and consent rights with respect to, and to transfer and exchange such Definitive Notes. Upon the issuance of Definitive Notes, all references herein to obligations imposed upon or to be performed by the applicable Depository with respect to such Notes shall be deemed to be imposed upon and performed by the Indenture Trustee, to the extent applicable with respect to such Definitive Notes, and the Indenture Trustee shall recognize the Noteholders of the Definitive Notes of such Series of Notes as Noteholders of such Series of Notes hereunder.

(e) Each of the Issuers shall provide an adequate inventory of Definitive Notes of each Class of each Series to the Indenture Trustee.

Section 2.07 Mutilated, Destroyed, Lost or Stolen Notes.

If any mutilated Note is surrendered to the Note Registrar, the applicable Issuers shall execute and the Indenture Trustee shall cause to be authenticated and delivered, in exchange therefor, a new Note of the same Series, Class and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the applicable Issuers, the Indenture Trustee and the Note Registrar (i) evidence to their satisfaction of the destruction (including mutilation tantamount to destruction), loss or theft of any Note and the ownership thereof, and (ii) indemnity as may be reasonably required by them to hold each of them and any of their agents harmless, then, in the absence of notice to the applicable Issuers or the Note Registrar that such Note has been acquired by a bona fide purchaser, the applicable Issuers shall execute and the Indenture Trustee shall cause to be authenticated and delivered, in lieu of any such destroyed, lost or stolen Note, a new Note of the same Series, Class, tenor and denomination registered in the same manner, dated the date of its authentication and bearing a number not contemporaneously outstanding.

Upon the issuance of any new Note under this Section 2.07, the applicable Issuers, the Indenture Trustee and the Note Registrar may require the payment by the Noteholder of an amount sufficient to pay or discharge any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Authenticating Agent and the Indenture Trustee) in connection therewith.

Every new Note issued pursuant to this Section 2.07 in lieu of any destroyed, mutilated, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers, whether or not the destroyed, mutilated, lost or stolen Note shall be at any time enforceable by any Person, and such new Note shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes of its Class and Series duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent permitted by applicable law) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08 Noteholder Lists.

The Note Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Noteholders of each Series, which list, upon request, will be made available to the Indenture Trustee insofar as the Indenture Trustee is no longer the Note Registrar. Upon written request of any Noteholder made for purposes of communicating with other Noteholders with respect to their rights under this Indenture, the Note Registrar shall promptly furnish such Noteholder at such Noteholder’s expense with a list of the Noteholders of record identified in the Note Register at the time of the request. Every Noteholder, by receiving such access, or by receiving a Note or an interest therein, agrees with the Note Registrar that the Note Registrar will not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder regardless of the source from which such information was derived.

Section 2.09 Persons Deemed Owners.

The Issuers, the Indenture Trustee, the Note Registrar and any of their agents, may treat the Person in whose name a Note is registered as the owner of such Note as of the related Record Date for the purpose of receiving payments of principal, interest and other amounts in respect of such Note and for all other purposes, whether or not such Note shall be overdue, and none of the Issuers, the Indenture Trustee, the Note Registrar or any agents of any of them, shall be affected by notice to the contrary.

Section 2.10 Payment Account.

(a) On or prior to the Initial Closing Date, the Indenture Trustee shall establish and maintain one or more segregated trust accounts (collectively, the “Payment Account”) at Citibank, N.A. (or at such other financial institution as necessary to ensure that the Payment Account is at all times an Eligible Account or a sub-account of an Eligible Account, in each case subject to an Account Control Agreement), in its name, as Indenture Trustee, bearing a designation clearly indicating that such account and all funds deposited therein are held for the exclusive benefit of the Noteholders, and the Issuers as their interests may appear. Each Payment Account shall be an Eligible Account or a sub-account of an Eligible Account. On each Remittance Date, the Indenture Trustee shall deposit or cause to be deposited in the Payment Account, upon receipt or withdrawal as provided in the Property Management Agreement, the Available Amount for such Payment Date. Except as provided in this Indenture, the Indenture Trustee, in accordance with the terms of this Indenture, shall have exclusive control and sole right of withdrawal with respect to the Payment Account. Funds in the Payment Account shall not be commingled with any other moneys. All moneys deposited from time to time in the Payment Account shall be held by and under the control of the Indenture Trustee in the Payment Account for the benefit of the Noteholders and the Issuers as herein provided.

(b) Amounts in the Payment Account shall be held uninvested.

(c) The Indenture Trustee is authorized to make withdrawals from the Payment Account in order to allocate amounts so withdrawn in accordance with Section 2.11(b).

(d) Upon the satisfaction and discharge of this Indenture pursuant to Section 3.01, the Indenture Trustee shall pay to the Issuers, as their interests may appear, all amounts, if any, held by it, remaining as part of the Collateral Pool.

Section 2.11 Payments on the Notes.

(a) Subject to Section 2.11(b), the applicable Issuers agree to pay:

(i) on each Payment Date prior to the Legal Final Payment Date for any Class of Notes, interest (but, in the case of payments of Post-ARD Additional Interest and Deferred Post-ARD Additional Interest in respect of such Class of Notes, only to the extent of the Available Amount allocated for such purpose pursuant to Section 2.11(b)) on and principal (but, in the case of payments of principal of such Class of Notes, only to the extent of the Available Amount allocated for such purpose pursuant to Section 2.11(b)) of such Class of Notes in the amounts and in accordance with the priorities set forth in Section 2.11(b); and

(ii) on the Legal Final Payment Date for any Class of Notes, the entire applicable Class Principal Balance for such Class of Notes, together with all accrued and unpaid interest thereon (but, in the case of payments of Post-ARD Additional Interest and Deferred Post-ARD Additional Interest in respect of such Class of Notes, only to the extent of the Available Amount allocated for such purpose pursuant to Section 2.11(b)).

Amounts properly withheld under the Code by any Person from a payment to any Holder of a Note of interest, principal or other amounts, or any such payment set aside on the Final Payment Date for such Note as provided in Section 2.11(b), shall be considered as having been paid by the applicable Issuers to such Noteholder for all purposes of this Indenture.

(b) With respect to each Payment Date, any interest, principal and other amounts payable on the Notes shall be paid to each Person that is a registered holder thereof at the close of business on the related Record Date; provided, however, that interest, principal and other amounts payable at the Final Payment Date of any Note shall be payable only against surrender thereof at the Indenture Trustee’s Office or such other address as may be specified in the notice of final payment. Payments of interest, principal and other amounts on the Notes to be made pursuant to the terms of this Indenture shall be made on each Payment Date other than the Final Payment Date, subject to applicable laws and regulations, by wire transfer to such accounts as each such Noteholder shall designate by written instruction received by the Indenture Trustee not later than the Record Date related to such Payment Date or otherwise by check mailed on or before such Payment Date to the Person entitled thereto at such Person’s address appearing on the Note Register as of the related Record Date. Any amounts to be paid with respect to a Note in connection with its Final Payment Date shall be paid in immediately available funds from funds in the Payment Account as promptly as possible after presentation to the Indenture Trustee of such Note at the Indenture Trustee’s Office, but in no event later than the next Business Day after the day of such presentation. If presentation is made after 3:30 p.m., New York City time, on any day, such presentation shall be deemed to have been made on the immediately succeeding Business Day.

Each payment with respect to a Book-Entry Note shall be paid to the Depository, as holder thereof, and the Depository shall be responsible for crediting the amount of such payment to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such payments to the related Note Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the related Note Owners that it represents. None of the parties hereto shall have any responsibility therefor except as otherwise provided by this Indenture or applicable law. The applicable Issuers and the Indenture Trustee shall perform their respective obligations under each Letter of Representations.

Except as provided in the following sentence, if a Note is issued in exchange for any other Note during the period commencing at the close of business at the office or agency where such exchange occurs on any Record Date and ending before the opening of business at such office or agency on the related Payment Date, no interest, principal or other amounts will be payable on such Payment Date in respect of such new Note, but will be payable on such Payment Date only in respect of the prior Note. Interest, principal and other amounts payable on any Note issued in exchange for any other Note during the period commencing at the close of business at the office or agency where such exchange occurs on the Record Date immediately preceding the Final Payment Date for such Notes and ending on the Final Payment Date for such Notes, shall be payable to the Person that surrenders the new Note as provided in this Section 2.11.

All payments of interest, principal and other amounts made with respect to the Notes of a Class of any Series will be allocated pro rata among the Outstanding Notes of such Class based on the related Note Principal Balance.

If any Note on which the final payment was due is not presented for payment on its Final Payment Date, then the Indenture Trustee shall set aside any payments that would be made in respect of such final payment in a segregated, non-interest bearing account (and shall remain uninvested) separate from the Payment Account (but which may be a sub-account thereof) but which constitutes an Eligible Account (or a sub-account of an Eligible Account), and the Indenture Trustee and the Issuers shall act in accordance with Section 5.10 in respect of the unclaimed funds.

On each Payment Date, the Available Amount for such Payment Date will be applied by the Indenture Trustee, first to pay the following expenses of the Issuers related to the Collateral Pool (collectively, “Collateral Pool Expenses”) in the following order of priority:

(1) to the extent not withdrawn from the Collection Account by the Property Manager on or prior to the applicable Remittance Date in accordance with the Property Management Agreement, from amounts received on or in respect of any Mortgage Loan or Mortgaged Property or related Lease: first, to the Indenture Trustee, then, any remaining amounts, pari passu, to the Property Manager or the Back-Up Manager, as applicable, reimbursement for unreimbursed Property Protection Advances (plus interest thereon) made with respect to such Mortgage Loan or Mortgaged Property or related Lease; and second, to the Special Servicer, any earned and unpaid Special Servicing Fee, liquidation fees and workout fees incurred with respect to such Mortgage Loan or Mortgaged Property or related Lease;

(2) to the extent not withdrawn from the Collection Account by the Property Manager on or prior to the applicable Remittance Date in accordance with the Property Management Agreement, on a pro rata basis (based on amounts owing pursuant to this clause (2)), (I) to the Indenture Trustee, the earned and unpaid Indenture Trustee Fees, (II) to the Property Manager, the earned and unpaid Property Management Fee, (III) to the extent not already paid pursuant to clause (1) above, to the Special Servicer, any earned and unpaid Special Servicing Fees, (IV) to the Back-Up Manager, the earned and unpaid Back-Up Fee, (V) to the parties entitled thereto, the amount of any accrued and unpaid Issuer Expenses (the amount allocated pursuant to this sub-clause (V) for any Payment Date shall not exceed the Issuer Expense Cap for the related Collection Period, unless an Event of Default resulting in the acceleration of the Notes has occurred and is then continuing, in which case, such Issuer Expense Cap limit will not apply), (VI) first, to the Indenture Trustee, and second, pari passu, to the Property Manager or the Back-Up Manager, as applicable, reimbursement for unreimbursed P&I Advances (provided that, unless such P&I Advance has been determined to constitute a Nonrecoverable Advance, such reimbursement will not cause a P&I Shortfall or increase the amount of any P&I Shortfall in respect of such Payment Date) and unreimbursed Property Protection Advances that have been determined to constitute Nonrecoverable Advances (in each case plus accrued and unpaid interest thereon) and (VII) (a) first, to the Indenture Trustee and (b) second, to each other relevant party, any accrued and unpaid Extraordinary Expenses for which amounts have not already been allocated pursuant to sub-clauses (I) through (VI) above (the amount allocated pursuant to this sub-clause (VII) for any Payment Date shall not exceed the Extraordinary Expense Cap for the related Collection Period, unless an Event of Default resulting in the acceleration of the Notes has occurred and is then continuing, in which case (i) such Extraordinary Expense Cap limit will not apply and (ii) indemnities due to any Issuer or any Control Person, member, manager, officer, employee or agent of any such Issuer, other than any such party in connection with its role as (or with respect to) Property Manager or Special Servicer, that would otherwise be paid pursuant to this clause (VII) will be payable only after payments due to the Noteholders pursuant to the allocation of Series Available Amount below); and

(3) to any Reserve Account, up to an amount with respect to which the Rating Condition has been satisfied.

The Available Amount remaining on any Payment Date after payment of Collateral Pool Expenses will be allocated among each Series in the following manner and priority (such manner and priority, the “Inter-Series Priority of Payments” and the aggregate amount allocated to any Series (or the Notes of such Series) pursuant to clauses (1) through (7) below, the “Series Available Amount” with respect to such Series):

(1) pro rata, based on amounts owing to each Series pursuant to this clause (1), to each Series, the aggregate Note Interest due on the Notes of such Series for such Payment Date plus unpaid Note Interest in respect of such Notes from any prior Payment Date (together with interest thereon at the applicable Note Rate), in each case, plus or minus, as applicable, any net payment due or proceeds received (excluding any termination payments due from an Issuer as a result of a default or termination event with respect to any hedge counterparty) in respect of such Payment Date pursuant to any Hedge Agreement related to the Notes;

(2) so long as no Early Amortization Event has occurred and is continuing: first (a) pro rata, based on amounts owing to each Series pursuant to this clause (a), to each Series, the Scheduled Principal Payments due on the Notes of such Series for such Payment Date; and second (b) to each Series, its Pro Rata Share (calculated after giving effect to the application of the allocations described in clause (a) above) of the amount of the Unscheduled Principal Payment for such Payment Date, if any;

(3) during the continuance of an Early Amortization Event, pro rata, based on amounts owing to each Series pursuant to this clause (3), to each Series, in reduction of the Aggregate Note Principal Balance of the Notes of such Series until reduced to zero;

(4) (I) if a Sweep Period is in effect (but the Average Cashflow Coverage Ratio equals or exceeds the Early Amortization Threshold) and no Early Amortization Event has otherwise occurred and is continuing, to the Cashflow Coverage Reserve Account, the sum of (a) the amount that would be required to be added to the Cashflow Coverage Ratio Numerator in respect of the applicable Determination Date to achieve a Cashflow Coverage Ratio equal to the Sweep Period Threshold on such Determination Date plus (b) the aggregate shortfalls, if any, of the amount that would have been deposited into the Cashflow Coverage Reserve Account on any prior Payment Date but for there being insufficient Available Amounts in respect of such Payment Date; or (II) if the Average Cashflow Coverage Ratio is below the Early Amortization Threshold and the Requisite Global Majority waives the related Early Amortization Event, to each Series, its Pro Rata Share (calculated after giving effect to the application of the allocations described in clause (2) above)) of an amount equal to the sum of (a) all amounts on deposit in the Cashflow Coverage Reserve Account as of such Payment Date (immediately prior to any release of amounts from such Cashflow Coverage Reserve Account in respect of such Payment Date) plus (b) the aggregate shortfalls, if any, of the amount that would have been deposited into the Cashflow Coverage Reserve Account on any prior Payment Date but for there being insufficient Available Amounts in respect of such Payment Date;

(5) to any Hedge Counterparty, any and all amounts (including any termination payments due from an Issuer as a result of the default or termination event with respect to any Hedge Counterparty) due on such Payment Date to such Hedge Counterparty not paid pursuant to the allocation described in clause (1) above, pro rata, based on such amounts due to such Hedge Counterparties pursuant to this clause (5);

(6) pro rata, based on amounts owing to each Series pursuant to this clause (6), to each Series, the Make Whole Payments, if any, due on the Notes of such Series in respect of such Payment Date plus any unpaid Make Whole Payments in respect of such Notes of such Series from any prior Payment Date; and

(7) pro rata, based on amounts owing to each Series pursuant to this clause (7), to each Series, the aggregate unpaid Post-ARD Additional Interest and Deferred Post-ARD Additional Interest, if any, accrued on the Notes of such Series as of such Payment Date.

On each Payment Date, the Indenture Trustee will apply and will pay the Series Available Amount with respect to each Series for such Payment Date for the purposes and in the order of priority indicated in the related Series Supplement. The Available Amount remaining on any Payment Date after the allocations described above in this Section 2.11(b) shall be applied first, to the payment of accrued and unpaid Issuer Expenses and Extraordinary Expenses not paid from the Available Amount in accordance with such allocations, and second, pro rata, to the Issuers (such amounts to be released from the lien of this Indenture) or, at the option of any Issuer, with respect to its pro rata share of such remaining Available Amount, to the Release Account.

The Notes are nonrecourse obligations solely of the applicable Issuers and will be payable only from the Collateral included in the Collateral Pool. Each Noteholder and Note Owner will be deemed to have agreed that they have no rights or claims against the Issuers directly and may only look to the Collateral Pool to satisfy any such Issuer’s obligations hereunder. Each Noteholder and Note Owner will be deemed to have agreed, by its acceptance of its Note or its Ownership Interest therein, not to file or join in filing any petition in bankruptcy or commence any similar proceeding in respect of any applicable Issuer for a period of two years and 31 days following payment in full of the Notes of all Series. Notwithstanding the provisions of this Section 2.11(b), the Issuers may, subject to Section 9.08, at any time advance funds to the Indenture Trustee for the purpose of allowing the Indenture Trustee to make required payments on the Notes (“Issuer Advances”) without right of reimbursement.

(c) In connection with making any payments pursuant to Section 2.11(b), the Indenture Trustee shall make available to each Issuer on the related Payment Date via the Indenture Trustee’s internet website specified in Section 6.01(a), a written statement detailing the amounts so paid; provided, that if such information is not so available on the Indenture Trustee’s internet website for any reason, the Indenture Trustee shall provide each Issuer with such written statement by facsimile transmission, confirmed in writing by first class mail or overnight courier.

Section 2.12 Final Payment Notice.

(a) Notice of final payment under Section 2.11(b) shall be given by the Indenture Trustee as soon as practicable, but not later than two Business Days prior to the Final Payment Date for a Class of any Series, to each Noteholder of such Series as of the close of business on the Record Date preceding the Final Payment Date at such Noteholder’s address appearing in the Note Register and to each applicable Rating Agency and each applicable Issuer.

(b) All notices of final payment in respect of a Class of Notes of any Series shall state (i) the Final Payment Date for such Notes, (ii) the amount of the final payment for such Notes and (iii) the place where such Notes are to be surrendered for payment.

(c) Notice of final payment of a Class of Notes of any Series shall be given by the Indenture Trustee in the name and at the expense of the Indenture Trustee. Failure to give notice of final payment, or any defect therein, to any Noteholder of such Series shall not impair or affect the validity of the final payment of any other Note.

Section 2.13 Compliance with Withholding Requirements.

Notwithstanding any other provision of this Indenture, the Indenture Trustee shall comply with all federal, state, local or foreign withholding requirements with respect to payments to Noteholders of interest, original issue discount, or other amounts that the Indenture Trustee reasonably believes are applicable under the Code or any other applicable law. The consent of Noteholders shall not be required for any such withholding.

Section 2.14 Cancellation.

The applicable Issuers may at any time deliver to the Note Registrar for cancellation any Notes previously authenticated and delivered hereunder which such Issuers may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Note Registrar. The principal of and all accrued interest on all such cancelled Notes will be deemed to have been paid in full (and such payment of principal and interest will be deemed to have been made to the relevant Noteholders) and such cancelled Notes shall be deemed no longer to be outstanding for all purposes under this Indenture and the other transaction documents.

If any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuers, and the Issuers shall deliver such Note to the Indenture Trustee for cancellation as provided in this Section 2.14 together with a written statement stating that such Indenture Note has never been issued and sold by the Issuers, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall not be entitled to the benefits of this Indenture.

All Notes delivered to the Indenture Trustee for payment shall be forwarded to the Note Registrar. All such Notes and all Notes surrendered for transfer and exchange in accordance with the terms hereof shall be canceled and disposed of by the Note Registrar in accordance with its customary procedures.

Section 2.15 The Hedge Agreements.

(a) On any Series Closing Date, the applicable Issuers may enter into one or more Hedge Agreements with respect to any Class of any related Series of Notes.

(b) The Indenture Trustee shall, on behalf of the applicable Issuers, distribute amounts due to each Hedge Counterparty under the applicable Hedge Agreements on any Payment Date from the Payment Account in accordance with Section 2.11 and the applicable Series Supplement.

(c) The Indenture Trustee shall agree to any reduction in the notional amount of any Hedge Agreement requested by the applicable Issuers; provided, that the Rating Condition is satisfied with respect to (but only with respect to) Notes of Series to which such Hedge Agreement relates. Any amount paid by a Hedge Counterparty to the applicable Issuers in connection with such reduction shall constitute part of the Available Amount except as otherwise provided in the applicable Series Supplement.

(d) Each Hedge Agreement (unless otherwise provided in the applicable Series Supplement) shall permit the complete or partial termination thereof (without the payment by the applicable Issuers of penalties or fees other than termination-related expenses) by the applicable Issuers subject to the provision of at least ten (10) Business Days notification to the Rating Agencies. The Indenture Trustee shall, prior to each applicable Series Closing Dates if required by the applicable Series Supplement, establish at Citibank, N.A. (or at such other financial institution as provided in the applicable Series Supplement and as necessary to ensure that the Hedge Counterparty Account is at all times an Eligible Account or a sub-account of an Eligible Account) a segregated trust account that shall be designated as a “Hedge Counterparty Account”, in its name, as Indenture Trustee, bearing a designation clearly indicating that such account and all funds deposited therein are held for the exclusive benefit of the applicable Noteholders, over which the Indenture Trustee shall have exclusive control and the sole right of withdrawal, and in which neither the applicable Issuers nor any other Person shall have any legal or beneficial interest. The Hedge Counterparty Accounts may be a sub-accounts of the Payment Account. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, a Hedge Counterparty Account shall be for application to obligations of the applicable Hedge Counterparty to the applicable Issuers under the related Hedge Agreement.

(e) In the event a Responsible Officer of the Indenture Trustee becomes aware that a Hedge Counterparty has defaulted in the payment when due of its obligations to the applicable Issuers under the related Hedge Agreement, the Indenture Trustee shall make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York City time, on such date (or by such time on the next succeeding Business Day if such knowledge is obtained after 11:30 a.m., New York City time). The Indenture Trustee shall give notice to the applicable Noteholders upon the continuing failure by such Hedge Counterparty to perform its obligations during the two Business Days following a demand made by the Indenture Trustee on such Hedge Counterparty.

(f) If at any time a Hedge Agreement becomes subject to early termination due to the occurrence thereunder of an event of default or a termination event, the applicable Issuers and the Indenture Trustee shall take such actions (following the expiration of any applicable grace period and after the expiration of the two Business Day period referred to in Section 2.16(e), as applicable) to enforce the rights of the applicable Issuers and the Indenture Trustee thereunder as may be permitted by the terms of such Hedge Agreement and consistent with the terms hereof, and shall apply the proceeds of any such actions (including, without limitation, the proceeds of the liquidation of any collateral pledged by the related Hedge Counterparty) to enter into a replacement Hedge Agreement on such terms or provide such other substitute arrangement (or forebear from doing either of the foregoing), or as otherwise provided in the applicable Series Supplement. Any costs attributable to entering into a replacement Hedge Agreement which exceed the aggregate amount of the proceeds of the liquidation of the terminated Hedge Agreement shall constitute Issuer Expenses payable under Section 2.11(b). In addition, the applicable Issuers will use their commercially reasonable efforts to cause the termination of a Hedge Agreement to become effective simultaneously with the entry into a replacement Hedge Agreement described as aforesaid.

(g) The applicable obligations under a Hedge Agreement must be non-recourse obligations of the applicable Issuers payable only to the extent of available funds in accordance with Section 2.11(b) and the applicable Series Supplement and must contain the agreement of the Hedge Counterparty equivalent to Section 9.12 of the Property Management Agreement.

Section 2.17 Tax Treatment of the Notes and the Issuers.

The Issuers have entered into this Indenture, and each Class of Notes will be issued, with the intention that, for purposes of any federal, state and local income or franchise tax and any other taxes imposed on or measured by income, such Notes will qualify as indebtedness (unless otherwise provided in the applicable Series Supplement). The Issuers, by entering into this Indenture, each Noteholder, by acceptance of its Note, and each Note Owner, by purchasing or otherwise acquiring an Ownership Interest in a Note, agree to treat the Notes and such Ownership Interests for purposes of any federal, state and local income or franchise tax and any other taxes imposed on or measured by income, as indebtedness (unless otherwise provided in the applicable Series Supplement).

Section 2.18 Cashflow Coverage Reserve Account.

(a) On or prior to the date hereof, the Indenture Trustee shall establish and maintain at Citibank, N.A. (or at such other financial institution as necessary to ensure that the Cashflow Coverage Reserve Account is at all times an Eligible Account or a sub-account of an Eligible Account, in each case subject to an Account Control Agreement) one or more segregated trust accounts (collectively, the “Cashflow Coverage Reserve Account”), in its name, as Indenture Trustee, bearing a designation clearly indicating that such account and all funds deposited therein are held for the exclusive benefit of the Noteholders and the Issuers as their interests may appear.

(b) The Indenture Trustee shall deposit or cause to be deposited in the Cashflow Coverage Reserve Account during any Sweep Period the amount allocated for such purpose pursuant to Section 2.11(b). Except as provided in this Indenture, the Indenture Trustee, in accordance with the terms of this Indenture, shall have exclusive control and sole right of withdrawal with respect to the Cashflow Coverage Reserve Account. Funds in the Cashflow Coverage Reserve Account shall not be commingled with any other moneys. All moneys deposited from time to time in the Cashflow Coverage Reserve Account shall be held by and under the control of the Indenture Trustee in the Cashflow Coverage Reserve Account for the benefit of the Noteholders and the Issuers as herein provided.

(c) All amounts in the Cashflow Coverage Reserve Account shall remain uninvested.

(d) If, on any Determination Date, the Indenture Trustee shall have determined (based on information with respect to the Mortgage Loan and Mortgaged Properties and Leases provided to it by the Property Manager and the Special Servicer) that the Available Amount for the related Payment Date is not sufficient to make, in full, the payments set forth in clauses (1) through (2)(a) of the Inter-Series Priority of Payments pursuant to Section 2.11(b) (the amount of any such insufficiency, the “Cashflow Shortfall Amount”) for the related Payment Date, the Indenture Trustee shall transfer an amount equal to the lesser of (x) such Cashflow Shortfall Amount and (y) the amount then on deposit in the Cashflow Coverage Reserve Account to the Payment Account, to be distributed as Available Amounts in respect of such Payment Date.

(e) On any Determination Date upon which a Sweep Period ceases to be continuing, 50% of the funds on deposit in the Cashflow Coverage Reserve Account shall be transferred to the Payment Account and treated as Available Amount in respect of the Payment Date relating to such Determination Date. In the event that the Current Cashflow Coverage Ratio exceeds the Sweep Period Threshold for any three consecutive Determination Dates following the Determination Date upon which such Sweep Period was no longer continuing, any remaining funds on deposit in the Cashflow Coverage Reserve Account will be transferred to the Payment Account and treated as Available Amount in respect of the Payment Date relating to such third consecutive Determination Date.

Section 2.19 Representations and Warranties With Respect To Mortgage Loans, Mortgaged Properties and Leases.

Subject to any exceptions (x) approved by the Requisite Global Majority, (y) with respect to which the Rating Condition is satisfied or (z) for any Mortgage Loans or Mortgaged Properties and Leases added to the Collateral Pool on any Series Closing Date after the Applicable Series Closing Date, as set forth in the Series Supplement for the Series issued on such Series Closing Date, (i) in connection with the issuance of any Series of Notes on any Series Closing Date occurring on or after the Applicable Series Closing Date, the applicable Issuer hereby makes the applicable representations and warranties set forth on Schedule I-A and Schedule I-B with respect to the (X) Mortgage Loans and (Y) Mortgaged Properties and any related Leases, respectively, added to the Collateral Pool by such Issuer on such Series Closing Date; provided, that such representations and warranties shall be made as of the date specified in such representation or warranty or, in the event no such date is specified with respect to any such representation or warranty, as of the applicable Transfer Date, or (ii) in any other instance in which an Issuer acquires any Mortgage Loans or Mortgaged Properties and related Leases on or after the Applicable Series Closing Date (including in connection with the addition of any Qualified Substitute Mortgage Loans and/or Qualified Substitute Mortgaged Properties to the Collateral Pool), such Issuer hereby makes the applicable representations and warranties set forth on Schedule I-A and Schedule I-B with respect to such (X) Mortgage Loans or (Y) Mortgaged Properties and any related Leases, respectively; provided, that such representations and warranties shall be made as of the date specified in such representation or warranty or, in the event no such date is specified with respect to any such representation or warranty, as of the applicable Transfer Date. Notwithstanding the foregoing, the terms and provisions and requirements of this paragraph shall not apply to any Mortgage Loans, Mortgaged Properties or Leases acquired by an Issuer from an Originator or the transactions effected by any such acquisition.

With respect to any Mortgage Loans or Mortgaged Properties and related Leases acquired by an Issuer from an Originator on or after the Applicable Series Closing Date (whether on a Series Closing Date or otherwise), the applicable Issuer shall cause (i) the applicable representations and warranties set forth on Schedule I-A and Schedule I-B with respect to (X) the Mortgage Loans and (Y) the Mortgaged Properties and any related Leases, respectively, to be made by such Originator as of the date specified in such representation or warranty or, in the event no such date is specified with respect to any such representation or warranty, as of the applicable Transfer Date (in each case subject to any exceptions approved by the Requisite Global Majority or with respect to which the Rating Condition is satisfied) and (ii) such Originator’s obligations with respect to such representations and warranties to be guaranteed by the Support Provider pursuant to a Performance Undertaking and such guarantee to be substantially similar in substance (subject to any modifications or differences with respect to which the Rating Condition is satisfied) to the analogous guarantee contained in Section 2(a) of the Series 2014 Performance Undertaking. In connection with the issuance of any Series of Notes subsequent to the Applicable Series Closing Date, the applicable Issuer shall cause a Performance Undertaking which contains provisions substantially similar in substance (subject to any modifications or differences with respect to which the Rating Condition is satisfied) to Sections 2(c) and 2(d) of the Series 2014 Performance Undertaking to be entered into by the Support Provider (or an Affiliate of the Support Provider with respect to which the Rating Condition is satisfied).

The sole remedy for the breach of any representations or warranties set forth on Schedule I-A or Schedule I-B shall be set forth expressly in the Property Management Agreement (and, for the avoidance of doubt, no such breach shall constitute or give rise to a default hereunder).

Section 2.20 Reserve Accounts.

Upon satisfaction of the Rating Condition (but without the consent of any Noteholders), an Issuer will be permitted to cause the Indenture Trustee to establish one or more reserve accounts (to be held in the name of the Indenture Trustee on behalf of the Noteholders) (the “Reserve Accounts”) for the purpose of paying any costs and expenses relating to the Issuer’s ownership of particular Mortgaged Properties. Each Reserve Account shall be an Eligible Account or a sub-account of an Eligible Account.

ARTICLE III

SATISFACTION AND DISCHARGE

Section 3.01 Satisfaction and Discharge of Indenture.

This Indenture shall cease to be of further effect except as to (i) any surviving rights herein expressly provided for, including any rights of transfer or exchange of Notes herein expressly provided for, (ii) in the case of clause (1)(B) below, the rights of the Noteholders hereunder to receive payment of the Note Principal Balance of and interest on the Notes, and (iii) the provisions of Section 3.02, and the Indenture Trustee, at the request of and at the expense of the applicable Issuers, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(1) either: (A) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Notes for whose full payment of money is held in trust by the Indenture Trustee and thereafter released to the Issuers or discharged from such trust, as provided in Section 5.10) have been delivered to the Note Registrar for cancellation; or (B) all such Notes not theretofore delivered to the Note Registrar for cancellation (i) have become due and payable, or (ii) will become due and payable on the next Payment Date, and in the case of clause (B)(i) or (B)(ii) above, cash in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Note Registrar for cancellation or sufficient to pay the Note Principal Balance thereof and any interest thereon accrued to the date of such deposit (in the case of Notes which have become due and payable) or to the end of the related Accrual Period for the next Payment Date has been deposited with the Indenture Trustee as trust funds in trust for these purposes;

(2) the Issuers have paid or caused to be paid all other sums payable or reasonably expected to become payable by such Issuers to the Indenture Trustee, the Collateral Agent, the Property Manager, the Special Servicer, the Back-Up Manager, each of the Rating Agencies, each of the other Persons to which amounts are payable hereunder and each of the Noteholders (in each case, if any); and

(3) the Issuers have delivered to the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel (upon which the Indenture Trustee may rely) stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with;

provided, however, that if, at any time after the payment that would have otherwise resulted in the satisfaction and discharge of this Indenture and such obligations, such payment is rescinded or must otherwise be returned for any reason, effective upon such rescission or return such satisfaction and discharge of this Indenture and such obligations shall automatically be deemed never to have occurred and this Indenture and such obligations shall be deemed to be in full force and effect.

Notwithstanding the foregoing, the obligations of the Issuers to the Indenture Trustee under Section 5.04 hereof and the obligations of the Indenture Trustee to the Noteholders under Section 3.02 hereof shall survive satisfaction and discharge of this Indenture.

Section 3.02 Application of Trust Money.

Subject to the provisions of Section 2.11, Section 5.10 and Section 7.01, all Cash deposited with the Indenture Trustee pursuant to Section 3.01 shall be held in the Payment Account and applied by the Indenture Trustee, in accordance with the provisions of the Notes and this Indenture, to pay to the Persons entitled thereto the amounts to which such Persons are entitled pursuant to the provisions hereof.

ARTICLE IV

EVENTS OF DEFAULT; REMEDIES

Section 4.01 Events of Default.

“Event of Default,” wherever used herein with respect to the Notes of any Series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default by any Issuer to pay interest on any Notes on any Payment Date (not including any Post-ARD Additional Interest or Deferred Post-ARD Additional Interest);

(b) a failure to pay the principal balance of any Outstanding Notes of any Class of Notes in full on the applicable Legal Final Payment Date for such Class of Notes;

(c) any material default in the observance or performance of any material covenant or agreement of the Issuers made in this Indenture or any related Mortgage (other than a covenant or agreement, a default in the observance or performance of which is elsewhere in this Section 4.01 specifically dealt with), which default shall continue unremedied for a period of 60 days after there shall have been given to the Issuers by the Indenture Trustee, or to the Issuers and the Indenture Trustee by the Noteholders holding at least 25% of the Aggregate Series Principal Balance, a written notice specifying such default and requiring it to be remedied;

(d) the impairment of the validity or effectiveness of this Indenture or the lien of this Indenture or any Mortgage, the subordination of the lien of any such Mortgage, the creation of any lien or other encumbrance on any part of the Collateral Pool in addition to the lien of any such Mortgage or the failure of the lien of any such Mortgages to constitute a valid first priority perfected security interest in the Collateral included in the Collateral Pool, in each case subject to (and excluding) liens expressly permitted under the terms of the Indenture, the Property Management Agreement or the related Mortgages which impairments, subordinations, creations or failures, shall, individually or in the aggregate, simultaneously apply to Collateral with an aggregate value in excess of $1,000,000; provided, that if susceptible of cure, no Event of Default shall arise pursuant to this clause (d) until the continuation of any such impairments, subordinations, creations or failures for a period of 5 consecutive days or, with respect to the lien of any Mortgage, 30 days, in either case after receipt by the Issuers of notice thereof;

(e) a breach of the representations and warranties of any Issuer contained in Section 9.04, and such breach has a material adverse effect on the Noteholders;

(f) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities and reorganization or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against any Issuer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(g) any Issuer shall voluntarily file a petition for bankruptcy, reorganization, assignment for the benefit of creditors or similar proceeding or consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings of, or relating to, such Issuer or of, or relating to, all or substantially all of the assets of the Issuers; or

(h) the Mortgaged Properties are transferred or encumbered other than as provided in (or contemplated in) this Indenture or the Property Management Agreement.

Section 4.02 Acceleration of Maturity; Rescission and Annulment.

If an Event of Default should occur and be continuing, the Indenture Trustee shall, at the written direction of the Requisite Global Majority (which shall have the right, but not the obligation, to direct the Indenture Trustee to accelerate the Notes), declare all of the Notes to be immediately due and payable.

At any time after such declaration of acceleration has been made and before a judgment or decree for payment of the money due in respect of the Notes has been obtained by the Indenture Trustee as hereinafter provided in this Article IV, the Requisite Global Majority may rescind and annul such declaration and its consequences if:

(i)	the Issuers have paid or deposited with the Indenture Trustee a sum sufficient to pay:

(A)	all payments of principal of and interest on the Notes and all other amounts that would, in each case, then be due hereunder or upon the Notes if the Event of Default giving rise to such acceleration had not occurred; and

(B)	all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and counsel; and

(ii)	all Events of Default, other than the nonpayment of the principal of the Notes that has become due solely by virtue of such acceleration, have been cured or waived as provided in Section 4.12.

No such rescission and annulment shall affect any subsequent default or impair any right consequent thereto.

Section 4.03 Collection of Indebtedness and Suits for Enforcement by Indenture Trustee.

(a) If the Issuers fail to pay all amounts due upon an acceleration of the Notes under Section 4.02 forthwith upon demand and such declaration and its consequences shall not have been rescinded and annulled, the Indenture Trustee, in its capacity as Indenture Trustee and as trustee of an express trust, shall, if directed in writing by the Requisite Global Majority (which will have the right, but not the obligation, to direct the Indenture Trustee to cause the foreclosure and sale of the Collateral in the Collateral Pool), institute a judicial proceeding for the collection of the sums so due and unpaid, prosecute such proceeding to judgment or final decree and enforce the same against the Issuers or any other obligor upon such Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the Collateral, wherever situated, or may institute and prosecute such non-judicial proceedings in lieu of judicial proceedings as are then permitted by applicable law.

(b) If an Event of Default occurs and is continuing, the Indenture Trustee may, in its discretion and in any order, proceed to protect and enforce its rights and the rights of the Noteholders by such appropriate proceedings as the Indenture Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee by this Indenture or any Mortgage or by law.

(c) In case (x) there shall be pending, relative to the Issuers or any Person having or claiming an interest in the Collateral Pool, proceedings under Title 11 of the United States Code or any other applicable federal or state bankruptcy, insolvency or other similar law, (y) a receiver, assignee, debtor-in-possession or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or shall have taken possession of any Issuers or its property or such Person or (z) there shall be pending a comparable judicial proceeding brought by creditors of any Issuer or affecting the property of such Issuer, the Indenture Trustee, irrespective of whether the principal of or interest on any Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

(i) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective attorneys, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee, except as a result of willful misconduct, negligence or bad faith of the Indenture Trustee or any predecessor Indenture Trustee, as applicable) and of the Noteholders allowed in such proceedings;

(ii) unless prohibited by applicable law and regulations, to vote on behalf of the Noteholders in any election of a trustee, a standby trustee or Person performing similar functions in any such proceedings;

(iii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their and its behalf; and

(iv) to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to any Issuer, its creditors and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such proceeding is hereby authorized by each of Noteholders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to such Noteholders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective attorneys, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee except as a result of willful misconduct, negligence or bad faith of the Indenture Trustee or predecessor Indenture Trustee.

(d) Nothing herein contained shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any related Noteholder or to authorize the Indenture Trustee to vote in respect of the claim of any Noteholder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person.

(e) In any proceedings brought by the Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all the Noteholders, and it shall not be necessary to make any Noteholder a party to any such proceedings.

(f) All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Indenture Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and its counsel, be for the ratable benefit of the Noteholders in respect of which such judgment has been recovered, subject to the payment priorities of Section 2.11(b).

Section 4.04 Remedies.

If an Event of Default has occurred and is continuing, and the Notes have been declared due and payable pursuant to Section 4.02 and such declaration and its consequences shall not have been rescinded and annulled, the Indenture Trustee shall, at the written direction of the Requisite Global Majority, in addition to performing any tasks as provided in Section 4.03, do one or more of the following:

(a) institute, or cause to be instituted, Proceedings for the collection of all amounts then payable on or under this Indenture with respect to the Notes, whether by declaration of acceleration or otherwise, of the sums due and unpaid, prosecute such Proceedings, enforce any judgment obtained and collect from the Collateral included in the Collateral Pool the moneys adjudged to be payable;

(b) liquidate, or cause to be liquidated, all or any portion of the Collateral Pool at one or more public or private sales called and conducted in any manner permitted by applicable laws; provided, however, that the Indenture Trustee shall give the Issuers written notice of any private sale called by or on behalf of the Indenture Trustee pursuant to this Section 4.04(b) at least 10 days prior to the date fixed for such private sale;

(c) institute, or cause to be instituted, Foreclosure Proceedings with respect to all or part of the Collateral included in the Collateral Pool;

(d) exercise, or cause to be exercised, any remedies of a secured party under the UCC;

(e) maintain the lien of this Indenture and the Mortgages over the Collateral included in the Collateral Pool and, in its own name or in the name of the Issuers or otherwise, collect and otherwise receive in accordance with the Property Management Agreement or this Indenture any money or property at any time payable or receivable on account of or in exchange for the Mortgage Loans, Mortgaged Properties and Leases in the Collateral Pool;

(f) take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee hereunder; and

(g) exercise, or cause to be exercised, any remedies contained in any Mortgage;

provided, however, that the Indenture Trustee shall not, unless required by law, sell or otherwise liquidate all or any portion of the Collateral Pool following any Event of Default except in accordance with Section 4.15; provided, further, that, with respect to instituting any remedies pursuant to this Section 4.04 in any state wherein the law prohibits more than one “judicial action” or “one form of action” to enforce a mortgage obligation, the Indenture Trustee shall enforce any of the Indenture Trustee’s rights hereunder with respect to any Mortgaged Properties in accordance with the directions of the Property Manager.

In the event that the Indenture Trustee, following an Event of Default hereunder, institutes Foreclosure Proceedings, the Indenture Trustee shall promptly give a notice to that effect to the Issuers and each Rating Agency.

Section 4.05 Application of Money Collected.

Any money collected by the Indenture Trustee pursuant to this Article shall be deposited in the Payment Account and, on the Payment Date relating to the Collection Period in which such moneys are deposited in the Payment Account, shall be applied in accordance with Section 2.11 and, in case of the distribution of such money on account of the principal of or interest on the Notes, upon presentation and surrender of the Notes if fully paid.

Section 4.06 Limitation on Suits.

No Noteholder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(1) such Noteholder has previously given written notice to the Indenture Trustee of a continuing Event of Default;

(2) the Noteholders holding more than 50% of the Aggregate Series Principal Balance shall have made written request to the Indenture Trustee to institute proceedings in respect of such Event of Default in its own name as Indenture Trustee hereunder;

(3) such Noteholders have offered to the Indenture Trustee adequate indemnity or security satisfactory to the Indenture Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(4) the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity or security has failed to institute any such proceeding;

(5) no direction inconsistent with such written request has been given to the Indenture Trustee during such 60-day period by the Requisite Global Majority; and

(6) an Event of Default shall have occurred and be continuing;

it being understood and intended that no one or more of such Noteholders shall have any right in any manner whatever by virtue of, or by availing itself or themselves of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Noteholders, or to obtain or to seek to obtain priority or preference over any other of such Noteholders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Noteholders. Subject to the foregoing restrictions, the Noteholders may exercise their rights under this Section 4.06 independently.

Section 4.07 Unconditional Right of Noteholders to Receive Principal and Interest.

Notwithstanding any other provision in this Indenture, the Holder of any Note at Maturity shall have the right, which is absolute and unconditional, to receive payments of interest, principal and other amounts then due on such Note (subject to Section 2.11 and the limited recourse provisions herein) and to institute suit for the enforcement of any such payment (subject to Section 4.06), and such rights shall not be impaired without the consent of such Noteholder, unless a non-payment has been cured pursuant to the second paragraph of Section 4.02; provided, that notwithstanding any other provision in this Indenture or any Series Supplement or any Note to the contrary, the obligation to pay principal of or interest on the Notes or any other amount payable to any Noteholder will be without recourse to an Issuer (except to the Collateral Pool), and the obligation of an Issuer to pay principal of or interest on the Notes or any other amount payable to any Noteholder will be subject to Section 2.11. The Issuers shall, however, be subject to only one consolidated lawsuit by the Noteholders, or by the Indenture Trustee on behalf of the Noteholders, for any one cause of action arising under this Indenture or otherwise.

Section 4.08 Restoration of Rights and Remedies.

If the Indenture Trustee or any Noteholder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued, waived, rescinded or abandoned for any reason, or has been determined adversely to the Indenture Trustee or to such Noteholder, then and in every such case, subject to any determination in such proceeding, the Issuers, the Indenture Trustee and the Noteholders shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such proceeding had been instituted.

Section 4.09 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Indenture Trustee, to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 4.10 Delay or Omission Not Waiver.

No delay or omission of the Indenture Trustee or any Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Indenture or by law to the Indenture Trustee or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, to the extent permitted by applicable law, by the Indenture Trustee or the Noteholders, as the case may be.

Section 4.11 Control by Requisite Global Majority.

(a) The Requisite Global Majority shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee under Section 4.04, or exercising any trust or power conferred on the Indenture Trustee (including, without limitation, the exercise of its rights under any Account Control Agreement); provided, that such direction shall not be in conflict with any applicable law or with this Indenture or involve the Indenture Trustee in personal liability; and provided, further, that the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction.

(b) Notwithstanding anything to the contrary herein, the Requisite Global Majority may waive the occurrence of an Early Amortization Event. Upon any such waiver, such Early Amortization Event shall cease to exist, and any Early Amortization Event arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Early Amortization Event or impair any right consequent thereon.

Section 4.12 Waiver of Past Defaults.

Prior to the acceleration of the Maturity of the Notes, the Requisite Global Majority may waive any past default hereunder and its consequences, except a default:

(1) in the payment of principal or interest on any Note, for which a waiver shall require the consent of Noteholders holding 100% of the aggregate Note Principal Balance of all Notes affected thereby;

(2) in respect of a covenant or provision hereof which under Article VIII cannot be modified or amended without the consent of the Holder of each Note affected thereby, for which a waiver shall require the consent by each such Holder;

(3) depriving the Indenture Trustee of a lien on any part the Collateral, for which a waiver shall require the consent of the Indenture Trustee; or

(4) depriving the Indenture Trustee or the Collateral Agent of any fees, reimbursement, or indemnification, to which the Indenture Trustee or Collateral Agent, as applicable, is entitled, for which a waiver shall require the written consent of the Indenture Trustee or Collateral Agent, as applicable.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. Any costs or expenses incurred by the Indenture Trustee in connection with such waiver shall be reimbursable to the Indenture Trustee as an Extraordinary Expense from amounts on deposit in the Payment Account.

Section 4.13 Undertaking for Costs.

All parties to this Indenture agree, and each Noteholder and Note Owner by its acceptance of such Note or an Ownership Interest therein shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses based on time expended, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by any Issuer, or to any suit instituted by the Indenture Trustee, or to any suit instituted by any Noteholder, or group of Noteholders, holding in the aggregate at least 25% of the Aggregate Series Principal Balance, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of or interest on any Note on or after the Maturity of such Note.

Section 4.14 Waiver of Stay or Extension Laws.

Each Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim to take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; each Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of such law and covenants that it will not hinder, delay or impede the exercise of any power herein granted to the Indenture Trustee, but will suffer and permit the exercise of every such power as though no such law had been enacted.

Section 4.15 Sale of Collateral.

(a) The power to effect any public or private sale of any portion of the Collateral Pool pursuant to Section 4.03 or Section 4.04 shall not be exhausted by any one or more sales as to any portion of the Collateral remaining unsold, but shall continue unimpaired until either the entirety of the Collateral Pool shall have been sold or all amounts payable on the Notes, and under this Indenture with respect thereto shall have been paid. The Indenture Trustee may from time to time postpone any sale by public announcement made at the time and place of such sale. The Indenture Trustee hereby expressly waives its right to any amount fixed by law as compensation for any such sale but such waiver does not apply to any amounts to which the Indenture Trustee is otherwise entitled under Section 5.04.

(b) Subject to Section 4.15(c), the Indenture Trustee shall not sell the Collateral included in the Collateral Pool pursuant to Section 4.03 or Section 4.04, unless:

(i) the Requisite Global Majority consents to or directs the Indenture Trustee to make the related sales; or

(ii) the proceeds of such liquidation would be greater than or equal to the Aggregate Series Principal Balance plus all accrued and unpaid interest thereon.

The foregoing provisions of this Section 4.15 shall not preclude or limit the ability of the Indenture Trustee or its designee to purchase all or any portion of the Collateral at any sale, public or private.

(c)	In connection with a sale of all or any portion of the Collateral Pool:

(i) any Holder or Holders of Notes may bid for and purchase the property offered for sale, and upon compliance with the terms of sale may hold, retain and possess and dispose of such property, without further accountability, and may, in paying the purchase money therefor, deliver any Outstanding Notes or claims for interest thereon in lieu of cash up to the amount which shall, upon distribution of the net proceeds of such sale, be payable thereon, and such Notes, in case the amounts so payable thereon shall be less than the amount due thereon, shall be returned to the Holders thereof after being appropriately stamped to show such partial payment;

(ii) the Indenture Trustee shall execute and deliver, without recourse, an appropriate instrument of conveyance transferring its interest in any portion of the Collateral Pool in connection with a sale thereof;

(iii) the Indenture Trustee is hereby irrevocably appointed the agent and attorney-in-fact of the Issuers to transfer and convey any such Issuer’s interest in any portion of the Collateral Pool in connection with a sale thereof, and to take all action necessary to effect such sale; and

(iv) no purchaser or transferee at such a sale shall be bound to ascertain the Indenture Trustee’s authority, inquire into the satisfaction of any conditions precedent or see to the application of any moneys.

For the avoidance of doubt, no Collateral may be sold pursuant to this Section 4.15 unless an Event of Default has occurred and is continuing and the Notes have been accelerated.

Section 4.16 Action on Notes.

The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture. Neither the lien of the Mortgages and this Indenture nor any rights or remedies of the Indenture Trustee, any Series Enhancer or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against any Issuer or by the levy of any execution under such judgment upon any portion of the Collateral Pool.

ARTICLE V

THE INDENTURE TRUSTEE

Section 5.01 Certain Duties and Responsibilities.

The Issuers hereby irrevocably constitute and appoint the Indenture Trustee, with full power of substitution, as their true and lawful attorney-in-fact with full irrevocable power and authority in place and stead of the Issuers and in the name of the Issuers or in its own name or in the name of a nominee, from time to time in the Indenture Trustee’s discretion, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Indenture, all as set forth in this Section. Such designation shall not impose upon the Indenture Trustee, or release or diminish, the Issuer’s obligations under any of the Transaction Documents. The Indenture Trustee shall also perform all of the duties and obligations required of it under the Property Management Agreement (it being understood and agreed that all limitations of liabilities, indemnities, exculpatory provisions and similar matters set forth herein shall apply to the Indenture Trustee’s performance of such duties and obligations).

(a) The rights, duties and liabilities of the Indenture Trustee in respect of this Indenture shall be as follows:

(i) The Indenture Trustee shall have the full power and authority to do all things not inconsistent with the provisions of this Indenture that it may deem advisable in order to enforce the provisions hereof or to take any action with respect to a default or an Event of Default hereunder, or to institute, appear in or defend any suit or other proceeding with respect hereto, or to protect the interests of the Noteholders. The Issuers shall prepare and file or cause to be filed, at the applicable Issuers’ expense, a UCC Financing Statement and any continuation statements, describing such Issuers as debtor, the Indenture Trustee as secured party and the Collateral included in the Collateral Pool as the collateral, in all appropriate locations in the State of Delaware promptly following the initial issuance of each Series of Notes, and within six months prior to each fifth anniversary of the original filing. The Indenture Trustee is hereby authorized and obligated to make, at the expense of the applicable Issuers, all required filings and refilings with respect to which the Indenture Trustee receives written direction from an Issuer, necessary to preserve the liens created by the Mortgages and this Indenture as provided therein and herein. The Indenture Trustee shall not be required to take any action to exercise or enforce the trusts hereby created which, in the opinion of the Indenture Trustee, shall be likely to involve expense or liability to the Indenture Trustee, unless the Indenture Trustee shall have received an agreement satisfactory to it in its reasonable discretion to indemnify it against such liability and expense. Except as otherwise expressly provided herein, the Indenture Trustee shall not be required to ascertain or inquire as to the performance or observance of any of the covenants or agreements contained herein, or in any other instruments to be performed or observed by the Issuers.

(ii) Subject to the other provisions of this Article V, the Indenture Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee that are specifically required to be furnished pursuant to any provisions of this Indenture, shall examine them to determine whether they are on their face in the form required by this Indenture to the extent expressly set forth herein. If any such instrument is found on its face not to conform to the requirements of this Indenture in a material manner, the Indenture Trustee shall take such action as it deems appropriate to have the instrument corrected. The Indenture Trustee shall not incur any liability in acting upon any signature, notice, request, consent, certificate, opinion, or other instrument reasonably believed by it to be genuine. In administering the trusts hereunder, the Indenture Trustee may execute any of the trusts or powers hereunder directly or through its agents or attorneys; provided, that it shall remain liable for the acts of all such agents and attorneys who are not parties to the Transaction Documents operating in their named capacities under such Transaction Documents. The Indenture Trustee may, at its own expense (except as otherwise provided in Section 5.04), consult with counsel, accountants and other professionals to be selected and employed by it, and the Indenture Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice of any such Person nor for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts.

(iii) The Indenture Trustee shall not, except as otherwise provided in Section 5.01(a)(i), have any duty to make, arrange or ensure the completion of any recording, filing or registration of any instrument or other document (including any UCC Financing Statements), or any amendments or supplements to any of said instruments or to determine if any such instrument or other document is in a form suitable for recording, filing or registration, and the Indenture Trustee shall not have any duty to make, arrange or ensure the completion of the payment of any fees, charges or taxes in connection therewith.

(iv) Whenever in performing its duties hereunder, the Indenture Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Indenture Trustee may, in the absence of bad faith on the part of the Indenture Trustee, rely upon (unless other evidence in respect thereof be specifically prescribed herein) an Officer’s Certificate of the Issuers or the Property Manager and such Officer’s Certificate shall be full warrant to the Indenture Trustee for any action taken, suffered or omitted by it on the faith thereof.

(v) Except in its capacity as successor to the Property Manager, the Indenture Trustee shall not have any obligations to see to the payment or discharge of any liens (other than the liens of this Indenture and the Mortgages) upon the Collateral included in the Collateral Pool, or to see to the application of any payment of the principal of or interest on any Note secured thereby or to the delivery or transfer to any Person of any property released from any such lien, or to give notice to or make demand upon any mortgagor, mortgagee, trustor, beneficiary or other Person for the delivery or transfer of any such property. The Indenture Trustee (and any successor trustee or co-

trustee in its individual capacity) nevertheless agrees that it will, at its own cost and expense, promptly take all action as may be necessary to discharge any liens or encumbrances on the Collateral included in the Collateral Pool, arising as a result of the Indenture Trustee (or such successor trustee or co-trustee, as the case may be) acting negligently, in bad faith or with willful misconduct in its capacity as Indenture Trustee (or such successor trustee or co-trustee, as the case may be).

(vi) The Indenture Trustee shall not be concerned with or accountable to any Person for the use or application of any deposited moneys or of any property or securities or the proceeds thereof that shall be released or withdrawn and distributed in accordance with the provisions hereof or the proceeds thereof that shall be released from the lien hereof or thereof in accordance with the provisions hereof and the Indenture Trustee shall not have any liability for the acts of other parties that are not in accordance with the provisions hereof.

(b) The rights, duties and liabilities of the Indenture Trustee in respect of the Collateral Pool and this Indenture, in addition to those set forth in Section 5.01(a), shall be as follows:

(i) except during the continuance of an Event of Default with respect to the Notes, the Indenture Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Indenture Trustee; and

(ii) the Indenture Trustee may, in the absence of bad faith on its part, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture or any other Transaction Document, as applicable; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture, to the extent expressly set forth herein.

(c) Subject to Section 4.12, in case an Event of Default known to the Indenture Trustee with respect to the Notes has occurred and is continuing, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Mortgages, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(d) No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act, or its own fraud, bad faith or willful misconduct, except that:

(i) This subsection shall not be construed to limit the effect of subsections (a), (b) or (c) of this Section.

(ii) The Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts.

(iii) The Indenture Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the directions of any applicable party pursuant to a Transaction Document that is entitled to give such directions under this Indenture or any other Transaction Document relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising or omitting exercise any trust or power conferred upon the Indenture Trustee, under this Indenture with respect to the Notes.

(iv) No provision of this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it (if, in the Indenture Trustee’s sole determination, the amount of such funds or risk or liability is reasonably expected not to exceed the amount payable to the Indenture Trustee pursuant to Section 2.11 on the immediately succeeding Payment Date, as applicable, net of the amounts specified in Section 5.04, the Indenture Trustee shall be deemed to be reasonably assured of such repayment) unless such risk or liability relates to the performance of its incidental services, including mailing of notices under Article 4, under this Indenture (it being expressly acknowledged and agreed without implied limitation that the enforcement or exercise of rights and remedies under Article IV and/or commencement of or participation in any legal proceeding does not constitute “incidental services”).

(v) In no event shall the Indenture Trustee be liable for special, punitive, indirect or consequential loss or damage (including lost profits) even if the Indenture Trustee has been advised of the likelihood of such damages and regardless of such action.

(vi) For all purposes under this Indenture, the Indenture Trustee shall not be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or default is received by the Indenture Trustee at the Corporate Trust Office, and such notice references the Notes generally, the Issuers or this Indenture. For purposes of determining the Indenture Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a default, such reference shall be construed to refer only to such an Event of Default or default of which the Indenture Trustee is deemed to have notice as described in this Section 5.01(g).

(vii) The Indenture Trustee shall not be liable for the actions or omissions of the Property Manager, the Issuers, the Special Servicer, the Back-up Manager and without limiting the foregoing, the Indenture Trustee shall not be under any obligation to monitor, evaluate or verify compliance by any of such parties, or to verify or independently determine the accuracy of information received by the Indenture Trustee from any of them.

(viii) In the event the Bank is also acting in the capacity of Authenticating Agent, 17g-5 Information Provider, Note Registrar, Collateral Agent or Securities Intermediary, the rights, protections, benefits, immunities and indemnities afforded to the Indenture Trustee pursuant to this Article V shall also be afforded to the Bank acting in such capacities.

(ix) The Indenture Trustee shall not be responsible for delays or failures in performance resulting from acts or circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, or loss or malfunctions of utilities or communications services).

(x) The Indenture Trustee shall obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Indenture Trustee. The Indenture Trustee shall ask for the name, address, tax identification number and other information that shall allow the Indenture Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Indenture Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided. In accordance with the U.S. Unlawful Internet Gambling Act, the Issuers may not use the Series Accounts or other Citibank, N.A. facilities in the United States to process restricted transactions as such term is defined in U.S. 31 CFR Section 132.2(y). Therefore, neither the Issuers nor any person who has an ownership interest in or control over the Series Accounts may use them to process or facilitate payments for prohibited internet gambling transactions.

(xi) Notwithstanding anything to the contrary herein, any and all communications (both text and attachments) by or from the Indenture Trustee (other than information required by any Rating Agency) that the Indenture Trustee in its sole discretion deems to contain confidential, proprietary and/or sensitive information and are sent by electronic mail will be encrypted. The recipient of the email communication will be required to complete a one-time registration process. Information and assistance on registering and using the email encryption technology can be found at the Indenture Trustee’s secure website www.citigroup.net/informationsecurity/dataprotect.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181 at any time.

(xii) In making or disposing of any investment permitted by this Indenture, the Indenture Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s-length basis, whether it or such Affiliate is acting as a subagent of the Indenture Trustee or for any third person or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder.

(xiii) The Indenture Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Indenture Trustee’s economic self-interest for (i) serving as investment advisor, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 5.04 of this Indenture.

The Indenture Trustee shall perform the duties and obligations specified to be performed by the Indenture Trustee in the Property Management Agreement and in the other Transaction Documents.

Section 5.02 Notice of Defaults.

The Indenture Trustee, promptly but not later than two (2) Business Days after a Responsible Officer of the Indenture Trustee acquires actual knowledge of the occurrence of any default under this Indenture, shall notify the Issuers, the Noteholders and the Rating Agencies of any such default (a “Notice of Default”), unless all such defaults known to the Indenture Trustee shall have been cured before the giving of such notice or unless the same is rescinded and annulled, or waived in accordance with the terms hereof. For the purpose of this Section 5.02, the term “default” means any event which is, or after the giving of notice or lapse of time or both would become, an Event of Default.

Section 5.03 Certain Rights of Indenture Trustee.

Subject to the provisions of Section 5.01, in connection with this Indenture:

(a) the Indenture Trustee may request and rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties as may be required by such party or parties pursuant to the terms of this Indenture or any other Transaction Document, as applicable;

(b) any request or direction of an Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order and any resolution of the board of directors of an Issuer may be sufficiently evidenced by a Resolution;

(c) whenever in the administration of this Indenture the Indenture Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Indenture Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate;

(d) the Indenture Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel rendered thereby shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) the Indenture Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any applicable party pursuant to a Transaction Document, the Requisite Global Majority or of any of the Noteholders pursuant to this Indenture, unless such party, the Requisite Global Majority or such Noteholders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction and such Requisite Global Majority, such Noteholders or such party is entitled to make such request or provide such direction pursuant to the terms of this Indenture or such Transaction Document; provided, that, nothing contained herein shall, however, relieve the Indenture Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee shall have actual knowledge, and such Event of Default having not been cured, to exercise such of the rights and powers vested in it by this Indenture, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(f) the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, coupon, other evidence of indebtedness or other paper or document believed by it to be genuine, but the Indenture Trustee in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Indenture Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney;

(g) the Indenture Trustee may, at its own expense (except as otherwise provided in Section 5.04), execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys of the Indenture Trustee; provided, that it shall remain liable for the acts of all such attorneys and agents who are not parties to the Transaction Documents operating in their named capacities under such Transaction Documents;

(h) the Indenture Trustee shall not be required to provide any surety or bond of any kind in connection with the execution or performance of its duties hereunder;

(i) except with respect to the representations made by it in Section 5.06, the Indenture Trustee shall not make any representations as to the validity or sufficiency of this Indenture;

(j) the Indenture Trustee shall not at any time have any responsibility or liability with respect to the legality, validity or enforceability of the Collateral included in the Collateral Pool other than its failure to act in accordance with the terms of this Indenture or the Property Management Agreement;

(k) The Indenture Trustee shall not be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or the rights and powers conferred upon it by this Indenture;

(l) Any request or direction of an Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be; and

(m) The right of the Indenture Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Indenture Trustee shall not be answerable for other than its own negligence or willful misconduct in the performance of such act.

Section 5.04 Compensation; Reimbursement; Indemnification.

(a)	Subject to Section 5.04(b), the applicable Issuers hereby agree:

(1) to pay or cause to be paid to the Indenture Trustee, subject to and in accordance with the terms of this Indenture, monthly, the related Indenture Trustee Fee as compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); and

(2) to reimburse, indemnify or cause to be indemnified and hold harmless the Indenture Trustee and its directors, officers, employees, agents, Affiliates and Control Persons for any loss, liability, claim, expense or disbursements (including without limitation costs and expenses of litigation, and of investigation, reasonable counsel fees, damages, judgments and amounts paid in settlement): (A) incurred in connection with any act (including any actions taken by the Indenture Trustee or its agents pursuant to Article IV) or omission on the part of the Indenture Trustee with respect to this Indenture (and the transactions contemplated in connection herewith), any other Transaction Documents, the Collateral Pool (including but not limited to protecting its interest in such Collateral or collecting any amount payable thereunder or in enforcing its rights with respect to such Collateral, whether or not any legal proceeding is commenced hereunder or under the Mortgages) or the Notes (in each case, other than any loss, liability, claim, expense or disbursement incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Indenture Trustee’s obligations or duties under this Indenture); (B) arising out of or in any way relating to any one or more of the following: (i) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (ii) any use, nonuse or condition in, on or about any Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iii) performance of any labor or services or the furnishing of any materials or other property in respect of any Mortgaged Property or any part thereof; and (iv) any failure of any Mortgaged Property to be in compliance with any Applicable Laws; or (C) arising out of or in any way relating to any tax on the making and/or recording of any Mortgage; provided, that any amounts to be paid by the Issuers in respect of such indemnification shall be paid solely in accordance with, and subject to, the priority of payment set forth in Section 2.11.

With respect to any third party claim:

(i) the Indenture Trustee shall give the Issuers written notice thereof promptly after the Indenture Trustee shall have knowledge thereof;

(ii) while maintaining control over its own defense, the Indenture Trustee shall cooperate and consult fully with the Issuers in preparing such defense; and

(iii) notwithstanding the foregoing provisions of this Section 5.04(a), the Indenture Trustee shall not be entitled to reimbursement out of the Payment Account for settlement of any such claim by the Indenture Trustee entered into without the prior written consent of the applicable Issuers, which consent shall not be unreasonably withheld.

The provisions of this Section 5.04(a) shall survive the termination of this Indenture and the resignation or termination of the Indenture Trustee.

The Indenture Trustee agrees to fully perform its duties under this Indenture notwithstanding any failure on the part of any of the Issuers to make any payments, reimbursements or indemnifications to the Indenture Trustee pursuant to this Section 5.04(a); provided, however, that (subject to Sections 5.04(b) and 5.04(c)) nothing in this Section 5.04 shall be construed to limit the exercise by the Indenture Trustee of any right or remedy permitted under this Indenture in the event of any such Issuer’s failure to pay any sums due the Indenture Trustee pursuant to this Section 5.04.

(b) The obligations of the Issuers set forth in Section 5.04(a) are nonrecourse obligations solely of the Issuers and will be payable only from the Collateral Pool in accordance with and subject to the priority set forth in Section 2.11. The Indenture Trustee hereby agrees that it has no rights or claims against the Issuers directly and shall only look to the Collateral Pool to satisfy any Issuer’s obligations under Section 5.04(a). Notwithstanding anything to the contrary herein, the Indenture Trustee hereby agrees not to file or join in filing any petition in bankruptcy or commence any similar proceeding in respect of any Issuer.

(c) The Indenture Trustee shall not institute any proceeding seeking the enforcement of any lien against the Collateral Pool unless (i) such proceeding is in connection with a proceeding in accordance with Article IV hereof for enforcement of the lien of the Mortgages and this Indenture for the benefit of the Noteholders after the occurrence of an Event of Default (other than an Event of Default due solely to a breach of this Section 5.04) and a resulting declaration of acceleration of such Notes that has not been rescinded and annulled, or (ii) such proceeding does not and will not result in or cause a sale or other disposition of the Collateral included in the Collateral Pool.

Section 5.05 Corporate Indenture Trustee Required; Eligibility.

The Issuers hereby agree that there shall at all times be an Indenture Trustee hereunder which shall be a bank (within the meaning of Section 2(a)(5) of the 1940 Act) organized and doing business under the laws of the United States or any State thereof, authorized under such laws to exercise corporate trust powers, having aggregate capital, surplus and undivided profits of at least $100,000,000, and subject to supervision or examination by Federal or State authority, the long-term unsecured debt of which is rated not lower than “A-” by S&P (or such other criteria set forth in the most recent Series Supplement) and the short term debt of which is rated no lower than “A-1 by S&P (or such other criteria set forth in the most recent Series Supplement), or another institution the retention of which satisfies the Rating Condition. If such bank publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital, surplus and undivided profits of such bank shall be deemed to be its combined capital, surplus and undivided profits as set forth in its most recent report of condition so published. The Indenture Trustee shall at all times meet the requirements of Section 26(a)(1) of the 1940 Act and shall in no event be an Affiliate of any Issuer or an Affiliate of any Person involved in the organization or operation of any Issuer or be directly or indirectly controlled by any Issuer. If at any time a Responsible Officer of the Indenture Trustee becomes aware that the Indenture Trustee has ceased to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 5.06 Authorization of Indenture Trustee.

The Indenture Trustee represents and warrants as to itself: that it is duly authorized under applicable federal law, its charter and its by-laws to execute and deliver this Indenture, and to perform its obligations hereunder, including, without limitation, that (assuming it is enforceable against the other parties hereto) this Indenture constitutes its valid and binding obligation enforceable against it in accordance with the Indenture’s terms (subject to applicable bankruptcy and insolvency laws and general principles of equity), that it is duly authorized to accept the Grant to it of the Collateral included in the Collateral Pool and is authorized to authenticate any Series of Notes, and that all corporate action necessary or required therefor has been duly and effectively taken or obtained and all federal and state governmental consents and approvals required with respect thereto have been obtained.

Section 5.07 Merger, Conversion, Consolidation or Succession to Business.

Any corporation, bank, trust company or association into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation, bank, trust company or association resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation, bank, trust company or association succeeding to all or substantially all the corporate trust business of the Indenture Trustee, shall be the successor of the Indenture Trustee hereunder; provided, that such corporation, bank, trust company or association shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 5.08 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Indenture Trustee and no appointment of a successor Indenture Trustee pursuant to this Article shall become effective until (i) the acceptance of appointment by the successor Indenture Trustee in accordance with the applicable requirements of Section 5.09, (ii) payment to the predecessor Indenture Trustee of all unpaid fees and expenses and (iii) the Rating Condition is satisfied.

(b) Subject to Section 5.08(a), the Indenture Trustee may be removed at any time with respect to the Notes by the Requisite Global Majority and notice of such action by the Noteholders shall be delivered to the Indenture Trustee, the Issuers and the Rating Agencies.

(c) If at any time:

(i) the Indenture Trustee shall cease to be eligible under Section 5.05, or the representations of the Indenture Trustee in Section 5.06 shall prove to be untrue in any material respect, and the Indenture Trustee shall fail to resign after written request therefor by the Issuers or the Noteholders of 10% of the Aggregate Series Principal Balance; or

(ii) the Indenture Trustee shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Indenture Trustee or all or substantially all of its property, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Indenture Trustee; or the Indenture Trustee shall admit in writing its inability to pay its debts as they become due or fail to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

(iii) the Indenture Trustee otherwise shall become incapable of acting;

then, in any such case, (i) the Issuers, may by written notice remove the Indenture Trustee, or (ii) subject to Section 4.13, any Noteholder may, on its own behalf and on behalf of all others similarly situated, petition any court of competent jurisdiction for the removal of the Indenture Trustee and the appointment of a successor Indenture Trustee.

(d) If the Indenture Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Indenture Trustee for any reason (including removal), the Issuers, with the consent of the Requisite Global Majority, shall promptly appoint a successor Indenture Trustee, who shall comply with the applicable requirements of Section 5.09 and be eligible under Section 5.05. If, within 60 days after such resignation, or incapacity, or the occurrence of such vacancy, a successor Indenture Trustee shall not have been appointed by the Issuers and shall not have accepted such appointment in accordance with the applicable requirements of Section 5.09, then a successor Indenture Trustee shall be appointed by act of the Requisite Global Majority or by the Issuers delivered to the Issuers or the Noteholders, as applicable, and the retiring Indenture Trustee, and the successor Indenture Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 5.09, become the successor Indenture Trustee with respect to the Notes.

If the Indenture Trustee shall resign pursuant to this Section 5.08, then such resigning Indenture Trustee must pay all costs and expenses associated with the transfer of its duties. If the Indenture Trustee shall be removed pursuant to this Section 5.08, then the party requesting such removal of the Indenture Trustee shall pay all costs and expenses associated with the transfer of its duties.

If, within 120 days after such resignation, removal or incapacity, or the occurrence of such vacancy, no successor Indenture Trustee shall have been so appointed and accepted appointment in the manner required by Section 5.09, any Issuer, the Requisite Global Majority or the resigning Indenture Trustee may, on its own behalf, petition any court of competent jurisdiction for the appointment of a successor Indenture Trustee.

(e) The Issuers shall give notice of any resignation or removal of the Indenture Trustee and the appointment of a successor Indenture Trustee by giving notice of such event to the Rating Agencies and the Noteholders. Each notice shall include the name of the successor Indenture Trustee and the address of its corporate trust office.

Section 5.09 Acceptance of Appointment by Successor.

In case of the appointment hereunder of a successor Indenture Trustee, the successor Indenture Trustee so appointed shall execute, acknowledge and deliver to the Issuers and to the retiring Indenture Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Indenture Trustee shall become effective and such successor Indenture Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Indenture Trustee; but, on the request of the Issuers or the successor Indenture Trustee, such retiring Indenture Trustee shall, upon payment of its fees, execute and deliver an instrument transferring to such successor Indenture Trustee all the rights, powers and trusts of the retiring Indenture Trustee, shall duly assign, transfer and deliver to such successor Indenture Trustee all property and money held by such retiring Indenture Trustee hereunder, and shall take such action as may be requested by the Issuers to provide for the appropriate interest in the Collateral Pool (including, without limitation, the Mortgages) to be vested in such successor Indenture Trustee, but shall not be responsible for the recording of such documents and instruments as may be necessary to give effect to the foregoing.

Upon request of any such successor Indenture Trustee, the Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Indenture Trustee all such rights, powers and trusts referred to in this Section.

No successor Indenture Trustee shall accept its appointment unless at the time of such acceptance such successor Indenture Trustee shall be qualified and eligible under this Article.

Section 5.10 Unclaimed Funds.

The Indenture Trustee is required to hold any payments received by it with respect to the Notes that are not paid to the Noteholders in trust for the Noteholders. Notwithstanding the foregoing, at the expiration of three years following the Final Payment Date for any Class of Notes of any Series, any moneys set aside in accordance with Section 2.11(b)

for payment of principal, interest and other amounts on such Notes remaining unclaimed by any lawful owner thereof, and, to the extent required by applicable law, any accrued interest thereon shall be remitted to the applicable Issuers, as their interest may appear, to be held in trust by such Issuers for the benefit of the applicable Noteholder until distributed in accordance with applicable law, and all liability of the Indenture Trustee with respect to such money shall thereupon cease; provided, that the Indenture Trustee, before being required to make any such remittance, may, at the expense of the applicable Noteholder, payable out of such unclaimed funds, to the extent permitted by applicable law, and otherwise at the expense of the applicable Issuers payable out of the Collateral Pool (in accordance with and subject to the priority set forth in Section 2.11), cause to be published at least once but not more than three times in two newspapers in the English language customarily published on each Business Day and of general circulation in New York, New York, a notice to the effect that such moneys remain unclaimed and have not been applied for the purpose for which they were deposited, and that after a date specified therein, which shall be not less than 30 days after the date of first publication of said notice, any unclaimed balance of such moneys then remaining in the hands of the Indenture Trustee will be paid to the applicable Issuers upon their written directions to be held in trust for the benefit of the applicable Noteholder until distributed in accordance with applicable law. Any successor to an Issuer through merger, consolidation or otherwise or any recipient of substantially all the assets of an Issuer in a liquidation of such Issuer shall remain liable for the amount of any unclaimed balance paid to such Issuer pursuant to this Section 5.10.

Section 5.11 Illegal Acts.

No provision of this Indenture or any amendment or supplement hereto shall be deemed to impose any duty or obligation on the Indenture Trustee to do any act in the performance of its duties hereunder or to exercise any right, power, duty or obligation conferred or imposed on it, which under any present or future law shall be unlawful, or which shall be beyond the corporate powers, authorization or qualification of the Indenture Trustee.

Section 5.12 Communications by the Indenture Trustee.

The Indenture Trustee, if any principal of or interest on any Notes due and payable hereunder is not paid, shall send to the applicable Issuers, within one (1) Business Day after the Maturity thereof, a written demand for payment thereon.

Section 5.13 Separate Indenture Trustees and Co-Trustees.

(a) Notwithstanding any other provisions of this Indenture, at any time, for the purpose of meeting legal requirements applicable to it in the performance of its duties hereunder, the Indenture Trustee shall have the power to, and shall execute and deliver all instruments to, appoint one or more Persons to act as separate trustees or co-trustees hereunder, jointly with the Indenture Trustee, of any portion of the Collateral Pool subject to this Indenture, and any such Persons shall be such separate trustee or co-trustee, with such powers and duties consistent with this Indenture as shall be specified in the instrument appointing such Person but without thereby releasing the Indenture Trustee from any of its duties hereunder. If the Indenture Trustee shall reasonably request the Issuers to do so, the Issuers shall join with the Indenture Trustee in the execution of such instrument, but the Indenture Trustee shall have the power to make such appointment without making such request. A separate trustee or co-trustee appointed pursuant to this Section 5.13 need not meet the eligibility requirements of Section 5.05.

(b) Every separate trustee and co-trustee shall, to the extent not prohibited by law, be subject to the following terms and conditions:

(i) the rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Indenture Trustee joining in such act), as shall be provided in the appointing instrument, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or co-trustee at the direction of the Indenture Trustee;

(ii) all powers, duties, obligations and rights conferred upon the Indenture Trustee, in respect of the custody of all cash deposited hereunder shall be exercised solely by the Indenture Trustee; and

(iii) the Indenture Trustee may at any time by written instrument accept the resignation of or remove any such separate trustee or co-trustee, and, upon the reasonable request of the Indenture Trustee, the Issuers shall join with the Indenture Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to make effective such resignation or removal, but the Indenture Trustee shall have the power to accept such resignation or to make such removal without making such request. A successor to a separate trustee or co-trustee so resigning or removed may be appointed in the manner otherwise provided herein.

(c) Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article V. Every such instrument shall be filed with the Indenture Trustee. Such separate trustee or co-trustee, upon acceptance of such trust, shall be vested with the estates or property specified in such instruments, jointly with the Indenture Trustee, and the Indenture Trustee shall take such action as may be necessary to provide for (i) the appropriate interest in the Collateral Pool to be vested in such separate trustee or co-trustee, and (ii) the execution and delivery of any transfer documentation or bond powers that may be necessary to give effect to the transfer of the lien of this Indenture and the Mortgages to the co-trustee. Any separate trustee or co-trustee may, at any time, by written instrument constitute the Indenture Trustee, its agent or attorney-in-fact with full power and authority, to the extent permitted by law, do all lawful acts and things and exercise all discretion authorized or permitted by it, for and on behalf of it and in its name. If any separate trustee or co-trustee shall be dissolved, become incapable of acting, resign, be removed or die, all the estates, property, rights, powers, trusts, duties and obligations of said separate trustee or co-trustee, so far as permitted by law, shall vest in and be exercised by the Indenture Trustee, without the appointment of a successor to said separate trustee or co-trustee, until the appointment of a successor to said separate trustee or co-trustee is necessary as provided in this Indenture.

(d) Any notice, request or other writing, by or on behalf of any Noteholder, delivered to the Indenture Trustee shall be deemed to have been delivered to all separate trustees and co-trustees.

(e) Although co-trustees may be jointly liable, no co-trustee or separate trustee shall be severally liable by reason of any act or omission of the Indenture Trustee or any other such trustee hereunder.

(f) No appointment of a separate trustee or co-trustee pursuant to this Section 5.13 shall relieve the Indenture Trustee of any of its obligations, duties or responsibilities hereunder in any way or to any degree.

Section 5.14 Representations and Warranties of the Indenture Trustee.

The Indenture Trustee represents and warrants:

(i) the Indenture Trustee is duly organized and validly existing under the laws of the jurisdiction of its organization;

(ii) the Indenture Trustee has full power and authority to deliver and perform this Indenture, any Series Supplement and each other Transaction Document to which it is a party and to authenticate the Notes and has taken all necessary action to authorize the execution, delivery and performance by it of this Indenture, each Series Supplement and each other Transaction Document to which it is a party and to authenticate the Notes;

(iii) each of this Indenture, each Series Supplement and each other Transaction Document to which it is a party has been duly executed and delivered by the Indenture Trustee and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing);

(iv) the Indenture Trustee meets the eligibility requirements set forth in Section 5.05; and

(v) the Indenture Trustee is duly authorized to accept the Grant to it of the Collateral included in the Collateral Pool, and represents that all corporate action necessary or required therefor has been duly and effectively taken or obtained and all federal and state governmental consents and approvals required with respect thereto have been obtained.

The Indenture Trustee is hereby authorized to execute any joinder agreements with respect to the Custody Agreement in connection with the inclusion of a new Issuer thereunder.

ARTICLE VI

REPORTS TO NOTEHOLDERS

Section 6.01 Reports to Noteholders and Others.

(a) Based on information with respect to the Mortgage Loans, Mortgaged Properties and Leases provided to the Indenture Trustee by the Property Manager and the Special Servicer pursuant to the Property Management Agreement (and the Indenture Trustee’s calculations based on such information and the Indenture Trustee’s records with respect to the Notes), the Indenture Trustee shall prepare, or cause to be prepared, and make available either in electronic format or by first class mail on each Payment Date, or as soon thereafter as is practicable, to the Issuers, the Initial Purchasers, the Rating Agencies, each Noteholder and any other Person upon the direction of any Issuer a statement in respect of the payments made on such Payment Date setting forth the information set forth in Exhibit B hereto (the “Trustee Report”). The Indenture Trustee shall promptly make each Trustee Report available via the Indenture Trustee’s internet website to any Noteholder, Note Owner or prospective investor upon receipt by the Indenture Trustee from such person of a certification in the form of Exhibit E-1 or E-2 attached hereto, as applicable, and to the Issuers, designees of the Issuers, the Property Manager, the Special Servicer, the Back-Up Manager, any Sub-Manager, the Rating Agencies and the Initial Purchasers. The Indenture Trustee’s internet website will be located at “http://www.sf.citidirect.com” or at such other address as the Indenture Trustee shall notify the parties hereto from time to time. For assistance with the Indenture Trustee’s internet website, Noteholders may call (800) 422-2066.

In connection with providing access to the Indenture Trustee’s internet website, the Indenture Trustee shall require registration and the acceptance of a disclaimer as well as the delivery of a request for information, substantially in the form of Exhibit E-1 or Exhibit E-2, as applicable. The Indenture Trustee shall not be liable for having disseminated information in accordance with this Indenture.

The Indenture Trustee shall be entitled to rely on and shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the Trustee Report and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(b) Within a reasonable period of time after the end of each calendar year (but in no event more than 60 days following the end of such calendar year), the Indenture Trustee shall prepare, or cause to be prepared, and make available either in electronic format or by first class mail upon request to each Person who at any time during the calendar year was a Noteholder (i) a statement containing the aggregate amount of principal and interest payments on the Notes for such calendar year or applicable portion thereof during which such person was a Noteholder and (ii) such other customary information as the Indenture Trustee deems necessary or desirable for Noteholders to prepare their federal, state and local income tax returns including, without limitation (and to the extent provided to it by the Issuers which shall so cause such information to be provided), the amount of original issue discount accrued on the Notes, if applicable. The obligations of the Indenture Trustee in the immediately preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information has been provided by the Indenture Trustee.

Section 6.02 Access to Certain Information.

(a) The Indenture Trustee shall afford to the Issuers, the Property Manager, the Special Servicer, the Back-Up Manager, the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Noteholder, access to any documentation regarding the Collateral Pool within its control that may be required to be provided by this Indenture or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Indenture Trustee designated by it.

(b) The Indenture Trustee shall maintain at its office primarily responsible for administration of the Collateral Pool and shall deliver to the Issuers and, subject to the succeeding paragraph, any Noteholder or Note Owner or Person identified to the Indenture Trustee as a prospective transferee of a Note or an Ownership Interest therein (at the reasonable request and expense of the requesting party), and shall make available on the 17g-5 Website, copies of the following items (to the extent that such items have been delivered to the Indenture Trustee or the Indenture Trustee can cause such items to be delivered to it without unreasonable burden or expense): (i) any private placement memorandum or disclosure document relating to the applicable Notes, in the form most recently provided to the Indenture Trustee by the applicable Issuers or by any Person designated by such Issuers; (ii) this Indenture, the LLC Agreements, the Property Management Agreement, any Property Transfer Agreements and any amendments hereto or thereto; (iii) all reports required to be prepared by, and all reports delivered to, the Indenture Trustee, the Property Manager, the Special Servicer or the Back-Up Manager in such capacities since the Initial Closing Date pursuant to the Property Management Agreement or this Indenture; (iv) all Officer’s Certificates delivered by the Property Manager and the Special Servicer since the Initial Closing Date pursuant to Section 3.13 of the Property Management Agreement and all Officer’s Certificates delivered by the Issuers since the Initial Closing Date pursuant to Section 9.07; (v) all accountants’ reports caused to be delivered by the Property Manager and the Special Servicer since the Initial Closing Date pursuant to Section 3.14 of the Property Management Agreement; (vi) all Determination Date Reports, Special Servicer Reports and Modified Collateral Detail and Realized Loss Reports (each, as defined in the Property Management Agreement) since the Initial Closing Date prepared pursuant to Section 4.01 of the Property Management Agreement; (vii) copies of the Loan Files and the Lease Files, including any and all modifications, waivers and amendments of the terms of each Mortgage Loan or Lease entered into or consented to by the Property Manager or the Special Servicer and delivered to the Indenture Trustee pursuant to Section 3.19 of the Property Management Agreement or otherwise; and (viii) any and all Officer’s Certificates and other evidence to support the Property Manager’s, the Special Servicer’s or the Indenture Trustee’s, as the case may be, determination that any Advance was or, if made, would be a Nonrecoverable Advance. The Indenture Trustee shall make available copies of any and all of the foregoing items upon request of any party set forth in the previous sentence. However, the Indenture Trustee shall be permitted to require of such party the payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies as are requested by such party.

If requested by any Noteholder, the Indenture Trustee (to the extent it is able to obtain such information from the Property Manager) shall provide: (i) the most recent inspection report prepared by the Property Manager or the Special Servicer in respect of each Mortgaged Property pursuant to Section 3.12(a) of the Property Management Agreement; (ii) the most recent available operating statement and financial statements of the related Borrower or Tenant collected by the Property Manager or the Special Servicer pursuant to Section 3.12(b) of the Property Management Agreement, together with the accompanying written reports to be prepared by the Property Manager or the Special Servicer, as the case may be, pursuant to Section 3.12(c) of the Property Management Agreement; and (iii) any and all notices and reports with respect to any Mortgaged Property as to which environmental testing is contemplated by Section 10.08.

The Indenture Trustee will make available, upon reasonable advance notice and at the expense of the requesting party, copies of the above items to any Noteholder or Note Owner and to prospective purchasers of Notes; provided, that, as a condition to making such items available, the Indenture Trustee shall require (a) in the case of Noteholders or Note Owners, a confirmation executed by the requesting Person substantially in the form of Exhibit E-1 hereto generally to the effect that such Person is a Noteholder or Note Owner, is requesting the information solely for use in evaluating such Person’s investment in the related Notes and will otherwise keep such information confidential and (b) in the case of a prospective purchaser, confirmation executed by the requesting Person and such Person’s prospective transferor substantially in the form of Exhibit E-2 hereto generally to the effect that such Person is a prospective purchaser of Notes, is requesting the information solely for use in evaluating a possible investment in such Notes and will otherwise keep such information confidential.

(c) (i) To the extent that any of the Issuers, the Property Manager, the Special Servicer or the Indenture Trustee is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Indenture or the Property Management Agreement, or in the event evidence of satisfaction of the Rating Condition is sought, the Issuers, the Property Manager, the Special Servicer or the Indenture Trustee, as applicable (or their respective representatives or advisors), shall provide such information or communication to the 17g-5 Information Provider by e-mail at ratingagencynotice@citi.com with the subject heading of “Spirit Master Funding” and with sufficient detail to indicate that such information is required to be posted on the 17g-5 Website. The 17g-5 Information Provider shall upload such information or communication to the 17g-5 Website in a commercially reasonable time following receipt, and after the applicable party has received written notification from the 17g-5 Information Provider (which the 17g-5 Information Provider agrees to provide on a reasonably prompt basis) (which may be in the form of e-mail) that such information has been uploaded to the 17g-5 Website, the applicable party or its representative or advisor shall provide such information to such Rating Agency.

(ii) If any information delivered to the 17g-5 Information Provider is not in electronic format readable and uploadable on the 17g-5 Information Provider’s system or is locked or corrupted or otherwise does not comply with the requirements of the prior sentence, then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly use reasonable efforts to deliver the subject information in the required format.

(iii) The information set forth in clauses (a) and (b) shall be made available by the 17g-5 Information Provider on the 17g-5 Website. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be or whether such information is required to be posted on the 17g-5 Website pursuant to this Agreement or applicable law. In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Website. The Indenture Trustee and the 17g-5 Information Provider shall not be deemed to have obtained actual knowledge of any information as a result of receipt of such information for purposes of posting such information to the 17g-5 Website or as a result of posting such information to the 17g-5 Website. The 17g-5 Information Provider shall not be liable for its failure to make any information available on the 17g-5 Website unless such information was delivered in the format required pursuant to Section 6.03(c)(i).

(d) In connection with providing access to the 17g-5 Website, the 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The 17g-5 Information Provider makes no representations or warranties as to the accuracy or completeness of any information being made available on the 17g-5 Website and assumes no responsibility for it. The 17g-5 Information Provider will not be deemed to have knowledge of any information posted on the 17g-5 Website solely by virtue of such posting. In addition, the Indenture Trustee and the 17g-5 Information Provider disclaim responsibility for any information for which it is not the original source.

(e) Subject to Section 5.01, the Indenture Trustee shall not be liable for any dissemination of information made in accordance with Sections 6.03(a) or (b).

ARTICLE VII

REDEMPTION; SERIES ENHANCEMENT

Section 7.01 Redemption of the Notes.

(a) The Notes of each Series shall be subject to optional redemption as provided in clause (b) below unless otherwise specified in the applicable Series Supplement.

(b) Unless otherwise specified in a Series Supplement for any Series of Notes, an optional redemption (it being understood that, for purposes of this Section 7.01, the allocation and distribution of Unscheduled Principal Proceeds shall not constitute an optional redemption) with respect to such Series of Notes or any Class thereof shall occur in the following manner:

(i) Any such optional redemption of any Series or Class of Notes shall occur on a Payment Date after the Optional Repayment Date for such Series or Class of Notes; provided, that, if there is no Optional Repayment Date for any Series or Class of Notes, such Series or Class of Notes may be optionally redeemed on any Payment Date.

(ii) The applicable Issuers shall provide written notice of any such optional redemption to the Indenture Trustee at least ten (10) days prior to its exercise, and such notice shall specify the amount of principal that will be redeemed (the “Principal Redemption Amount”) and, if available, the amount of any Make Whole Payment (or similar payment), if any, that will be due in respect of such optional redemption (such amount of principal and Make Whole Payment (or similar payment) with respect to any optional redemption, the “Specified Terms”). Following receipt of such notice, the Indenture Trustee, shall provide written notice to the Noteholders of the optional redemption of such Notes. Such notice to Noteholders shall to the extent practicable be mailed no later than five Business Days prior to such Payment Date and shall specify (a) the Specified Terms and (b) in the event that such Payment Date will constitute the Final Payment Date with respect to any Notes, that amounts will be payable on such Payment Date only upon presentation and surrender of such Note and shall specify the place where such Note may be presented and surrendered for such final payment.

(c) In the event of any optional redemption with respect to any Notes of any Series, the applicable Issuer(s) will deposit (or cause to be deposited) amounts (other than Available Amounts) that, when combined with the Series Available Amount allocated to such Series on the Payment Date on which such optional redemption occurs, will result in sufficient funds being available in order to pay in full, pursuant to the terms of the applicable Series Supplement, (i) the Principal Redemption Amount with respect to such Notes, (ii) all accrued and unpaid interest on such Notes and (iii) the Make Whole Payment (or any similar payment) payable on such Notes in respect of such optional redemption. The Indenture Trustee shall treat any amounts so deposited as Series Available Amounts with respect to such Series of Notes, and such amounts shall not be available to make payments with respect to any other Series of Notes or pay any other obligations of any Issuer. In the event that any such optional redemption is to occur on any Payment Date, the applicable Issuer(s) shall deposit (or cause to be deposited) amounts (other than Available Amounts) that, when combined with the Available Amount on such Payment Date, will be sufficient in order to pay in full all Collateral Pool Expenses for such Payment Date in accordance with Section 2.11(b).

Section 7.02 Series Enhancement.

To manage any other risks between the Collateral Pool and the Notes of any Series, the applicable Issuers, on or before the related Series Closing Date, may enter into one or more types of Series Enhancement with respect to such Series of Notes, and may from time to time thereafter enter into additional Series Enhancements, in each case so long as the Rating Condition is satisfied. The Series Supplement with respect to such Series of Notes shall specify the form of Series Enhancement and Series Enhancer, if any, and any additional terms with respect thereto.

ARTICLE VIII

SUPPLEMENTAL INDENTURES; AMENDMENTS

Section 8.01 Supplemental Indentures or Amendments Without Consent of Noteholders.

Without the consent of any Noteholder, upon 20 days’ prior written notice to the Rating Agencies, the parties to each agreement listed below, at any time and from time to time, may enter into one or more indentures supplemental hereto, or one or more amendments hereto or to the Notes, the Property Management Agreement, the Property Transfer Agreements, the Environmental Indemnity Agreement, the Performance Undertaking or any other Transaction Documents, as applicable, for any of the following purposes:

(1) to correct any typographical error or cure any ambiguity, or to cure, correct, amend or supplement any provision herein or in the Notes, the Property Management Agreement, the Property Transfer Agreements, any Environmental Indemnity Agreement, any Performance Undertaking or any other Transaction Document; provided, that such action shall not adversely affect the interests of the Noteholders in any material respect; provided, that if the Rating Condition is satisfied, any such action shall be deemed not to materially adversely affect the interests of any Noteholder;

(2) to convey, transfer, assign, mortgage or pledge any property to the Indenture Trustee so long as the interests of the Noteholders would not be adversely affected in any material respect;

(3) to correct any manifestly incorrect description, or amplify the description, of any property subject to the lien of the Mortgages or this Indenture;

(4) to modify the Indenture, the Property Management Agreement, the Property Transfer Agreements, any Environmental Indemnity Agreement, any Performance Undertaking or any other Transaction Documents as required or made necessary by any change in applicable law, so long as the interests of the Noteholders would not be adversely affected in any material respect; provided, that if the Rating Condition is satisfied, any such action shall be deemed not to materially adversely affect the interests of any Noteholder;

(5) to add to the covenants of any Issuer, or any other party for the benefit of the Noteholders, or to surrender any right or power conferred upon any Issuer under this Indenture, the Property Management Agreement, any Property Transfer Agreement, any Environmental Indemnity Agreement, the Performance Undertaking or any other Transaction Document;

(6) to add any additional Events of Default hereunder or Servicer Replacement Events (as defined in the Property Management Agreement) under the Property Management Agreement; provided, that such action shall not adversely affect the interests of the Noteholders in any material respect; provided, that if the Rating Condition is satisfied, any such action shall be deemed not to materially adversely affect the interests of any Noteholder; or

(7) to evidence and provide for the acceptance of appointment by a successor Indenture Trustee, Property Manager, Special Servicer, Collateral Agent, Custodian or Back-Up Manager.

No such supplemental indenture or amendment shall be effective unless the Indenture Trustee shall have first received an Opinion of Counsel to the effect that such amendment will not cause (i) any Class of Notes of any Series that was characterized as debt, as of the applicable Series Closing Dates, to be characterized other than as indebtedness for U.S. federal income tax purposes, (ii) any of the Issuers of any outstanding Series to be treated as an association, a publicly-traded partnership or a taxable mortgage pool taxable as a corporation or (iii) any taxable gain or loss to be recognized by any Noteholder of an outstanding Series.

Section 8.02 Supplemental Indentures With Consent.

Without limiting Section 8.01, with the consent of the Controlling Party of each Series, and 20 days’ prior written notice to the Rating Agencies, the parties to the agreements listed below may enter into one or more indentures supplemental hereto, or one or more amendments hereto or to the Notes, the Property Management Agreement, the Property Transfer Agreements, the Environmental Indemnity Agreement, the Performance Undertaking or any other Transaction Document for the purpose of adding any provisions hereto or thereto, changing in any manner or eliminating any of the provisions hereof or thereof or modifying in any manner the rights of the Noteholders hereunder or thereunder; provided, that no such supplemental indenture or amendment shall be effective unless the Indenture Trustee shall have first received an Opinion of Counsel to the effect that such amendment will not (i) cause any Class of Notes of any Series that was characterized as debt as of the applicable Series Closing Date to be characterized other than as indebtedness for U.S. federal income tax purposes, and (ii) cause any of the Issuers of any outstanding Series to be treated as an association, a publicly-traded partnership or a taxable mortgage pool taxable as a corporation; and provided, further, that no such supplemental indenture or amendment described in this section may, without the consent of the Noteholders of 100% of the Aggregate Series Principal Balance of the Outstanding Notes affected thereby:

(1) change any Legal Final Payment Date or the Payment Date of any principal, interest or other amount on any Note;

(2) reduce the Note Principal Balance of a Note, the Class Principal Balance of any Class of Notes, or the applicable Note Rate;

(3) authorize the Indenture Trustee to agree to delay the timing of, or reduce the payments to be made on or in respect of, the Mortgage Loans, the Mortgaged Properties or the Leases except as provided in this Indenture, in the Property Management Agreement or in the Property Transfer Agreements, or change the coin or currency in which the principal of any Note or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the applicable Legal Final Payment Date;

(4) reduce the percentage of the then Aggregate Series Principal Balance, the consent of whose Noteholders is required for any such supplemental indenture or amendment, or the consent of whose Noteholders is required for any waiver of defaults under any Transaction Document and their consequences provided for in any Transaction Document, or for any other reason under any Transaction Document;

(5) change any obligation of any Issuer to maintain an office or agency in the places and for the purposes specified in the Indenture;

(6) except as otherwise expressly provided in this Indenture, in the Property Management Agreement, in any Property Transfer Agreement or in any Mortgage, deprive the Indenture Trustee of the benefit of a first priority security interest in the Collateral;

(7) modify Section 2.11; or

(8) release from the lien of this Indenture, the applicable Property Transfer Agreement and the applicable Mortgage (except as specifically permitted under this Indenture, the Property Management Agreement or such Mortgage) all or any part of the Collateral Pool.

It shall not be necessary for the consent of the Noteholders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Notwithstanding anything to the contrary in this Indenture, none of the above-referenced Transaction Documents may be amended without the consent of the Property Manager, the Special Servicer or the Back-Up Manager, as applicable, if such person would be materially adversely affected by such amendment, regardless of whether any such person is a party to such agreement.

Section 8.03 Delivery of Supplements and Amendments.

Promptly after the execution by the Issuers and the Indenture Trustee (and any other party, if required) of any supplemental indenture or amendment pursuant to the provisions hereof, the Indenture Trustee, at the expense of the Issuers payable out of the Collateral Pool pursuant to Section 5.04, shall furnish a notice setting forth in general terms the substance of such supplemental indenture or amendment to the Rating Agencies and to each Noteholder at the address for such Noteholder set forth in the Note Register.

Section 8.04 Series Supplements.

(a) For purposes of this Article VIII, a Series Supplement executed in accordance with the provisions of Section 2.04(c) shall not be considered an amendment or supplemental indenture for the purposes of this Article VIII. Accordingly, any Series Supplement executed in accordance with the provisions of Section 2.04(c) may amend, modify or supplement this Indenture and the Issuers and the other parties thereto may amend, modify or supplement any of the Transaction Documents in connection with any such New Issuance, in each case without the consent of the Noteholders; provided, that no such amendment, modification or supplement may, without the consent of the holders of 100% of the Aggregate Series Principal Balance affected thereby:

(1) change the Legal Final Payment Date, the Anticipated Repayment Date or the Payment Date of any principal, interest or other amount on any such Note, or reduce the Note Principal Balance or the Class Principal Balance thereof or the Note Rate thereon, or change the coin or currency in which the principal of any Note or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the applicable Legal Final Payment Date thereof;

(2) reduce the percentage of the then Aggregate Series Principal Balance, the consent of whose Holders is required for any supplemental indenture or amendment, or the consent of whose Holders is required for any waiver of default under the Transaction Documents, or for any other reason under a Transaction Document (including for actions taken by the Indenture Trustee pursuant to Section 4.01);

(3) change any obligation of an Issuer to maintain an office or agency in the places and for the purposes specified in this Indenture;

(4) except as otherwise expressly provided in this Indenture, in the Property Management Agreement, in any Property Transfer Agreement or in any Mortgage, deprive the Indenture Trustee of the benefit of a first priority perfected security interest in the Collateral included in the Collateral Pool;

(5) release from the lien of the Mortgages or this Indenture, (except as specifically permitted under this Indenture, the Property Management Agreement or such Mortgage) all or any part of the Collateral;

(6) modify the definition of the term “Noteholder”; or

(7) modify Article VIII of this Indenture.

No such supplemental indenture or amendment shall be effective unless the Indenture Trustee shall have first received an Opinion of Counsel to the effect that such amendment will not (i) cause any Class of Notes of any Series that was characterized as debt, as of the applicable Series Closing Dates, to be characterized other than as indebtedness for U.S. federal income tax purposes, and (ii) any of the Issuers of any outstanding Series to be treated as an association, a publicly-traded partnership or a taxable mortgage pool taxable as a corporation.

Section 8.05 Execution of Supplemental Indentures, Etc.

In executing, or accepting the additional trusts created by, any supplemental indenture or amendment permitted by this Article or in accepting the modifications thereby of the trusts created by this Indenture or in giving any consent to any modification of any Mortgage Loan or any Lease pursuant to this Indenture, the Indenture Trustee shall be entitled to receive, at the applicable Issuers’ expense payable out of the Collateral Pool pursuant to Section 2.11, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture, amendment or modification is authorized or permitted by this Indenture and each Series Supplement. The Indenture Trustee may, but shall not be obligated to, enter into any such supplemental indenture or amendment or consent to any such modification which affects the Indenture Trustee’s own rights, duties or immunities under this Indenture or otherwise.

ARTICLE IX

COVENANTS; WARRANTIES

Section 9.01 Maintenance of Office or Agency.

The Issuers shall maintain or cause to be maintained an office or agency in the continental United States where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Indenture Trustee and the Noteholders of the location, and any change in the location, of such office or agency.

Section 9.02 Existence and Good Standing.

Subject to Section 9.08, the Issuers will each keep in full effect its existence, rights and franchises under the laws of its jurisdiction of organization, and will remain in good standing as a foreign limited liability company, in each jurisdiction to the extent the failure to remain in good standing would affect materially and adversely (i) the enforceability of this Indenture or (ii) such Issuer’s performance of its obligations hereunder.

Section 9.03 Payment of Taxes and Other Claims.

(a) The Issuers shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other governmental charges and claims, including any interest, additions to tax or penalties applicable thereto (the “Taxes”) levied or imposed upon the Issuers or upon the income, profits or property of the Issuers, or shown to be due on the tax returns filed by the Issuers, except any such Taxes which any Issuer is in good faith contesting in appropriate proceedings and with respect to which adequate reserves are established if required in accordance with GAAP; provided, that such failure to pay or discharge will not cause a forfeiture of, or a lien to encumber, any property included in the Collateral Pool. Upon the written direction of the Property Manager in accordance with the Property Management Agreement, the Indenture Trustee is authorized to pay out of the Payment Account, prior to making payments on the Notes, any such Taxes which, if not paid, would cause a forfeiture of, or a lien to encumber, any property included in the Collateral Pool.

(b) After prior written notice to the Indenture Trustee, any Issuer, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any of the Taxes; provided, that (i) no Event of Default has occurred and is continuing, (ii) such Issuer is not prohibited from doing so under the provisions of any mortgage, deed of trust or deed to secure debt affecting the related Mortgaged Property, (iii) such proceeding shall suspend the collection of the Taxes from such Issuer and from such Mortgaged Property or such Issuer shall have paid all of the Taxes under protest, (iv) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Issuer is subject and shall not constitute a default thereunder, (v) neither such Mortgaged Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost, and (vi) unless such Issuer has paid all of the Taxes under protest, such Issuer has furnished such security as may be required in the proceeding, as may be reasonably requested by the Indenture Trustee to insure the payment of any contested Taxes, together with all interest and penalties thereon.

Section 9.04 Validity of the Notes; Title to the Collateral; Lien.

(a) Each Issuer represents and warrants to the other parties hereto that such Issuer is duly authorized under applicable law and the related LLC Agreement to create and issue the Notes with respect to which it is an issuer, to pledge the applicable Collateral included in the Collateral Pool to the Indenture Trustee, to execute and deliver this Indenture, the other documents referred to herein to which it is a party and all instruments included in the Collateral Pool which it has executed and delivered, and that all partnership action and governmental consents, authorizations and approvals necessary or required therefor have been duly and effectively taken or obtained. The Notes, when issued, will be, and this Indenture and such other documents are, valid and legally binding obligations of the Issuers enforceable in accordance with their terms, subject only to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditor’s rights generally, (ii) general equitable principles, whether considered in a proceeding at law or in equity and (iii) an implied covenant of good faith and fair dealing.

(b) Each Issuer represents and warrants to the other parties hereto that (i) such Issuer has good title to, and is the sole owner of, each applicable Mortgage Loan, Mortgaged Property and Lease, as applicable, and all other applicable Collateral included in the Collateral Pool, free and clear of any pledge, lien, encumbrance or security interest other than Permitted Exceptions and the liens created hereby and under the related Mortgages, (ii) this Indenture creates a valid and continuing security interest in each such item of the Collateral Pool in which a security interest may be created under Article 9 of the UCC in favor of the Indenture Trustee, which security interest is prior to all other liens, encumbrances and security interests, subject only to exceptions permitted in this Indenture, in the Property Management Agreement and in the related Mortgages, and is enforceable as such against creditors of and purchasers from such

Issuer, (iii) each Mortgage creates a valid lien upon the applicable Mortgage Loans, Mortgaged Property and Lease, as applicable, specified therein, which lien is prior to all other liens, encumbrances and security interests, subject only to exceptions permitted in this Indenture, in the Property Management Agreement and in such Mortgage, and is enforceable as such against creditors of and purchasers from such Issuer, (iv) the assignment of rents contained in each related Mortgage (or in a separate document, if required by the local jurisdiction) constitutes the legal, valid, binding and enforceable assignment of such Issuer’s rights in each applicable Mortgage Loan or Lease, as applicable, subject only to exceptions permitted in this Indenture, in the Property Management Agreement and in such Mortgage or separate document, and (v) such Issuer has received all consents and approvals required by the terms of the applicable Collateral to Grant such Collateral included in the Collateral Pool to the Indenture Trustee as provided herein and in the related Mortgages.

(c) The Issuers have caused the filing of appropriate financing statements with the Secretary of State of the State of Delaware in order to perfect the security interests in the Collateral granted to the Indenture Trustee hereunder, to the extent such security interests may be perfected by such filing.

(d) Other than the lien and security interest Granted to the Indenture Trustee hereunder and under the Mortgages (and as otherwise permitted in the Property Management Agreement or this Indenture), the Issuers have not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral included in the Collateral Pool. The Issuers have not authorized the filing of and are not aware of any financing statements against any such Issuer that include a description of collateral covering the Collateral other than any financing statements filed in favor of the Indenture Trustee, and any financing statements that have been terminated. The Issuers are not aware of any judgment or tax lien filings against any such Issuer.

(e) The Issuers shall ensure that all cash and investment property at any time owned by the Issuers and held as part of the Collateral Pool is deposited and maintained in the Collection Account, Lockbox Account, Payment Account, Cashflow Coverage Reserve Account, Release Account, Hedge Counterparty Accounts or any other account subject to an Account Control Agreement (or that will promptly after establishment thereof be subject to an Account Control Agreement) or in the name of the Indenture Trustee or as expressly permitted hereunder or under the Property Management Agreement. Each such account shall be maintained in all material respects as specified in the applicable Transaction Documents.

(f) The Issuers represent and warrant that the Indenture is not required to be qualified under the 1939 Act and that no Issuer is, and is not controlled by, an “investment company” within the meaning of, and is not required to register as an “investment company” under, the 1940 Act.

Section 9.05 Protection of Collateral Pool.

The Issuers, and, to the extent directed by the Issuers or the Requisite Global Majority, the Indenture Trustee, will from time to time execute and deliver all such amendments and supplements hereto (subject to Sections 8.01 and 8.02) and all such financing statements, continuation statements, instruments of further assurance and other instruments (provided, however, that the Indenture Trustee will not be obligated to prepare or file any such supplements, statements or other instruments), and will take such other action necessary or advisable to:

(a) Grant more effectively all or any portion of the Collateral Pool;

(b) maintain or preserve the lien (and the priority thereof) of the Mortgages and this Indenture or carry out more effectively the purposes hereof;

(c) perfect, publish notice of, or protect the validity of any Grant made or to be made by or in the Mortgages or this Indenture;

(d) enforce any of the Mortgage Loans or Leases included in the Collateral

Pool; or

(e) preserve and defend title to the Collateral included in the Collateral Pool and the rights of the Indenture Trustee in such Collateral against the claims of all Persons and parties.

Each of the Issuers hereby designates the Indenture Trustee, its agent and attorney-in-fact, to execute and deliver any financing statement, continuation statement or other instrument required pursuant to this Section 9.05; provided, that, subject to and consistent with Section 5.01, the Indenture Trustee will not be obligated to prepare or file any such statements or instruments.

Section 9.06 Issuer Covenants and Representations.

Each Issuer hereby represents, solely with respect to itself:

(a) The Issuer is a limited liability company validly existing and in good standing under the laws of, and is duly qualified to do business in, the jurisdiction of its organization, and has full power and authority to own its properties and conduct its business as presently owned or conducted, and to execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

(b) The Issuer is in good standing as a foreign limited liability company and is duly qualified to do business, and has obtained all necessary licenses and approvals (whether directly or indirectly), in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on the Noteholders.

(c) The execution and delivery by the Issuer of the Transaction Documents to which it is a party and the performance by the Issuer of the transactions contemplated by such Transaction Documents to which it is a party and the fulfillment by the Issuer of the terms hereof and thereof applicable to the Issuer, will not conflict with or violate the organizational documents of the Issuer or any requirements of law applicable to the Issuer or conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Issuer is a party or by which it or its properties are bound, except to the extent that such conflict, violation, breach or default would not materially adversely affect the Issuer’s ability to perform its obligations under the Transaction Documents.

(d) There are no proceedings or investigations pending before any governmental authority or, to the best knowledge of the Issuer, threatened, against the Issuer (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Issuer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Issuer is a party, (iii) seeking any determination or ruling that, in the reasonable judgment of the Issuer, would materially and adversely affect the performance by the Issuer of its obligations under this Agreement or any other Transaction Document to which it is a party, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any other Transaction Document to which the Issuer is a party, or (v) seeking to affect adversely the income or franchise tax attributes of the Issuer under the United States Federal or any state or local income or franchise tax systems.

(e) All authorizations, consents, orders or approvals of or registrations or declarations with any governmental authority required to be obtained, effected or given by the Issuer in connection with the execution and delivery by the Issuer of this Agreement and any Transaction Document to which it is a party and the performance of the transactions contemplated by this Agreement and any Transaction Document to which it is a party have been duly obtained, effected or given and are in full force and effect.

(f) As of the Applicable Series Closing Date, the Issuers are solvent within the meaning of the Bankruptcy Code.

Section 9.07 Affirmative Covenants.

Each Issuer agrees, severally with respect to itself:

(a) Separate Existence. The Issuer shall:

(i) Maintain in full effect its existence, rights and franchises as a limited liability company under the laws of the state of its formation and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Transaction Documents to which it is a party and each other instrument or agreement necessary or appropriate to proper administration hereof or thereof and to permit and effectuate the transactions contemplated hereby or thereby;

(ii) Maintain its own separate books and records separate from those of any Affiliate of the Issuer;

(iii) At all times hold itself out to the public as a separate legal and economic entity apart from any Affiliate of the Issuer, and strictly comply with all organizational formalities to maintain its separate existence;

(iv) Correct any known misunderstanding regarding its separate identity and refrain from engaging in any activity that compromises the separate identity of the Issuer;

(v) Maintain adequate capital and a sufficient number of employees, if any employees are so needed, in light of its contemplated business purposes, transactions and liabilities and in order to pay its debts as such debts become due;

(vi) Observe all other Delaware limited liability company formalities;

(vii) Not acquire any obligations or securities of any Affiliate of the Issuer;

(viii) File its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(ix) Not commingle its assets with assets of any Affiliate of the Issuer except as contemplated by the Transaction Documents;

(x) Conduct its business in its own name;

(xi) Maintain separate financial statements, prepared in accordance with applicable generally accepted accounting principles, showing its assets and liabilities separate and apart from those of any Affiliate of the Issuer and not have its assets listed on any financial statement of any Affiliate of the Issuer other than as a consequence of the application of consolidation rules in accordance with general accepted accounting principles;

(xii) Pay its own liabilities and expenses only out of its own funds;

(xiii) Maintain an arm’s length relationship with unaffiliated parties, and not enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(xiv) Pay the salaries of its own employees, if any, only out of its own funds;

(xv) Not hold out its credit or assets as being available to satisfy the obligations of any Affiliate of the Issuer nor pledge its assets for the benefit of any Affiliate of the Issuer nor make any intercompany loans to any Affiliate of the Issuer or accept any intercompany loans from any Affiliate of the Issuer;

(xvi) Clearly identify its offices, if any, as its offices and, to the extent that the Issuer and its Affiliates have offices in the same location, allocate fairly and reasonably any overhead expenses that are shared with such Affiliates, including and for services performed by an employee of such Affiliates;

(xvii) Ensure that it shall at all times have at least one Independent Manager (as defined in the applicable LLC Agreement) and at least one officer;

(xviii) Use separate stationery, invoices and checks bearing its own name;

(xix) Not guarantee any obligation of any Affiliate of the Issuer;

(xx) Not engage, directly or indirectly, in any business other than that required or permitted to be performed under the Issuer LLC Agreement, the Transaction Documents or this Section 9.07(a);

(xxi) Not incur, create or assume any indebtedness or liabilities other than the Notes or as otherwise expressly permitted under the Transaction Documents;

(xxii) The Issuer shall pay out of its own funds, without reimbursement, the costs and expenses relating to any stamp, documentary, excise, property (whether on real, personal or intangible property) or any similar tax levied on the Issuer or the Issuer’s assets that are not expressly stated in this Agreement to be payable by the Issuer (other than federal, state, local and foreign income and franchise taxes, if any, or any interest or penalties with respect thereto, assessed on the Issuer); and

Solely for purposes of this Section 9.07(a), when used with respect to an Issuer, the term “Affiliate” shall be deemed to exclude each other Issuer.

(b) Bankruptcy Limitations. No Issuer shall voluntarily (A) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, (D) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or a substantial part of its property, (E) make a general assignment for the benefit of creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any entity action in furtherance of the actions set forth in clauses (A) through (F) above; provided, however, that no manager may be required by any member of the Issuer to consent to the institution of bankruptcy or insolvency proceedings against the Issuer so long as it is solvent.

(c) The Issuer will comply in all respects with all requirements of law with respect to the Issuer and all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and where such noncompliance would not materially and adversely affect the business, financial condition, operations or properties of the Issuer or the ability of the Issuer to perform its obligations under this Indenture or under any other Transaction Documents to which it is a party.

(d) The Issuer will not declare or pay any distributions on any of its limited liability company interests; provided, however, that so long as no Event of Default has occurred and is continuing with respect to any Series of Notes Outstanding or would result therefrom, the Issuer may declare and pay distributions to the extent permitted under Section 18-607 of the Delaware Limited Liability Company Act; provided, further, that no such distribution may violate the terms of this Indenture.

(e) The Issuer will use commercially reasonable efforts not to enter into any material agreements that could reasonably be expected to subject the Issuer to material liability unless such agreements contain provisions similar in effect to Sections 12.19 and 12.20 hereof.

Section 9.08 Negative Covenants.

For so long as the Notes of any Series are outstanding, no Issuer shall:

(a) cause or permit a voluntary or involuntary sale, transfer, exchange, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest in any Mortgage Loan, Mortgaged Property, Lease or any part thereof or any legal or beneficial interest therein or any other part of the Collateral Pool, except as expressly permitted by this Indenture, the Property Management Agreement or any other Transaction Document;

(b) dissolve or liquidate in whole or in part, except as provided in Section 9.10;

(c) change its state of organization, name, identity or organizational status, or otherwise amend the related LLC Agreement, without notifying the Indenture Trustee of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in such Issuer’s organizational status or any such amendment, without first obtaining the prior written consent of the Indenture Trustee and satisfying the Rating Condition;

(d) withdraw or direct any party to withdraw any funds from the Lockbox Accounts or the Collection Account, other than in accordance with the terms of this Indenture or the Property Management Agreement;

(e) engage in any business or activity other than as permitted under the related LLC Agreement and this Indenture; or

(f) permit itself to be taxed for U.S. federal income tax purposes as (a) other than a “qualified REIT subsidiary” for so long as Spirit Realty (or any parent thereof) qualifies as a “real estate investment trust” for U.S. federal income tax purposes and Spirit Realty or such parent holds all of the equity interests in such Issuer, or otherwise (b) an association, a publicly-traded partnership or a taxable mortgage pool taxable as a corporation.

Section 9.09 Statement as to Compliance.

Each Issuer shall deliver to the Indenture Trustee and the Rating Agencies, within 120 days after the end of each fiscal year commencing with fiscal year 2005, an Officer’s Certificate of such Issuer stating that, in the course of the performance by the officer executing such Officer’s Certificate of such officer’s present duties as an officer of such Issuer, such officer would normally obtain knowledge or have made due inquiry as to the existence of any condition or event which would constitute an Event of Default after the giving of notice or lapse of time or both and that to the best of the officer’s knowledge, (a) such Issuer has fulfilled all of its obligations under this Indenture in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officer and the nature and status thereof, and (b) no event has occurred and is continuing which is, or after the giving of notice or lapse of time or both would become, an Event of Default, or, if such an event has occurred and is continuing, specifying each such event known to such officer and the nature and status thereof.

Section 9.10 Issuers May Consolidate, Etc., Only on Certain Terms.

(a) For so long as the Notes of any Series are outstanding, the Issuers may not consolidate or merge with or into any other Person or convey or transfer all or substantially all of the Collateral Pool to any Person (other than as provided in the Transaction Documents) without the consent of the Requisite Global Majority, unless:

(i) the Person formed by or surviving such consolidation or merger (the “Successor Person”) (if other than any such Issuer) is organized under the laws of the United States of America or any State thereof and has assumed by written instrument all obligations of such Issuer to make payments on all of the applicable Notes and all other obligations of such Issuer under this Indenture;

(ii) immediately prior to, and immediately after giving effect to such merger or consolidation, no Event of Default or Early Amortization will have occurred and be continuing;

(iii) the Indenture Trustee has received written confirmation that the Rating Condition has been satisfied;

(iv) any such Issuer shall have delivered to the Indenture Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that, such consolidation, merger, conveyance or transfer complies with and satisfies all conditions precedent relating to the transactions set forth in this Section 9.10;

(v) the Successor Person shall have delivered to the Indenture Trustee an Officer’s Certificate stating that (1) the Successor Person has good and marketable title to the applicable Collateral included in the Collateral Pool, free and clear of any lien, security interest or charge other than the lien and security interest of the related Mortgages and this Indenture and any other lien permitted hereby, and (2) immediately following the event which causes the Successor Person to become the Successor Person, the Indenture Trustee continues to have a perfected security interest in such Collateral included in the Collateral Pool to the extent a security interest may be created and perfected under Article 9 of the UCC and a valid, first priority lien (subject to Permitted Exceptions) in the related Mortgage Loans, Mortgaged Properties and Leases; and

(vi) the Successor Person shall have delivered to the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel each stating that, with respect to a Successor Person that is a corporation, partnership or trust; such Successor Person shall be duly organized, validly existing and in good standing in the jurisdiction in which such Successor Person is organized; that the Successor Person has sufficient power and authority to assume the obligations set forth in clause (i) above and to execute and deliver an indenture supplement hereto for the purpose of assuming such obligation; that the Successor Person has duly authorized the execution, delivery and performance of any indenture supplement and that such supplemental indenture is a valid, legal and binding obligation of the Successor Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency and other laws affecting the enforcement of creditor’s rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); and that, immediately following the event which causes the Successor Person to become the Successor Person, the Indenture Trustee continues to have a perfected security interest in the applicable Collateral included in the Collateral Pool to the extent a security interest may be created and perfected under Article 9 of the UCC.

(b) Upon any such consolidation or merger, or any conveyance or transfer of all or substantially all of the Collateral Pool, the Successor Person shall succeed to, and be substituted for, and may exercise every right and power of, the applicable Issuer under this Indenture with the same effect as if such Successor Person had been named as an Issuer herein. In the event of any such conveyance or transfer of the Collateral Pool permitted by this Section 9.10, the Person named as an “Issuer” in the first paragraph of this Indenture, or any successor that shall theretofore have become such in the manner prescribed in this Article and that has thereafter effected such a conveyance or transfer, may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all of the then Outstanding Notes and from its obligations under this Indenture.

ARTICLE X

COVENANTS REGARDING MORTGAGED PROPERTIES

Section 10.01 Insurance.

The Issuers will be required to maintain, or cause to be maintained, insurance of the types and amounts required to be maintained by it pursuant to the Property Management Agreement. The Issuers shall comply with all such insurance requirements and shall not bring or keep or permit to be brought or kept any article upon any Mortgaged Property or cause or permit any condition to exist thereon which would be prohibited by an insurance requirement, or would invalidate the insurance coverage required thereunder to be maintained by the related Issuer on or with respect to any part of a Mortgaged Property.

Section 10.02 Mortgage Loans, Leases and Rents.

With respect to each Mortgaged Property, the related Issuer (i) shall observe and perform (or cause to be performed) all the obligations imposed upon the Borrower under the related Mortgage Loan or the lessor under the related Lease and shall not do or permit to be done anything to impair materially the value of any Mortgage Loan, Mortgaged Property or Lease as security, (ii) shall promptly send copies to the Indenture Trustee of all notices of default which such Issuer shall send or receive under the Mortgage Loans and Leases, (iii) shall notify the Indenture Trustee in writing of any material change in the status of any tenancy at such Mortgaged Property, including, without limitation, the vacating, surrender or going dark of any Tenant, even if such action is expressly permitted by the terms of such Tenant’s Lease, (iv) shall enforce all of the material terms, covenants and conditions contained in a related Mortgage Loan upon the part of the Borrower or a related Lease upon the part of the Tenant, as applicable, thereunder to be observed or performed (including, without limitation, collecting financial information from each Borrower or Tenant, as applicable), (v) shall not collect any Monthly Loan Payment or Monthly Lease Payment more than one month in advance (except that security deposits shall not be deemed Monthly Loan Payments or Monthly Lease Payments collected in advance), (vi) shall not execute any assignment of the Borrower’s interest in a related Mortgage Loan or the Monthly Loan Payments or the lessor’s interest in a related Lease or the Monthly Lease Payments except as permitted under the Property Management Agreement, and (vii) unless otherwise permitted under the Property Management Agreement, shall not consent to any assignment of or subletting under a related Lease other than in accordance with its terms, provided, that each Issuer shall be deemed to have satisfied its obligations in clauses (i) and (iv) above to the extent that it causes the Property Manager or Special Servicer, as applicable, to service and administer the Mortgage Loans and Mortgaged Properties and related Leases in accordance with the Property Management Agreement. No Issuer shall agree to any material modification of a related Mortgage Loan or Lease except in accordance with the terms of the Property Management Agreement.

Section 10.03 Compliance With Laws.

With respect to each Mortgaged Property:

(a) The related Issuer shall promptly comply in all material respects with all federal, state and local laws, orders, ordinances, governmental rules and regulations or court orders affecting such Mortgaged Property, or the use thereof (“Applicable Laws”), currently existing or enacted in the future.

(b) The Issuers shall from time to time, upon the Indenture Trustee’s request, provide the Indenture Trustee with evidence reasonably satisfactory to the Indenture Trustee that the Mortgaged Properties comply in all material respects with all currently existing Applicable Laws or is exempt from compliance with currently existing Applicable Laws.

(c) Notwithstanding any provisions set forth herein or in any document regarding the Property Manager’s approval of alterations of a Mortgaged Property, the related Issuer shall not alter such Mortgaged Property in any manner which would materially increase such Issuer’s responsibilities for compliance with Applicable Laws without the prior written approval of the Property Manager. The foregoing shall apply to tenant improvements constructed by the related Issuer or by any of its Tenants. The Property Manager may condition any such approval upon receipt of a certificate of compliance with Applicable Laws from an independent architect, engineer, or other person acceptable to the Property Manager.

(d) The Issuers shall give prompt notice to the Indenture Trustee of the receipt by any such Issuer of any governmental agency notice related to a violation of any Applicable Laws and of the commencement of any governmental agency proceedings or investigations which relate to compliance with Applicable Laws.

(e) After prior written notice to the Indenture Trustee, the related Issuer, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Applicable Laws affecting any Mortgaged Property; provided, that (i) no Event of Default has occurred and is continuing under any Mortgage or this Indenture, (ii) such Issuer is not prohibited from doing so under the provisions of any Mortgage Loan or Lease and any other mortgage, deed of trust or deed to secure debt affecting such Mortgaged Property, (iii) such proceeding shall not be prohibited under, and shall be conducted in accordance with, the provisions (if any) of any other instrument to which such Issuer or such Mortgaged Property is subject and shall not constitute a default thereunder, (iv) none of such Mortgaged Property, any part thereof or interest therein, any of the related Borrowers, such Tenants or occupants thereof, or such Issuer shall be affected in any materially adverse way as a result of such proceeding, (v) non-compliance with the Applicable Laws shall not impose criminal liability on such Issuer or civil or criminal liability on the Indenture Trustee, and (vi) such Issuer shall have furnished to the Indenture Trustee all other items reasonably requested by the Indenture Trustee.

Section 10.04 Estoppel Certificates.

The Issuers shall use their commercially reasonable best efforts to deliver or cause to be delivered to the Indenture Trustee, promptly upon request, duly executed estoppel certificates from any one or more Borrowers or Tenants as required by the Property Manager in accordance with the Property Management Agreement attesting to such facts regarding a related Mortgage Loan or Lease, as applicable, as the Property Manager may require in accordance with the Property Management Agreement, including but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Monthly Loan Payments or Monthly Lease Payments, as applicable, have been paid more than one month in advance, and that the Borrower or Tenant claims no defense or offset against the full and timely performance of its related obligations under such Mortgage Loan or Lease.

Section 10.05 Other Rights, Etc.

It is agreed that the risk of loss or damage to a Mortgaged Property is on the related Issuer, and the Indenture Trustee shall have no liability whatsoever for decline in value of such Mortgaged Property, for failure to maintain insurance policies, or for failure to determine whether insurance in force is adequate as to the amount of risks insured. Possession by the Indenture Trustee shall not be deemed an election of judicial relief, if any such possession is requested or obtained, with respect to any Mortgage Loan or Mortgaged Property or any other Collateral included in the Collateral Pool and not in the Indenture Trustee’s possession.

Section 10.06 Right to Release Any Portion of the Collateral Pool.

The Indenture Trustee shall release any portion of the Collateral Pool without, as to the remainder of such Collateral, in any way impairing or affecting the lien or priority of this Indenture, or improving the position of any subordinate lienholder with respect thereto, except to the extent that the obligations hereunder shall have been reduced by the actual monetary consideration, if any, received by the Indenture Trustee for such release, and may accept by assignment, pledge or otherwise any other property in place thereof, all in accordance with the terms hereof and of the Property Management Agreement. This Indenture shall continue as a lien and security interest in the remaining portion of the Collateral Pool to which it applies. Notwithstanding anything to the contrary herein, Collateral may be released from the lien of this Indenture to the extent permitted by the Property Management Agreement and this Indenture.

Section 10.07 Environmental Covenants.

Each Issuer covenants and agrees that so long as such Issuer owns, manages, is in possession of, or otherwise controls a Mortgaged Property: (a) all uses and operations on or of such Mortgaged Property, whether by such Issuer or any other person or entity, shall be in material compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Environmental Releases of Hazardous Materials in, on, under or from such Mortgaged Property in material violation of Environmental Laws; (c) there shall be no Hazardous Materials present at, in, on, or under such Mortgaged Property or generated, managed, stored, treated, transported or disposed in connection with the use and operation of such Mortgaged Property, except those that are both (i) in material compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) in amounts necessary to operate such Mortgaged Property; (d) such Issuer shall keep the Mortgaged Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of an Issuer or any other person or entity (the “Environmental Liens”); (e) such Issuer shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 10.08, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) such Issuer shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with such Mortgaged Property, pursuant to any reasonable written request of the Property Manager in accordance with the Property Management Agreement and share with the Indenture Trustee the reports and other results thereof, and the Indenture Trustee shall be entitled to rely on such reports and other results thereof; (g) such Issuer shall, at its sole cost and expense, comply with all reasonable written requests of the Property Manager in accordance with the Property Management Agreement to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from such Mortgaged Property associated with an Environmental Release and (ii) comply with any Environmental Law; (h) such Issuer shall not knowingly permit any Borrower, Tenant or other user of the Mortgaged Property to violate any Environmental Law in any material respect; and (i) such Issuer shall immediately notify the Property Manager in writing after it has become aware of (A) any presence or Environmental Release or threatened Environmental Releases of Hazardous Materials in, on, under, from or migrating towards such Mortgaged Property in violation of any Environmental Law, (B) any non-compliance with any Environmental Laws related in any way to such Mortgaged Property, (C) any actual or potential Environmental Lien,

(D) any required or proposed governmental agency investigation, remediation or other response to environmental conditions relating to such Mortgaged Property, and (E) any written or oral notice or other communication of which such Issuer becomes aware from any source whatsoever (including but not limited to a governmental agency) relating in any way to Hazardous Materials at such Mortgaged Property in violation of Environmental Law.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies, consent decrees or settlement agreements and other governmental directives or requirements, as well as common law, that apply to any Mortgaged Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act, as amended. “Hazardous Materials” shall mean: (a) petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; (b) explosives; (c) flammable materials; (d) radioactive materials; (e) polychlorinated biphenyls (“PCBs”) and compounds containing them; (f) lead and lead-based paint; (g) asbestos or asbestos-containing materials in any form that is or could become friable; (h) underground or above-ground storage tanks, whether empty or containing any substance; (i) any substance the presence of which on any Mortgaged Property is regulated by or prohibited by any federal, state or local authority (a “Regulated Substance”); (j) any Regulated Substance that requires special handling; (k) and any other material, substance or waste now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law. “Environmental Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, including the threat of any of the foregoing.

ARTICLE XI

COSTS

Section 11.01 Performance at the Issuers’ Expense.

The Issuers acknowledge and confirm that the Indenture Trustee shall impose certain administrative processing fees in connection with the release or substitution of any Mortgage Loan or Mortgaged Property (the occurrence of any of the above shall be called an “Event”), which fees are payable to the Indenture Trustee under the Property Management Agreement as an Extraordinary Expense in accordance with Section 2.11(b). The Issuers hereby acknowledge and agree to pay all such fees (as the same may be reasonably increased or decreased from time to time), and any additional fees of a similar type or nature which may reasonably be imposed by the Indenture Trustee from time to time, upon the occurrence of any Event or otherwise, in accordance with the priorities set forth herein and in the Property Management Agreement and as Extraordinary Expenses. Wherever it is provided for herein that an Issuer pay any costs and expenses, such costs and expenses shall include, but not be limited to, all reasonable legal fees and disbursements of the Indenture Trustee in accordance with the priorities set forth herein.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Execution Counterparts.

This Indenture may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Indenture in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Indenture.

Section 12.02 Compliance Certificates and Opinions, Etc.

Upon any application or request by an Issuer to the Indenture Trustee to take any action under any provision of this Indenture, such Issuer shall (at the request of the Indenture Trustee) furnish to the Indenture Trustee an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture, no additional certificate or opinion need be furnished.

Section 12.03 Form of Documents Delivered to Indenture Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Authorized Officer of an Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of an Issuer stating that the information with respect to such factual matters is in the possession of such Issuer, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Whenever this Indenture requires that a document or instrument (other than any Note) be delivered in substantially the form attached hereto as an exhibit, modifications and additions to and deletions from any such exhibit reflected in such document or instrument as delivered hereunder shall not impair the validity or acceptability of such document or instrument (nor shall any Person be entitled to reject such document or instrument as a result thereof) to the extent that such modifications, additions or deletions are approved by the Issuers and are made in a manner consistent with applicable law (including changes thereto).

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 12.04 No Oral Change.

This Indenture, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of any Issuer or the Indenture Trustee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought and otherwise in accordance herewith.

Section 12.05 Acts of Noteholders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Noteholders of any Class of any Series or in their entirety may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and except as herein otherwise expressly provided such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, and, where it is hereby expressly required, to the applicable Issuers. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 5.01) conclusive in favor of the Indenture Trustee and the Issuers if made in the manner provided in this Section.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner that the Indenture Trustee deems sufficient.

(c) The Series, Class, Note Principal Balance and serial numbers of Notes held by any Person, and the date of holding the same, shall be proved by the Note Register.

(d) Any request, demand, authorization, amendment, direction, notice, consent, election, declaration, waiver or other act of any Noteholder shall bind every future Noteholder of the same Note and the Noteholder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, suffered or omitted to be done by the Indenture Trustee or the applicable Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

Section 12.06 Computation of Percentage of Noteholders.

Unless otherwise specified herein, whenever this Indenture states that any action may be taken by a specified percentage of the Noteholders or the Noteholders of any Class, such statement shall mean that such action may be taken by the Noteholders of such specified percentage of the Aggregate Series Principal Balance or of such Class of Notes, respectively.

Section 12.07 Notice to the Indenture Trustee, the Issuers and Certain Other Persons.

Any communication provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if delivered by courier or mailed by first class mail, postage prepaid, or if transmitted by facsimile and confirmed in a writing delivered or mailed as aforesaid, to: (i) in the case of the Issuers, to Spirit Master Funding, LLC, Spirit Master Funding II, LLC or Spirit Master Funding III, LLC, as applicable, at 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, facsimile number: 480-606-0820, Attention: Ryan Berry, General Counsel, or to such other address as provided in the applicable Series Supplement, as applicable; (ii) in the case of the Indenture Trustee, to Citibank, N.A., at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Agency and Trust- Spirit Master Funding, facsimile number: 212-816-5527; and (iii) with respect to any applicable Series, in the case of any Hedge Counterparty or Rating Agency, to the address of such Hedge Counterparty or Rating Agency as provided in the applicable Series Supplement, or, as to each such Person, such other address or facsimile number as may hereafter be furnished by such Person to the parties hereto in writing.

Section 12.08 Notices to Noteholders; Notification Requirements and Waiver.

Where this Indenture provides for notice to Noteholders of any event, such notice shall be sufficiently given if in writing and delivered by courier or mailed by first class mail, postage prepaid to each Noteholder affected by such event, at its address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Noteholder shall affect the sufficiency of such notice with respect to other Noteholders, and any notice that is delivered or mailed in the manner herein provided shall conclusively be presumed to have been duly given.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Indenture Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such a waiver.

In case, by reason of the suspension of regular courier and mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

Where this Indenture provides for notice to the Rating Agencies, failure to give any such notice shall not affect any other rights or obligations created hereunder, and shall not under any circumstance constitute a default or Event of Default.

Section 12.09 Successors and Assigns.

All covenants and agreements in this Indenture by the Issuers shall bind their successors and permitted assigns, whether so expressed or not.

Section 12.10 Interest Charges; Waivers.

This Indenture is subject to the express condition that at no time shall any Issuer be obligated or required to pay interest hereunder at a rate which could subject the Indenture Trustee to either civil or criminal liability as a result of being in excess of the maximum interest rate which such Issuer is permitted by applicable law to contract or agree to pay. If by the terms of this Indenture, any Issuer is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, such rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

The Issuers expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Indenture, except for notices expressly provided for in this Indenture, the Mortgages or the Notes.

Section 12.11 Severability Clause.

In case any provision of this Indenture or of the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the extent permitted by law, not in any way be affected or impaired thereby.

Section 12.12 Governing Law.

(a) THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).

(b) Any action or proceeding against any of the parties hereto relating in any way to this Indenture or any Note or the Collateral included in the Collateral Pool may be brought and enforced in the courts of the State of New York sitting in the borough of Manhattan or of the United States District Court for the Southern District of New York and each of the Issuers irrevocably submits to the jurisdiction of each such court in respect of any such action or proceeding. The Issuers hereby waive, to the fullest extent permitted by law, any right to remove any such action or proceeding by reason of improper venue or inconvenient forum. As long as any of the Notes remain Outstanding, service of process upon any Issuer shall, to the fullest extent permitted by law, be deemed in every respect effective service in any such legal action or proceeding.

Section 12.13 Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 12.14 Benefits of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Noteholders, the Series Enhancers, the Property Manager, the Special Servicer, the Back-Up Manager and any other party secured hereunder or named as a beneficiary of any provision hereof, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 12.15 Trust Obligation.

No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuers on the Notes or under this Indenture or any certificate or other writing delivered in connection herewith or therewith, against (i) any Issuer, the Indenture Trustee, the Collateral Agent, the Property Manager, the Back-Up Manager or the Special Servicer in its individual capacity, (ii) any owner of a beneficial interest in an Issuer or (iii) any partner, owner, beneficiary, agent, officer, director, employee, agent or Control Person of an Issuer, the Indenture Trustee, the Collateral Agent, the Property Manager, the Back-Up Manager or the Special Servicer in its individual capacity, any holder of a beneficial interest in an Issuer or of any successor or assignee of an Issuer, the Indenture Trustee, the Collateral Agent, the Property Manager, the Back-Up Manager or the Special Servicer in its individual capacity, except as any such Person may have expressly agreed (it being understood that none of the Indenture Trustee, the Collateral Agent, the Property Manager, the Back-Up Manager or the Special Servicer has any such obligations in its individual capacity).

Section 12.16 Inspection.

Each Issuer agrees that, on reasonable prior notice, it will permit any representative of the Indenture Trustee, during such Issuer’s normal business hours, to examine all the books of account, records, reports, and other papers of such Issuer, to make copies and extracts therefrom and to discuss such Issuer’s affairs, finances and accounts relating to such Issuer and such Issuer’s employees and independent public accounting firm, all at such reasonable times and as often as may be reasonably requested. The Indenture Trustee shall and shall cause its representatives to hold in confidence all such information except to the extent disclosure may be required by law (and all reasonable applications for confidential treatment are unavailing) or the Indenture Trustee may reasonably determine that such disclosure is consistent with its obligations hereunder.

Section 12.17 Method of Payment.

Except as otherwise provided in Section 2.11(b), all amounts payable or to be remitted pursuant to this Indenture shall be paid or remitted or caused to be paid or remitted in immediately available funds by wire transfer to an account specified in writing by the recipient thereof.

Section 12.18 Limitation on Liability of the Issuers.

None of the Issuers or any of the directors, officers, partners, managers, members, employees, agents or Control Persons of any Issuer, shall be under any liability to the Noteholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment. The Issuers, and any person who is a manager, officer, employee, agent or Control Person of the Issuers will be entitled to indemnification, payable in accordance with (and subject to) Section 2.11, against any losses, liabilities or expenses incurred in connection with any legal action that relates to the Indenture, the Notes or any agreement related thereto. The Issuers, and any director, officer, employee or agent of any Issuer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. No Issuer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under this Indenture and which in its opinion does not involve it in any expenses or liability; provided, however, that any such Issuer may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Indenture and the rights and duties of the parties hereto and the interests of the Noteholders hereunder.

Section 12.19 Non-Petition.

Each of the Noteholders, by its acceptance of a Note, and the Indenture Trustee hereby covenants and agrees that, prior to the date which is two years and thirty-one days after the payment in full of the latest maturing Note, it will not institute against, or join with, encourage or cooperate with any other Person in instituting, against an Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law; provided, however, that nothing in this Section 12.19 shall constitute a waiver of any right to indemnification, reimbursement or other payment from any Issuer pursuant to this Indenture. In the event that any such Noteholder or the Indenture Trustee takes action in violation of this Section 12.19, the applicable Issuer, shall file or cause to be filed an answer with the bankruptcy court or otherwise properly contesting the filing of such a petition by any such Noteholder or the Indenture Trustee against such Issuer or the commencement of such action and raising the defense that such Noteholder or the Indenture Trustee has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 12.19 shall survive the termination of this Indenture, and the resignation or removal of the Indenture Trustee. Nothing contained herein shall preclude participation by any Noteholder or the Indenture Trustee in the assertion or defense of its claims in any such proceeding involving an Issuer.

Section 12.20 Non-Recourse.

The obligations of each Issuer under this Indenture are solely the obligations of such Issuer. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Indenture against any member, employee, officer or director of such Issuer. Fees, expenses, costs or other obligations payable by an Issuer hereunder shall be payable by such Issuer only to the extent that funds are then available or thereafter become available for such purpose pursuant to Section 2.11. In the event that sufficient funds are not available for their payment pursuant to Section 2.11, the excess unpaid amount of such fees, expenses, costs or other obligations shall in no event constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or corporate obligation of, such Issuer. Nothing in this Section 12.20 shall be construed to limit the Trustee from exercising its rights hereunder with respect to the Collateral Pool.

Section 12.21 Prior Performance Undertaking.

The Issuers hereby direct the Indenture Trustee to terminate any Performance Undertaking entered into, delivered, executed or issued prior to the Applicable Series Closing Date.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

SPIRIT MASTER FUNDING, LLC

By:	Spirit SPE Manager, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Peter M. Mavoides
Name: Peter M. Mavoides
Its: President and Chief Operating Officer

SPIRIT MASTER FUNDING II, LLC

By:	Spirit SPE Manager, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Peter M. Mavoides
Name: Peter M. Mavoides
Its: President and Chief Operating Officer

SPIRIT MASTER FUNDING III, LLC

By:	Spirit SPE Manager, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Peter M. Mavoides
Name: Peter M. Mavoides
Its: President and Chief Operating Officer

CITIBANK, N.A., not in its individual capacity but solely as Indenture Trustee

By:	/s/ John Hannon
Name:	John Hannon
Title:	Vice President